SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             _______________________

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             _______________________

                                BRIGHTCUBE, INC.
                 (Name of Small Business Issuer in Its Charter)

       NEVADA                         7372                      87-0431036
   ---------------                ------------              --------------------
(State or Jurisdiction     (Primary Standard Industrial      (I.R.S. Employer
of Incorporation           Classification Code Number)       Identification No.)
or Organization)

                                240 Center Street
                          El Segundo, California 90245
                                 (310) 535-4555

          (Address and Telephone Number of Principal Executive Offices)

                                240 Center Street
                          El Segundo, California 90245
(Address of Principal Place of Business or Intended Principal Place of Business)

                                   Eric Howard
                             Chief Financial Officer
                                BRIGHTCUBE, INC.
                                240 Center Street
                          El Segundo, California 90245
                                 (310) 535-4555
            (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:

                             Gregory J. Rubis, Esq.
                         Manatt, Phelps, & Phillips, LLP
                         1001 Page Mill Road, Building 2
                          Palo Alto, California, 94304
                                 (650) 812-1300

Approximate Date of Proposed Sale to Public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

 If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                CALCULATION OF REGISTRATION FEE

-------------------  ------------  -------------------  -------------------  -----------------
Title of each class  Amount to be   Proposed maximum     Proposed maximum       Amount of
of securities to be   registered   offering price per   aggregate offering   registration fee
registered                                unit                 price
-------------------  ------------  -------------------  -------------------  -----------------
-------------------  ------------  -------------------  -------------------  -----------------
Common stock,
   $.001 par value      6,750,000  $              0.11  $      1,350,000(1)  $          337.50
-------------------  ------------  -------------------  -------------------  -----------------
-------------------  ------------  -------------------  -------------------  -----------------
Common stock,
   $.001 par value        200,000  $              0.27  $         54,000(2)  $           13.50
-------------------  ------------  -------------------  -------------------  -----------------
-------------------  ------------  -------------------  -------------------  -----------------
Common stock,
   $.001 par value        100,000  $              0.50  $         50,000(2)  $           12.50
-------------------  ------------  -------------------  -------------------  -----------------
-------------------  ------------  -------------------  -------------------  -----------------
Common stock,
   $.001 par value        100,000  $              0.75  $         75,000(2)  $           18.75
-------------------  ------------  -------------------  -------------------  -----------------
-------------------  ------------  -------------------  -------------------  -----------------
Common stock,
  $.001 par value         173,333  $              0.30  $         51,999(2)  $           13.00
-------------------  ------------  -------------------  -------------------  -----------------
-------------------  ------------  -------------------  -------------------  -----------------
Common stock,
  $.001 par value         700,000  $              0.24  $        168,000(2)  $           42.00
-------------------  ------------  -------------------  -------------------  -----------------
-------------------  ------------  -------------------  -------------------  -----------------

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
     (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.


                              Subject to Completion,

                                 November 27, 2001

                                [GRAPHIC OMITTED]

                         8,023,333  Shares Common Stock

We have prepared this prospectus to allow certain of our security holders, or their respective pledges, donees, transferees or other successors in interest, to sell up to 8,023,333 shares of our common stock that they own or may acquire upon exercise of options or warrants to purchase our common stock. We refer to these security holders, pledges, donees and transferees as "selling stockholders". We will receive no proceeds from the sale of shares by selling stockholders.


Our common stock is traded on the O-T-C Bulletin Board under the symbol "BRCU". The last sale price reported by the O-T-C Bulletin Board for November 26, 2001 was $0.11 per share. Effective December 8, 2000, we changed our name to "Brightcube, Inc." from "Photoloft, Inc."


                              ____________________

SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF MATERIAL ISSUES TO CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

                              _____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is November 27, 2001.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus  Summary                                                            6
The  Offering                                                                  7
Summary  Financial  Data                                                       8
Risk  Factors                                                                  9
Price  Range  of  Common  Stock  and  Dividend Policy                         14
Capitalization                                                                15
Selected  Financial  Data                                                     16
Management's Discussion and Analysis of Financial Condition and Results of
Operations                                                                    17
Business                                                                      21
Management                                                                    30
Related  Party  Transactions                                                  40
Selling  Stockholders                                                         44
Principal  Stockholders                                                       45
Description  of  Capital  Stock                                               46
Shares  Eligible  for  Future  Sale                                           53
Plan  of  Distribution                                                        54
Use of Proceeds                                                               55
Legal  Matters                                                                55
Experts                                                                       55
Where  You  Can  Find  Additional  Information                                55
Index  to  Financial  Statements                                             F-1

You should rely only on the information contained in this prospectus. This prospectus may be used only for the purpose for which it has been prepared. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. If anyone provides you with different or inconsistent information, you should not rely on it. In this prospectus, "Brightcube, Inc.", "we", "us" and "our" refer to Brightcube, Inc.

"Brightcube" and "BrightCube Solution" are trademarks and service marks of Brightcube, Inc. All other trademarks, service marks or trade names referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

This summary highlights selected information from elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the "Risk Factors" and financial statements.

                                BRIGHTCUBE, INC.

Brightcube, Inc. is a developer of technology, products, services and inkjet papers for the art and photography markets. The Company has two primary business units: Networks, which consists of our dealer networks and Consumables, which consist of our sale of digital papers. Due to the Company's decision to discontinue its Application Service Providers (ASP) Services in May 2001 and subsequent sale of this division in November 2001, these operations are no longer considered a business unit. We implemented certain parts of our current business strategy, in particular the Networks and Consumables business units, through the acquisition of Extreme Velocity Group, Inc. by PhotoLoft, Inc. on December 20, 2000. Upon completion of the acquisition, PhotoLoft changed its name to Brightcube.

We  have  two  primary  business  units:

Dealer Network - Our BrightCube dealer network is comprised of dealers that
---------------
offer goods and services through independent art frame shops around the country and subscribe to our services. One of the services is e-commerce orders generated from our website, www.frameyourart.com. Consumers can visit this
                            --------------------
website, order art and have the art framed at one of our local dealers. We do not make any money from these orders, but rather use the distribution to drive value to our dealers in return for their annual subscriptions. The dealers purchase the rights to orders from specific zip codes, we provide marketing and advertising support to subscribing dealers. The marketing and support that we provide to the dealers includes promotions that are designed to increase traffic into their stores and training on various aspects of running their business. In 2001, we are in the process of transitioning these dealers from a zip code driven service to a subscription service under which we provide marketing support and technology solutions. As part of these solutions we now offer the dealers private labeled, e-commerce enabled websites, a royalty free library of art images that the dealers can print and additional marketing promotions. We also intend to transition most of these dealers over to the BrightCube Solution, you can read more about this in the next paragraph. As a result of this transition, the number of memberships in frameyourart.com has been in decline throughout 2001.

We have developed and are deploying a print-on-demand solution to deliver art images to be printed on demand in remote locations. We call this product the BrightCube Solution. The solution consists of an image bank powered by our digital imaging software and hosting solutions that provides a library of digital art images coupled with a hardware device (called the BrightCube Box ) that allows for easy and secure printing on a wide format inkjet printer. We signed an agreement with Devon Publishing Group ("Devon"), one of the largest art publishers in the United States, allowing us to electronically distribute selected images through the BrightCube Solution. The BrightCube Solution users can access this image bank over the Internet and order an image to be printed. An image that is selected from our online image bank is encrypted, sent from our servers over the Internet to the dealer's location and printed directly on a wide format inkjet printer without being stored on the dealer's computer. They are able to determine the print size, and substrates, which include fine art papers, gloss, matte finishes, and canvas papers. All images are first encrypted for transmission security before they are stored on our servers. The BrightCube Solution Box includes a Raster Image Processor (RIP) that configures the printer for high-resolution image printing Results without any expertise by the operator. Thereafter, the dealer's printer is able to output professional quality prints at a fraction of the cost of other printing methods, primarily through the reduction of inventory costs.

We believe the BrightCube Solution is a compelling value proposition for the art retailer, reducing production, inventory and handling costs, while increasing the number of images carried. Not only is the BrightCube Solution a stand-alone revenue stream for BrightCube, but also provides the means to create a distribution channel for images and digital papers. BrightCube receives an image license charge on every image printed and sells the dealer the paper used to produce the prints. The Devon Publishing Group has also agreed to use its existing sales force to sell the BrightCube Solution to their current customers. In return, we will allow Devon to be our exclusive licensing agent for our image bank. They will contribute their own images and license other images from additional publishers. We believe that our relationship with Devon will rapidly accelerate our penetration rate of the market as they are a well established and large player in the market.


Consumables  -  Most  of our digital papers are designed and marketed internally
-----------
but produced on a contract basis by outside paper mills. The papers are designed specifically for professional imaging applications on inkjet printers. We design the coatings that are applied to the papers produced by the mills and specify the types and weights of the papers to be used. We have three basic types of papers: photographic papers, proofing, and art papers. The coatings applied to the papers are critical in achieving proper gamut, which is the range of colors that a paper will display, and archivability, which is the amount of time the papers will hold an image without a noticeable loss of color. These papers will be distributed through four channels: to our network of BrightCube Solution dealers, to wholesalers and distributors, to large manufacturers of printer hardware as a private labeled brand, and through a retail website that we maintain, www.photoinkjet.com. We also distribute papers developed by others
          -------------------
and  sell  inkjet  printers  and  related  supplies.

We are incorporated in Nevada. Our principal executive offices are located at 240 Center Street, El Segundo, California, 90245. Our phone number is (310) 535-4555. Effective December 8, 2000, we changed our name to "Brightcube, Inc." from "Photoloft, Inc.". Our Internet address is www.brightcube.com. The
                                                ------------------
information  on  our  Web  site  is  not  part  of  this  prospectus.

                                      ----------------
                                        THE OFFERING

Common Stock offered by selling stockholders                               8,023,333 (1)(2)
--------------------------------------------  ----------------------------------------------
--------------------------------------------  ----------------------------------------------
Common Stock to be outstanding after this
Offering                                                                75,035,881 shares(1)
--------------------------------------------  ----------------------------------------------
--------------------------------------------  ----------------------------------------------
O-T-C Bulletin Board symbol:                                                         "BRCU"
--------------------------------------------  ----------------------------------------------
--------------------------------------------  ----------------------------------------------
Plan of Distribution                               The selling stockholders may offer shares
                                               of our common stock through public or private
                                                            transactions on or off the O-T-C
                                                     Bulletin Board in the United States, at
                                                    prevailing market prices or at privately
                                                  negotiated prices.  For details of how the
                                                 selling stockholders may offer their shares
                                                 of our common stock, please see the section
                                                         of this prospectus called " Plan of
                                                                              Distribution".
--------------------------------------------  ----------------------------------------------
--------------------------------------------  ----------------------------------------------
Risks                                              The purchase of our common stock involves
                                                substantial risks including, but not limited
                                                to, lack of profits, changes in our business
                                                  and a limited market for our common stock.
                                                    For a discussion of the risks you should
                                                     consider before investing in our common
                                                                  stock, see "Risk Factors".
--------------------------------------------  ----------------------------------------------

     (1) Does not include an aggregate of 30,113,990 shares reserved for issuance upon exercise of other stock options and warrants outstanding as of August 22, 2001, and 3,208,600 shares held in a twelve-month escrow account pursuant to the acquisition of Extreme Velocity Group
          (EVG) on December 20, 2000.

     (2) Includes 6,750,000 shares of common stock sold to accredited investors under a private placement in August 2001, 700,000 shares of common stock previously purchased by a third party from an affiliate of ours, 173,333 shares of common stock issued to a consultant in exchange for services beginning in July 2001 and lasting for six months thereafter, and 400,000 shares of common stock reserved for issuance upon exercise of common stock warrants.

                             SUMMARY FINANCIAL DATA

The following financial information has been derived from our financial statements included elsewhere in the prospectus. This data should be read in conjunction with those financial statements and the related notes. See "Financial Statements". You should read the summary selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation," and our consolidated financial statements and related notes in this prospectus. The summary selected consolidated financial data for the nine months ended September 30, 2001 is unaudited and not necessarily indicative of our operating results or financial condition to be expected for any future period.

                                  NINE MONTHS ENDED SEPTEMBER 30,    YEARS ENDED DECEMBER 31,
STATEMENT OF OPERATIONS
DATA:                                   2001          2000          2000           1999
===========================================================================================
                                    (Unaudited)   (Unaudited)

Revenues                            $  1,056,100   $       --   $         --   $        --
Cost of Revenues                        675,500            --             --            --
Gross Profit                            380,600            --             --            --
Loss from continuing operations      (5,211,900)           --             --            --
Loss from discontinued operations    (1,218,000)   (8,005,600)   (11,074,300)   (4,752,100)
NET LOSS                             (6,429,900)   (8,005,600)   (11,074,300)   (4,752,100)
Net Loss Allocable to Common
Shareholders                        $(6,429,900)  $(8,362,600)   (11,431,300)  $(5,766,100)
Loss per Common Share:
Basic and diluted for continuing
operations                          $     (0.08)  $         -   $          -   $         -
Basic and diluted for discontinued
operations                                (0.02)        (0.32)         (0.35)        (0.49)
                                    -----------------------------------------  ------------
Basic and diluted Net (Loss) per
common share                        $     (0.10)  $     (0.32) $      (0.35)  $     (0.49)
                                    -----------------------------------------  ------------
Basic and diluted weighted-average
common shares outstanding            63,318,700    25,808,000     32,788,300    11,658,200
===========================================================================================

                                     September 30,  December 31,
                                     ------------  -------------
                                         2001          2000
                                     (unaudited)
                                     ------------  -------------
BALANCE SHEET DATA:
Cash and Cash Equivalents            $   213,200   $  3,787,300
Working capital (deficiency)            (685,500)     2,295,500
Total assets                          10,532,000     14,721,700
Short-term portion of Note Payable       345,000        345,000
Long-term portion of Note Payable         86,300        345,000
Total shareholders' equity             8,450,500     12,322,400

                                  RISK FACTORS

An investment in the shares of our common stock offered by this prospectus involves a high degree of risk. You should consider carefully the following risk factors as well as the other information set forth in this prospectus before you decide to buy our common stock.

                RISKS RELATED TO BRIGHTCUBE, INC.'S OPERATIONS

WE  WILL  NEED  ADDITIONAL  CAPITAL

We currently anticipate that our available funds will be sufficient to meet our anticipated needs for working capital, capital expenditures and business operations through the end of the year. At that time we will need to raise additional capital. The sufficiency of these funds through December 31, 2001, however, is dependent on our ability to increase revenues. If we fail to do so, we will need to raise additional capital sooner. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock. There can be no assurance that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms when required we may not be able to continue operations, fund expansion, continue to offer products and services, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures. In addition, we may be forced to severely curtail our operations. Any of these actions would have a material adverse effect on our business, results of operations and financial condition.

WE ARE MUCH LIKE A START UP COMPANY AND HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

We refocused our business model in December 2000 and therefore are much like a start-up company. We decided in May 2001 to discontinue our ASP Services division and subsequently sold this division in November 2001.
We have only a limited operating history upon which you can evaluate our business and prospects, and have yet to develop sufficient experience regarding actual revenues to be received from our products and services. You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets, such as e-commerce and digital
imaging.   If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

WE EXPECT LOSSES FOR THE FORESEEABLE FUTURE, AND MAY NOT CONTINUE IN BUSINESS

Since 1997, we have incurred losses from operations, resulting primarily from costs related to developing our web site, attracting users to our web site, establishing our brand and building our infrastructure. We significantly increased expenditures during 2000 and then scaled those expenditures down by the end of the year in order to reduce this expenditure rate. To do so we refocused the business and have streamlined operations. We believe that our current employees and technical and operating infrastructure are sufficient to meet our immediate needs. However, to significantly grow revenues we may need to add additional employees and invest in capital expenditures. If our revenue growth is slower than we anticipate or our operating expenses exceed our expectations, our losses will be significantly greater. We may never achieve profitability. Primarily as a result of these recurring losses, our independent certified public accountants modified their report on our December 31, 2000 financial statements to include an uncertainty paragraph wherein they expressed substantial doubt about our ability to continue as a going concern.

OUR FUTURE REVENUES ARE UNPREDICTABLE

We have no significant revenue history with respect to our recently launched products and services. We cannot forecast with any degree of certainty the amount of revenue to be generated by any of our product or service lines.

In addition, we cannot predict the consistency of our quarterly operating results. Factors which may cause our operating results to fluctuate significantly from quarter to quarter include:

-    our ability to attract new and repeat customers;
- our customers' ability to attract new and repeat customers and sell our products;
-    our ability to keep current with the evolving tastes of our target market;
-    our ability to manage the number of items listed for our services;
-    our ability to protect our proprietary technology;
- the ability of our competitors to offer new or enhanced features, products or services;
-    the level of use of the Internet and online services;
-    the growth of the digital imaging market as projected;
-    consumer confidence in the security of transactions over the Internet;
- unanticipated delays or cost increases with respect to product and service introductions;
-    the costs, timing and impact of our marketing and promotion initiatives;
     and
- unanticipated delays in the development and distribution of our digital papers.

Because of these and other factors, we believe that quarter-to-quarter comparisons of our results of operations are not good indicators of our future performance. If our operating results fall below the expectations of securities analysts and investors in some future periods, then our stock price may decline.

YOUR HOLDINGS MAY BE DILUTED IN THE FUTURE; CONTROLLING SHAREHOLDER.

The sale of a substantial number of shares of our common stock in the public market, or the prospect of such sales, could materially and adversely affect the market price of our common stock. We are authorized to issue up to 200,000,000 shares of common stock. To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as our Board of Directors may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of our common stock held by existing stockholders.

We are also authorized to issue up to 500,000 shares of preferred stock, the rights and preferences of which may be designated in series by our Board of Directors. To the extent of such authorization, such designations may be made without stockholder approval. We issued 900 shares of our Series B Preferred Stock in a private placement financing in June 2000. Such shares were convertible automatically into common stock, on or before July 7, 2000, in an amount equal to 50% of our then-outstanding common stock following the conversion (on a fully-diluted basis). As a result, the holder of the 900 shares of Series B Preferred Stock became a controlling shareholder (at year-end 2000 however this shareholder was no longer a controlling shareholder as a result of the shares issued in the EVG transaction). At July 8, 2000 we had 33,825,266 shares of common stock outstanding on a fully-diluted basis and therefore if all of the Series B Preferred Stock had been converted on that date, the holder of the Series B Preferred Stock would have owned and controlled 50% of our fully-diluted stock. However, on July 8, 2000, we did not have enough shares of authorized common stock to convert all of the Series B Preferred Stock. On July 8, 2000, we issued 27,914,023 shares of common stock in conversion of the Series B Preferred Stock. Pursuant to the terms of the May 22, 2000 letter agreement between the holder of the Series B Preferred Stock and us, we incurred penalties of $13,122,959 as a result of the inability to convert the remainder of the Series B Preferred Stock. These penalties have been waived by the holder in exchange for the issuance of warrants to purchase an aggregate of 11,900,000 shares of our common stock at an exercise price of $1.65 per share. The warrants may be exercised or exchanged on a two-for-one basis for shares of our common stock. The conversion has diluted, and the exercise of these warrants will dilute, the interests of our other shareholders. We also have an aggregate of 30,113,990 shares reserved for issuance upon exercise of other stock options and warrants outstanding as of September 30, 2001.

In December 2000, we acquired Extreme Velocity Group ("EVG"), a provider of Internet and imaging solutions to the business to business art market. In connection with the merger, we issued approximately 18.2 million shares of our common stock, including approximately 3.2 million shares held in escrow for 12 months for indemnification obligations of the former EVG shareholders, in exchange for all outstanding shares of EVG.

Sales in the public market of substantial amounts of our common stock, including sales of common stock issuable upon exercise of options and warrants, could depress prevailing market prices for our common stock. Even the perception that such sales could occur might impact market prices for the common stock. The existence of outstanding options and warrants may prove to hinder our future equity financings. In addition, the holders of such options and warrants might exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us. Such factors could materially and adversely affect our ability to meet our capital needs.

WE MAY FAIL TO ESTABLISH AN INTERNAL SALES ORGANIZATION.

To date, we have relied to a significant extent on outside parties to develop new customer opportunities. We believe that the growth of our revenues will depend on our ability to establish an aggressive and effective internal sales organization. We will need to increase this sales force in the coming year in order to execute our business plan. Our ability to increase our sales force involves a number of risks and uncertainties, including competition and the length of time for new sales employees to become productive. If we do not develop an effective internal sales force, our business will be materially and adversely affected.

THERE ARE A LIMITED NUMBER OF PAPER MILLS CAPABLE OF PRODUCING OUR PAPERS.

Our line of digital papers is manufactured by independent mills to our specifications. There are a limited number of mills capable of producing such papers. We believe that our current relationships with the mills are strong and that should we lose a mill we will be able to replace its productions with that from another mill. However, due to the limited number of these mills such replacements cannot be guaranteed. Therefore, the loss of a mill could damage our ability to have our papers produced. We require most of our mills to enter into exclusive production agreements on our paper lines. If we were required to switch mills it may be difficult to renegotiate such agreements. Without those agreements the confidentiality of our proprietary formulations for the coatings applied to those papers could be jeopardized. This could cause serious damage to our business.

OUR PAPERS ARE SUBJECT TO A SHORT LIFE SPAN AND THEIR DESIGN AND PRODUCTION IS DEPENDENT ON KEY PERSONNEL.

The market for digital papers has evolved quickly and the pace of change is expected to increase in the future. We are therefore required to continually update our designs and create new designs. If we fail to do so our ability to sell our papers may decline rapidly. The design and production is dependant on key personnel who research and develop the coatings applied to these papers. These personnel also have critical relationships with our suppliers. The loss of any of these individuals could materially and adversely affect our ability to design and sell our paper line.

OUR NETWORK OF FRAME SHOP DEALERS HAS BEEN DECLINING SINCE YEAR-END FISCAL YEAR 2000

As part of the acquisition of EVG we acquired its network of independent frame shops. These frame shops subscribe to our services and pay us a monthly fee. Since year-end this network has been in decline due to cancellations among the dealers then in existence. We believe the cancellations have resulted largely from our change of focus away from offering the dealers exclusive zip code based distribution rights to artwork sold through our e-commerce site, www.frameyourart.com. We have instead, begun to offer the dealers private
--------------------
labeled, e-commerce enabled websites, marketing promotions and an image bank of royalty free art work that the dealers can print as needed. Ultimately a portion of the goodwill related to the EVG acquisition could become impaired.

THE INTRODUCTION OF NEW AND BETTER PAPERS BY OUR COMPETITORS COULD DAMAGE OUR ABILITY TO SELL THESE PAPERS

Should our competitors introduce new and superior papers to our line we may not be able to sell as much paper as anticipated. The competition over paper is based largely on the gamut (range of colors produced on a particular paper) and the length of time a paper can maintain an image without significant fading in the colors. These attributes are achieved mostly through the coating applied to the papers. Should our competitors produce better coatings our paper could become obsolete.

WE  ARE  GROWING  RAPIDLY, AND EFFECTIVELY MANAGING OUR GROWTH MAY BE DIFFICULT.

We are currently experiencing a period of significant expansion with a number of products. In order to execute our business plan, we must continue to grow significantly. This growth will strain our personnel, management systems and resources. To manage our growth, we must implement operational and financial systems and controls, attract and retain senior management and recruit, train and manage new employees. We cannot be certain that we will be able to integrate new executives and other employees into our organization effectively. If we do not manage growth effectively, our business, results of operations and financial condition will be materially and adversely affected.

WE DEPEND ON OUR KEY PERSONNEL TO OPERATE OUR BUSINESS, AND WE MAY NOT BE ABLE TO HIRE ENOUGH ADDITIONAL MANAGEMENT AND OTHER PERSONNEL AS OUR BUSINESS GROWS.

Our performance is substantially dependent on the continued services and on the performance of our executive officers and other key employees. The loss of the services of any of these executive officers or key employees could materially and adversely affect our business. We currently do not have any "key person" insurance on any of our executive officers or key employees. Additionally, we believe we will need to attract, retain and motivate talented management and other highly skilled employees to be successful. Competition for employees that possess knowledge of both the Internet industry and our target market is intense. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

The markets in which we are engaged are new, rapidly evolving and intensely competitive, and we expect competition to intensify further in the future. We currently or potentially compete with a number of other companies, including some large manufacturers and distributors of paper, photography equipment and a number of other small services, including those that serve specialty markets. A potential competitor could develop paper technology that is competitive or superior to ours.

WE MAY FAIL TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS

We have established in the past, and intend to establish in the future strategic alliances with inkjet printer manufacturers, paper distributors, and art publishers to increase the number of customers using our products and services. In the future, we may not be able to enter into these relationships on commercially reasonable terms or at all. Even if we enter into strategic alliances, our partners may not attract significant numbers of customers. Our inability to enter into new distribution relationships or strategic alliances and expand our existing ones could have a material and adverse effect on our business. We also plan on entering into strategic partnerships to market and distribute our papers and the BrightCube Solution. Failure to do so could limit and damage our ability to penetrate our target markets.

ACQUISITIONS  MAY  DISRUPT  OR  OTHERWISE HAVE A NEGATIVE IMPACT ON OUR BUSINESS

In December 2000, we merged with Extreme Velocity Group (EVG), a provider of Internet and imaging solutions to the business-to-business art market. In connection with the merger, we issued approximately 18.2 million shares of our common stock in exchange for all outstanding shares of EVG. Of the 18.2 million shares issued to the former EVG shareholders, 3.2 million shares are being held in a twelve month escrow to cover any indemnification obligations of the former EVG shareholders. In addition, we paid $800,000 in cash to a company owned by Al Marco, the principal shareholder of EVG and our current Chief Executive Officer, as payment for services, goods, certain accounts payable, and funding provided to EVG. We also assumed a $690,000 line of credit. The merger closed within 60 days and was accounted for under the purchase method of accounting. The boards of directors of both companies approved the merger. In anticipation of the closing of the merger, we reduced our Campbell, California staff from 44 persons to 20 persons. Since this time we have further reduced our staff to 8 employees in Campbell, California. These reductions, which impacted all departments to BrightCube, Inc., were intended to eliminate duplication in operations and personnel after the merger was consummated and to reduce our expenditures. Amounts paid for severance did not have a material affect on the financial statements.

We may acquire or make investments in such complementary businesses, products, services or technologies on an opportunistic basis when we believe they will assist us in carrying out our business strategy. Growth through acquisitions has been a successful strategy used by other companies. If we acquire any other company, then we could have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. An acquisition could distract our management and employees and increase our expenses. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our existing shareholders.

DUE TO SIGNIFICANT TURNOVER IN EMPLOYEES AND MANAGEMENT, OUR OPERATIONS COULD BE ADVERSELY AFFECTED.

In December 2000 and January 2001 we laid off a number of employees to reduce our expenditures and as a result of moving our corporate headquarters to El Segundo. In December 2000 we also appointed a new Chief Executive Officer. In January 2001 our President and Chief Operating Officer, Chief Financial Officer, and Vice President of Marketing resigned. To date, we have not replaced our Vice President of Marketing or President and Chief Operating Officer. Such turnover in our employees and management may hinder our ability to operate effectively.

WE ARE DEPENDENT ON THE ACCEPTANCE OF DIGITAL IMAGING AND THE CONTINUED DEVELOPMENT OF THE INTERNET INFRASTRUCTURE.

Our industry is new and rapidly evolving. Our business would be adversely affected if web usage and e-commerce does not continue to grow. Web usage may be inhibited for a number of reasons, including:

     -    inadequate  Internet  infrastructure;
     -    security  concerns;
     -    inconsistent  quality  of  service;  or
     -    unavailability  of  cost-effective,  high-speed  service.

If web usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, or its performance and reliability may decline. In addition, web sites have experienced a variety of interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, web usage could grow slowly or decline.

OUR LONG-TERM SUCCESS DEPENDS ON THE DEVELOPMENT OF THE E-COMMERCE MARKET, WHICH IS UNCERTAIN

Our future revenues and profits partially depend upon the widespread acceptance and use of the web as an effective medium for the delivery of images. Rapid growth in the use of the web and commercial online services is a recent phenomenon. Demand for recently introduced services and products over the web and online services is subject to a high level of uncertainty. The development of the web and online services as a viable commercial marketplace is subject to a number of factors, including the following:

    - e-commerce is at an early stage and buyers may be unwilling to shift their purchasing from traditional vendors to online vendors;
    - insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times;
    - adverse publicity and consumer concerns about the security of commerce transactions on the Internet could discourage its acceptance and growth and;
    - concerns regarding the acceptability of images produced by inkjet printers.

WE FACE RISKS ASSOCIATED WITH GOVERNMENT REGULATION OF AND LEGAL UNCERTAINTIES SURROUNDING THE INTERNET.

Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could increase our cost of doing business or otherwise have a material and adverse effect on our business, results of operations and financial condition. Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. The law governing the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws governing intellectual property, copyright, privacy, obscenity, libel and taxation apply to the Internet. In addition, the growth and development of e-commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad.

WE MAY FACE INTERRUPTION OF PRODUCTION AND SERVICES DUE TO INCREASED SECURITY MEASURES IN RESPONSE TO TERRORISM.

Our business depends on the free flow of products and services through the channels of commerce. Recently, in response to terrorists' activities and threats aimed at the United States, transportation, mail, financial and other services have been slowed or stopped altogether. Further delays or stoppages in transportation, mail, financial or other services could have a material adverse effect on our business, results of operations and financial condition. Furthermore, we may experience an increase in operating costs, such as costs for transportation, insurance and security as a result of the activities and potential activities. We may also experience delays in receiving payments from payers that have been affected by the terrorist activities and potential activities. The U.S. economy in general is being adversely affected by the terrorist activities and potential activities and any economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

LIMITED TRADING VOLUMES AND SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.

To date, we have had a very limited trading volume in our common stock. As long as this condition continues, the sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered. In addition, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, under Securities and Exchange Commission Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities. In addition to the shares of our common stock being registered for resale pursuant to this prospectus, we are obligated to register an aggregate of 39,814,023 additional shares of our common stock for resale under the Securities Act if so demanded by Intellect Capital Group, LLC
(ICG) pursuant to an agreement with ICG. To date, no such demand has been made; however upon completion of such registration, a substantial number of additional securities will be placed into the public market with the potential adverse consequences described above. In addition, 18,192,600 restricted shares were issued to the shareholders of EVG upon the acquisition of EVG. If ICG demands registration of its shares, the former EVG shareholders have the option of attaching these shares to be registered. These shares will become freely tradable under Rule 144, promulgated under Securities Act of 1933, in December 2001. In addition, should Al Marco, our CEO and majority shareholder of EVG, be terminated without cause within 18 months of his employment (December 2000) we are obligated to provide the EVG shareholders piggyback registration rights.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT.

We are a Nevada corporation. Anti-takeover provisions of Nevada law could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to stockholders. Our articles of incorporation provide that our Board of Directors may issue preferred stock without stockholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us. All of the foregoing could adversely affect prevailing market prices for our common stock.

OUR  COMMON  STOCK  PRICE  IS  LIKELY  TO  BE  HIGHLY  VOLATILE

The market price of our common stock is likely to be highly volatile as the stock market in general, and the market for Internet-related and technology companies in particular, has been highly volatile. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to volatility. The trading prices of many technology and Internet-related companies' stocks have reached historical highs within the last two years and have reflected valuations substantially above historical levels. During the same period, these companies' stocks have also been highly volatile and have recorded lows well below historical highs. We cannot assure you that our stock will trade at the same levels as other Internet stocks or that Internet stocks in general will again reach their high market prices.

Factors  that  could  cause  such  volatility  may  include, among other things:

-     actual  or  anticipated  fluctuations  in our quarterly operating results;
-     announcements  of  technological  innovations;
-     changes  in  financial  estimates  by  securities  analysts;
-     conditions  or  trends  in  the  Internet  industry;  and
-     changes  in  the  market  valuations  of  other  Internet  companies.

In addition, our stock is currently traded on the O-T-C Bulletin Board and it is uncertain that we will be able to successfully apply for listing on the AMEX, the NASDAQ National Market, or the Nasdaq SmallCap Market in the foreseeable future due to the trading price for our common stock, our working capital and revenue history. Failure to list our shares on the AMEX, the NASDAQ National Market or the NASDAQ Small Cap Market will impair the liquidity of our stock.

OUR  OPERATIONS  ARE  DEPENDANT  ON THE ABILITY TO PROTECT OUR OPERATING SYSTEMS

We maintain substantially all of our computer systems at Qwest Communications, Inc. and DataPipe, Inc. Our operations are dependent in part on their ability to protect its operating systems against physical damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins or other similar events. Furthermore, despite their implementation of network security measures, their servers are also vulnerable to computer viruses, break-ins and similar disruptive problems. The occurrence of any of these events could result in interruptions, delays or cessations in service to their users, which accordingly could have a material adverse effect on our business, results of operations and financial condition.

SOME  OF  THE INFORMATION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe", "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they:

-    discuss  our  expectations  about  our  future  performance;
- contain projections of our future operating results or of our future financial condition; or
-    state  other  "forward-looking"  information.

We believe it is important to communicate our expectations to our stockholders. There may be events in the future, however, that we are not able to predict accurately or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could have a material and adverse effect on our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our common stock could decline and you could lose all or part of your investment.

PRICE  RANGE  OF  COMMON  STOCK  AND  DIVIDEND  POLICY

Our common stock has been traded on the O-T-C Bulletin Board under the trading symbol "LOFT" since March 1, 1999 and under the trading symbol "BRCU" since December 8, 2000. Prior to March 1, 1999 our common stock was traded even less frequently in the public market. The following table sets forth, for the periods indicated, the high and low bid prices for our common stock as reported by various O-T-C Bulletin Board market makers. The quotations reflect inter-dealer prices and may not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not reflect actual transactions.

      1999                                        High    Low

      Second Quarter (April 1 to June 30)         $5.500  $3.625
      Third Quarter (July 1 to September 30)      $5.375  $1.562
      Fourth Quarter (October 1 to December 31)   $2.937  $1.343


      2000                                         High    Low
      ----

      First Quarter (January 1 to March 31)       $3.625  $1.718
      Second Quarter (April 1 to June 30)         $2.937  $1.312
      Third Quarter (July 1 to September 30)      $2.625  $1.000
      Fourth Quarter (October 1 to December  31)  $1.500  $0.500


      2001                                         High    Low
      ----

      First Quarter (January 1 to March 31)       $0.343  $0.078
      Second Quarter (April 1 to June 30)         $0.400  $0.120
      Third Quarter (July 1 to September 30)      $0.35   $0.25

As of September 30, 2001, there were approximately 391 holders of record of our common stock, which figure does not take into account those stockholders whose certificates are held in the name of broker-dealers or other nominees.

DIVIDEND  POLICY

To date, we have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and therefore, do not expect to pay any dividends in the foreseeable future.

                                 CAPITALIZATION

The following table sets forth, as of September 30, 2001 and December 31, 2000, our capitalization on an actual basis. This information should be read in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus.

                                          September 30, 2001      December 31, 2000
                                                Actual                 Actual
                                              (Unaudited)
                                          --------------------  --------------------
SHORT-TERM DEBT                           $           345,000   $           345,000
LONG-TERM DEBT                                         86,300   $           345,000


SHAREHOLDERS' EQUITY
Preferred stock, $0.001 par value;        $                 0   $                 0
500,000 shares authorized;
0 shares issued and outstanding actual

Common stock, $0.001 par value;           $            136,700   $            67,000
200,000,000 shares authorized,
74,243,900 shares issued and outstanding
actual

Additional paid-in capital                $        30,469,600   $        28,292,900

Deferred compensation                     $               ---   $          (311,600)

Accumulated deficit                       $       (22,155,800)  $       (15,725,900)
                                          --------------------  --------------------

Total shareholders' equity                $         8,450,500   $        12,322,400

                                          ====================  ====================
TOTAL CAPITALIZATION                      $         8,881,800   $        13,012,400

                             SELECTED FINANCIAL DATA

Set forth below are statements of operations data for the nine months ended September 30, 2001 and 2000 (unaudited), respectively, and for the years ended December 31, 2000 and 1999, respectively, and summary balance sheet data as of September 30, 2001 (unaudited) and December 31, 2000. You should read this information in conjunction with our Financial Statements and related Notes appearing elsewhere in this prospectus.


=============================================================================================
                                    NINE MONTHS ENDED SEPTEMBER 30,  YEARS ENDED DECEMBER 31,
STATEMENT OF OPERATIONS
DATA:                                     2001          2000          2000           1999
=============================================================================================
                                      (Unaudited)   (Unaudited)
Revenues                              $ 1,056,100   $        --   $         --   $        --
Cost of Revenues                          675,500            --             --            --
=============================================================================================
GROSS PROFIT                              380,600            --             --            --
=============================================================================================
OPERATING RESULTS
Sales and marketing                       473,000            --             --            --
General and administrative              4,610,600            --             --            --
=============================================================================================
TOTAL OPERATING EXPENSES                5,083,600            --             --            --
=============================================================================================
LOSS FROM OPERATIONS                   (4,703,000)           --             --            --
=============================================================================================
OTHER INCOME (EXPENSE):
Interest income                            19,500            --             --            --
  Interest & other expense               (533,900)           --             --            --
  Other income                              7,200            --             --            --
=============================================================================================
TOTAL OTHER INCOME                       (507,200)           --             --            --
 (EXPENSE)
=============================================================================================
LOSS BEFORE INCOME TAXES               (5,210,200)           --             --            --
INCOME TAX EXPENSE                          1,700            --             --            --
=============================================================================================
LOSS FROM CONTINUING
OPERATIONS                             (5,211,900)           --             --            --
LOSS FROM DISCONTINUED
OPERATIONS                             (1,218,000)   (8,005,600)   (11,074,300)   (4,752,100)
=============================================================================================
NET LOSS                               (6,429,900)   (8,005,600)   (11,074,300)   (4,752,100)
Deemed dividend on issuance of
warrants                                       --            --             --       (80,000)
Deemed dividend on conversion of
preferred stock into common stock              --            --             --      (934,000)
Deemed dividend on Redemption of
Series A Preferred Stock Including
Value ascribed to warrants of
$ 145,000                                      --      (357,000)      (357,000)           --
=============================================================================================
Net Loss Allocable to Common
Shareholders                          $(6,429,900)  $(8,362,600)  $(11,431,300)  $(5,766,100)
=============================================================================================
Loss per Common Share:
Basic and diluted for continuing
operations                            $     (0.08)  $        --   $         --   $        --
Basic and diluted for discontinued
operations                                  (0.02)        (0.38)         (0.35)        (0.49)
                                      -----------------------------------------  ------------
Basic and diluted Net Loss per
common share                          $     (0.10)  $     (0.38)  $      (0.35)  $     (0.49)
                                      -----------------------------------------  ------------

Basic and diluted weighted-average
common shares outstanding              68,318,700    25,808,000     32,788,300    11,658,200
=============================================================================================

                                     September 30,   December 31,
                                     ------------  -------------
                                         2001          2000
                                     (unaudited)
                                     ------------  -------------
BALANCE SHEET DATA:
Cash and Cash Equivalents            $   213,200   $   3,787,300
Working capital (deficiency)          ( 685,500)      2,295,500
Total assets                          10,532,000      14,721,700

Short-term portion of Note Payable       345,000         345,000

Long-term portion of Note Payable         86,300         345,000
Total shareholders' equity             8,450,500      12,322,400

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus. The matters discussed in the prospectus contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, those discussed in this section and elsewhere in this prospectus.

Results  of  Operations
-----------------------

Based on the decision to discontinue the ASP services operations our Consolidated Statement of Operations discloses the results of those operations as a single line item called Loss From Discontinued Operations for all periods presented. On December 20, 2000 we acquired Extreme Velocity Group, Inc. and implemented certain parts of our current business strategy, in particular the Networks and Consumables business units. As the results from the comparable periods in the previous year were the results only from the ASP services division, a year to year comparison below does not make sense.

Three and Nine Months Ended September 30, 2001  (Unaudited)
----------------------------------------------

REVENUES. Revenues for the nine month period ended September 30, 2001 were $1,056,100 not including $423,000 from ASP Services. As discussed in the Financial Statements (Note 14), management decided to discontinue the ASP segment during May 2001. Our revenue growth was not as rapid as anticipated due to the delay of certain product releases, primarily the release of new papers. The principal components of revenue were generated from the Dealer Network and Consumables division, acquired as part of the EVG transaction. Our expected increase in consumables sales were delayed due to certain production problems on a new paper line, which we believe have now been corrected as we began receiving our initial production runs of these products in August 2001. Our revenue was also negatively impacted by a general economic slowdown in the third quarter that was particularly pronounced in September 2001.

GROSS MARGIN. Gross Margin for the quarter ended September 30, 2001 was 36% (excluding ASP services). For the three month period ended June 30, 2001, the gross margin was 38%. Due to the delay in the new papers we did not experience a significant change in gross margin from the prior quarter. Gross Margin for the nine months ended was 36% (excluding ASP services).

SELLING AND MARKETING EXPENSES. Sales and Marketing Expenses for the three months ended September 30, 2001 were $146,600, reflecting a $25,500 increase as compared to $121,100 incurred during the three months ended June 30, 2001. Substantially all of the sales and marketing expense resulted from the promotion of the Dealer Network and Consumables products. The small increase was a result of increased expenses advertising both a new paper line and the BrightCube Solution. In order to promote these products, we advertised in trade magazines, mainly within the art industry, and attended several trade shows. We also began shipping a significant number of complimentary samples of our papers to potential customers to demonstrate our products. In the previous years, we did not incur comparable expenses as the Dealer Network and Consumable products had not yet been acquired. Sales and Marketing expenses for the nine months ended September 30, 2001 was $473,000.

GENERAL AND ADMINISTRATIVE EXPENSES. General and Administrative expenses for the quarter ended September 30, 2001 were $1,257,000 compared to $1,531,100 for the three months ended June 30, 2001. General and Administrative Expenses decreased slightly during the quarter ended September 30, 2001 due to cost cutting measures enacted to reduce our expenses. Beginning in December of 2000 and continuing until January 2001, we significantly reduced headcount, mainly at the Campbell, California location. These headcount reductions were the result of moving our corporate headquarters from San Jose, CA to El Segundo, CA, the integration of the EVG acquisition with reduction of certain redundant positions and through other efforts to reduce expenditures. We expect the majority of the general and administrative expenses to continue after the disposition of the ASP Services division. General and administrative expenses for the nine months ended September 30, 2001 was $4,610,600.

OTHER INCOME AND EXPENSES. Interest income earned is a result of the cash remaining from the Company's private placement of its equity securities in 2000. Other income resulted from rent paid by sub-lessors in our El Segundo facilities. Interest and other expenses were incurred mainly due to the issuance of warrants to ICG in connection with obtaining a forbearance agreement on the call provision related to the bridge loan. In addition, we had a note payable to City National Bank that we assumed as part of the EVG acquisition in December 2000.

     NET LOSS. Net loss allocable to common shareholders for the three and nine months ended September 30, 2001 was $1,961,000 and $6,429,900, respectively reflecting both continuing and discontinued operations. The loss on discontinued operations decreased during the quarter ended September 30, 2001 due to significant reductions in personnel, the closing of the Campbell, CA offices and other operating expenses at our ASP Services division. Mainly due to a significant increase in the number of shares of common stock outstanding, net loss per share decreased to $0.10 for the nine months ended September 30, 2001.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999
---------------------------------------------------------------------

A decision was made to discontinue the only business unit in existence for the years ended December 31, 1999 and 2000 and to focus on the Networks and Consumables business units.

During 1999 and through mid-2000, the majority of our revenues came from online advertising and e-commerce sales at our ASP services division. This revenue has decreased as a result of the discontinued operation segment. In December of 2000, we purchased Extreme Velocity Group in an attempt to expand into the art market and offer additional products, especially digital paper. For details concerning our new business plan after the acquisition, please refer to Part I,
Item 1, "Description of Business".

Net loss for fiscal 2000 was $11,074,300, an increase of $6,322,200 from a net loss of $4,752,100 for fiscal 1999. The net loss for fiscal 2000 is primarily due to increases in the ASP Services division expenses resulting from the planned aggressive growth phase of the ASP division business model, which has now been discontinued. Since we were unable to grow revenues as rapidly as expected in 2000, the additional expenditures increased our net loss significantly from the prior year.

INCOME  TAXES

As of September 30, 2001, we had a gross deferred tax asset of $5,795,000, principally arising from net operating loss carry forwards available to offset future taxable income. As management cannot determine that it is more likely than not that we will realize the benefit of these assets, a 100% valuation allowance has been established.

LIQUIDITY AND CAPITAL RESOURCES


Liquidity  and  Capital  Resources
----------------------------------

Net cash used in operating activities during the nine months ended September 30, 2001 was $4,728,100, which principally reflected the net loss for the period, which was partially offset by goodwill amortization and compensation relating to stock options and warrants recorded during the period. Net cash used in investing activities during the nine months ended September 30, 2001 was $17,300, resulting primarily from the acquisition of property and equipment. Net cash provided by financing activities was $1,171,300 during the nine months ended September 30, 2001, primarily from the issuance of common stock and proceeds from minority shareholder loans, which was partially offset by the increase in restricted cash.

To date, we have funded our operations primarily through private placements of equity securities. At September 30, 2001 we had cash and cash equivalents of $213,200 (excluding restricted cash of $431,300) as compared to $3,787,300 at December 31, 2000. The working capital deficiency as of September 30, 2001 was $(685,500). The Company's positive working capital as of December 31, 2001 was $2,295,500. Primarily as a result of significant recurring losses our independent certified public accountants modified their report on our December 31, 2000 financial statements to include an uncertainty paragraph wherein they expressed substantial doubt about our ability to continue as a going concern.

In July 2000, we completed a private placement that raised $12.2 million, net of offering costs.

In December 2000, we acquired EVG, and as part of that transaction, we paid $800,000 in cash to a company owned by Al Marco, the principal shareholder of EVG and our current Chief Executive Officer, as payment for services, goods, certain accounts payable and funding provided to EVG. We also assumed a $690,000 line of credit.

In April 2001, City National Bank informed the Company that we were out of compliance with a loan covenant which requires that the Company maintain cash balances of at least 1.75 times the loan balance. As a result, City National Bank transferred $517,500 into a restricted account. Once the Company's cash balances exceed the minimum requirements, the funds will be released. As of September 30, 2001, the Company's loan balance was $431,300. As required by our loan covenants, $431,300 was held in a restricted account as of September 30, 2001 as collateral for repayment of the loan.

During July 2001, we obtained a Bridge Loan from one of our stockholders, Intellect Capital Group in the amount of $500,000 at an annual 8% interest rate. The funds were used for general working capital purposes and have a 15 day demand notice call provision. On July 14, 2001 we negotiated a forbearance agreement with Intellect Capital Group (ICG) that provided the Company with a 30 day period during which ICG will not call the loan.

During August 2001, the Company entered into a one year Investment Banking Agreement with vFinance Capital L.C. ("vFinance"). The contract with vFinance for financial advisory services requires the Company to issue a warrant for the purchase of 200,000 shares of common stock at an exercise price of $0.27 with a term of five years, non-forfeitable and vesting immediately, piggy-back registration rights and a provision for cashless exercise. The fair value of the warrant was $56,700 which is being expensed in the statement of operations over the one year period of the agreement to provide financial advisory services. Additionally, if vFinance raises funds in excess of $1 million, the Company will provide them with 130,000 warrants for every $100,000 raised above $1 million.

During July 2001, the Company entered into a six month contract with an investor relations firm, which required the Company to issue 173,333 shares of common stock and a warrant to purchase up to 200,000 shares of common stock at an exercise price of $0.50 for 100,000 shares and $0.75 for 100,000 shares. The common stock warrants have piggyback registration rights non-forfeitable and vest immediately. The 100,000 warrants at $0.50 are entitled to demand registration rights should the Company's stock price exceed $1.00 per share. The fair value of the shares and warrants totaled $80,900 which is being expensed in the statement of operations over the six month term of the contract. The Company may have to issue up to 60,000 additional shares to the investor relations firm for not filing the SB-2 in a timely manner.

In August 2001, we accepted $1,350,000 in new equity investment from several accredited investors and issued 6,750,000 shares of common stock to these investors. We were required to file a registration statement with the Securities and Exchange Commission within 30 days after accepting these funds. We are currently late in meeting this requirement. However, there is no penalty for not registering these shares on a timely basis. We are also in the process of trying to raise additional financing to fund operations.

In November 2001, we received $1,020,000 from sale of the ASP services division. These funds should be sufficient to meet our anticipated needs for working capital, capital expenditures and business operations through December 31, 2001. Thereafter, we will need to raise additional funds either through equity or debt financing. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. As a result, we may be unable to develop or enhance our products or services or take advantage of business opportunities or respond to competitive pressures. In addition, our ability to meet our obligations and continue our operations could be adversely affected. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in an increase in our fixed obligations and could result in operating covenants that would restrict our operations.

EFFECTS OF INFLATION

Due to the relatively low levels of inflation in 1998, 1999, 2000, and 2001, inflation has not had a significant effect on our results of operation since inception.

NEW ACCOUNTING STANDARDS

In July 2000, the Emerging Issues Task Force ("EITF") reached a consensus on Issue 00-10, "Accounting for Shipping and Handling Fees and Costs." This issue addresses the income statement classification for shipping and handling fees and costs by companies. We believe that our current accounting policies are in conformity with this issue and do not believe that Issue 00-10 will have a material effect on our financial statements.

In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the we recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, we reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that we identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires us to complete a transitional goodwill impairment test six months from the date of adoption. We are also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142. The Company may, among other things, have an independent third party perform a valuation analysis.

Our previous business combination (the merger of PHOTOLOFT and EVG) was accounted for using the purchase method. As of September 30, 2001, the net carrying amount of goodwill remaining is $8,473,200. Amortization expense during the nine-month period ended September 30, 2001 was $1,025,000 . At present, we are assessing but have not yet determined the impact the adoption of SFAS 141 and SFAS 142 will have on its financial position and results of operations.

In May 2000, the EITF reached a consensus on Issue 00-14, "Accounting for Certain Sales Incentives." This issue addresses the recognition, measurement, and income statement classification for sales incentives offered voluntarily by a vendor without charge to customers that can be used in, or are exercisable by a customer as a result of, a single exchange transaction. We are currently analyzing Issue 00-14. However, based on management's current understanding and interpretation, Issue 00-14 is not expected to have a material impact on our financial position or results of operations, except that certain reclassifications may occur.

In April 2001, the EITF reached a consensus on Issue 00-25, "Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor's Products or Services." This issue addresses the recognition, measurement and income statement classification of consideration, other than that directly addressed by Issue 00-14, from a vendor to a retailer or wholesaler. We are currently analyzing Issue 00-25. However, based on management's current understanding and interpretation, Issue 00-25 is not expected to have a material impact on our financial position or results of operations, except that certain reclassifications may occur. The consensus's reached in Issue 00-25 and Issue 00-14 (amended by Issue 00-25) are effective for fiscal quarters beginning after December 15, 2001.

                                    BUSINESS

BACKGROUND

BrightCube, Inc. is a developer of technology, products, services and inkjet papers for the art and photography markets. The Company has two primary business units: Networks, which consists of our dealer networks and Consumables, which consist of our sale of digital papers.

BrightCube designs and distributes digital papers and image delivery and printing systems for the art, proofing and photography market. With the arrival of digital imaging, images are now captured, stored, and delivered electronically allowing for remote location printing (print-on-demand). Historically, these images have been printed using film or traditional lithography printing methods. Technology has allowed art work printed on inkjet printers and quality digital printers to exceed the quality of traditional silver halide film and lithography art work. In addition, this new technology allows for reduced inventory carrying costs, production costs, minimum edition requirements, and other expenses associated with traditional printing methods.

BrightCube has launched the BrightCube SolutionTM, a print-on-demand delivery application designed to dramatically alter the current distribution methods of art and photography. This internally developed combination of proprietary software and hardware allows BrightCube to distribute images from the BrightCube image bank to distributed wide format printers connected to the Internet via a proprietary hardware/software application. The image bank is populated with images mainly from the Devon Publishing Group. Utilizing the proprietary BrightCube Solution system thousands of high-resolution images can be printed on-demand remotely in retail locations on high quality inkjet printers, color profiled exclusively to BrightCube papers. The BrightCube

Solution enables the art retailer to reduce production, inventory, and handling costs, while increasing the number of images carried and the choice of papers which these images are printed.

Although we were originally formed in November 1993, we adopted much of our current business model, which is described in the previous paragraphs, in December 2000. In that regard, we are very much like a start-up company and we have received minimal revenues since the adoption of our new business model.

Under our previous business model, we operated under the corporate name, PhotoLoft.com, Inc. and prior to that AltaVista Technology, Inc. Alta Vista's business model was formed to take advantage of the burgeoning need for fun and creative applications for the Internet. The market place was rapidly leaving behind cumbersome computers that required highly trained operators and was turning to PC-based computing that allowed people with average computer skills to enter a new world. AltaVista began developing imaging software that made computing even more fun, and the various products that were designed and marketed brought images to life on the computer. In 1995 AtlaVista introduced Howdy!, the world's first ever multi-media e-mail tool. As a component of this product, AltaVista also established web pages via e-mail.

As a software developer, AltaVista followed the traditional revenue model of bundling its software with original equipment manufacturers. As that market evolved and ceased to provide significant revenues, we began exploring new ways to bring products to market at a profit. This coincided with the phenomenal growth of the Internet and the evolution of Internet users who were rapidly beginning to utilize the medium as a source of entertainment as well as information. The expertise of AltaVista was clearly in Internet imaging technology and the decision was made to aggregate images into a photo-sharing community.

In August 1998 we sold our URL, AltaVista.com, to Digital Equipment, now Compaq Computer, and changed our name to PhotoLoft.com, Inc. The official launch of our new web site was in February 1999, the same month that PhotoLoft.com, Inc. entered into a reorganization with Data Growth, Inc., a non-operating public company incorporated in Nevada. Under the terms of the reorganization, PhotoLoft, Inc. shareholders received shares of Data Growth, Inc., in exchange for Data Growth, Inc.'s shares of common stock. PhotoLoft.com, Inc. became a wholly-owned subsidiary of Data Growth, Inc. and all of the executive officers and directors of Data Growth, Inc. resigned and the executive officers and directors of PhotoLoft, Inc. became the executive officers and directors of Data Growth, Inc. Data Growth, Inc. then changed its name to PhotoLoft.com. See Related Party Transactions.

In July 2000, Photoloft.com, Inc. changed its name to Photoloft, Inc. In December 2000, we purchased all of the outstanding common stock of Extreme Velocity Group, Inc. ("EVG") and changed our name to BrightCube. After the acquisition of EVG, the former shareholders of EVG held approximately 25% of our common stock and one position on our Board of Directors. EVG, formerly Frameyourart.com and Advanced Media Products , commenced operations on July 1, 1999. Until November 2000, EVG operated as two separate companies, Extreme Velocity Group, Inc. and Advanced Media Products. Advanced Media Products was the developer and distributor of digital papers and commenced operations in January of 2000. In November 2000, Extreme Velocity Group, Inc. and Advanced Media Products merged. All of our business is currently conducted through BrightCube, Inc. We also maintain Web sites at www.brightcube.com, www.photoloft.com, www.photoinkjet.com,
                   -------------------
www.allartportal.com,  www.brightcube.com,   www.brightcubesolution.com,
--------------------   ------------------
www.ev-g.com  and  www.frameyourart.com.  In November 2001, Photoloft.com, Inc.,
                   --------------------
the California Corporation changed its name to BrightCube California, Inc.

During May 2001, the Board of Directors decided to discontinue the ASP services which provided the digital imaging software and hosting infrastructure. Our digital imaging software and hosting infrastructure is provided through two channels: a consumer site, still branded as PhotoLoft.com, and a business-to-business hosting and infrastructure service. In November 2001, substantially all of these assets were sold to Canon U.S.A., Inc.

PRODUCTS  AND  SERVICES

DIGITAL  PAPERS

We develop and distribute a proprietary line of papers designed for high-end inkjet printing for the art, proofing and photographic markets. These papers are designed by our in-house team and produced by outside mills. We utilize several mills for the production of our papers. While we believe that there are other mills that could supply our paper, should one of these mills be unable to provide our paper we could face a severe short-term supply shortage. There are a limited number of mills capable of producing such papers. We also distribute papers designed and produced by other companies. These papers are designed to maximize the gamut (range of color) available from a particular image. Each paper is matched with a computerized color profile that optimizes the output from each specific printer type to ensure the highest quality print. In addition, the papers are designed to ensure long-term archivability, meaning the length of time before an image's color starts fading and the reduction of distortion that often appears when images are viewed in different lighting. An inherent problem with most inkjet prints is that the color tends to fade relatively quickly. Our papers help overcome this problem through our proprietary coatings applied to the papers. These papers are marketed under the brand names XtremeGamut, Advanced Media Products and Brightcube. The development of these papers is dependant on our internal team that has numerous years of experience in the development and marketing of such papers. Loss of any member of this team could significantly impact our ability to develop new papers.

DEALER  NETWORKS

The current network is focused on art framing galleries around the country. In the past, the galleries could sign-up and receive the distribution rights for a particular zip code from our e-commerce site, www.frameyourart.com. Consumers can place orders for art and frames on this site and pick up the framed artwork at their local frame shops. In 2000 this network had as many as 635 paying memberships covering more than 1,000 zip codes. However, due to the high cost of acquiring customers for e-commerce sites, we have been moving away from the zip code based model. In 2001, we are in the process of transitioning these dealers from a zip code driven service to a subscription service under which we provide marketing support and technology solutions. As part of these solutions we now offer the dealers private labeled, e-commerce enabled websites, a royalty free library of art images that the dealers can print and additional marketing promotions. We also intend to transition most of these dealers over to the BrightCube Solution (see below). As a result of this transition, the membership of our dealer network has declined since December 31, 2000 to 284 as of August 31, 2001.

We have developed and deployed a print-on-demand solution to remotely deliver art images to be printed on demand in remote locations. We are calling this product the BrightCube Solution. The solution consists of an image bank powered by our digital imaging software and hosting solutions that provides a library of digital art images. We signed an agreement with Devon Publishing Group ("Devon"), one of the largest art publishers in the United States, allowing us to electronically distribute its images through the BrightCube Solution. The BrightCube Solution users can access this image bank over the Internet search the database by artist, color, keyword, or subject and order an image to be printed. An image is selected from our online image bank is encrypted, sent from our servers over the Internet to the dealer's location and printed directly on a wide format inkjet printer without being stored on the dealer's computer. The galleries subscribing to the BrightCube Solution are able to select an image from our extensive image bank . For each image processed through the BrightCube Solution, a customer will be able to determine the print size and the type of BrightCube digital paper, including fine art papers, gloss, matte finishes, and canvas papers. All images are first encrypted for transmission security before they are stored on our servers. The BrightCube Solution box includes a Raster Image Processor (RIP) that configures the printer for high-resolution image printing results. The gallery's printer is able to output professional quality prints at a fraction of the cost of other printing methods, primarily through the reduction of inventory costs.

STRATEGY

Brightcube is focused on empowering the use of an image, whether art or photographic. By enabling the electronic storage, distribution, and printing of an image from creation by a professional to printing by an inkjet printer, we will be able to participate and benefit from all stages of digital image management. Through our dealer networks (art galleries), we are able to aggregate the fragmented markets responsible for the creation and distribution of images. By providing these networks with digital imaging tools, we are facilitating the movement toward digital image management. Our imaging infrastructure technology allows us to host and deliver these digital images via the Internet. Utilizing our digital papers we are able to provide the means for producing high quality output images that rivals or exceeds traditional art and photographic printing methods.

Leveraging our assets, we intend to provide an end-to-end solution for the storage, distribution and production of images, whether for art or photography, called the BrightCube Solution. Using our hosting infrastructure, relationships in the art industry and our dealer network, we intend to have an online image bank that can deliver images via the Internet to art publishers, professional photographers, art distributors a and retailers. By marketing high-end inkjet printers to our dealer network and to art publishers and distributors, we will provide a distribution channel for these images. Utilizing this image bank, users can choose an image and have it printed on-demand using our digital papers on high-end inkjet printers.

Our solution provides benefits for artists and photographers by increasing their distribution opportunities. The Brightcube Solution reduces their inventory carrying costs and related risks. For retailers, the Brightcube Solution offers their customers a wider catalog of images on a wider range of options (i.e. various sizes on various papers with instant gratification) while also reducing their inventory handling and carrying costs. Brightcube intends to benefit through a per image charge paid by the user and from sales of our digital papers.

TECHNOLOGY

The BrightCube Solution consists of a server and printer . The hardware that is placed at the retail location, the BrightCube Box, is built on industry standard computer components with a commercial operating system installed to support a wide selection of compatible printers.

Using a high-speed connection to the Internet, the BrightCube Box communicates with the BrightCube Solution server, captures required data, then processes high resolution images that are output to a commercial inkjet printer.

Our digital papers are created using proprietary formulations of coatings that are applied to papers. These formulations are created by our in-house team and designed to maximize the color gamut of images and their longevity. The coatings are applied to papers after the initial production at third party mills. In general, we seek to have exclusive relationships with the mills for those papers they are producing for us. We have been able to negotiate such relationships at most of our mills but not all.

MARKETING  AND  PROMOTION

Our marketing is centered on access to each of our sales channels. For our networks, we are targeting very defined market segments that are readily identified such as frame shops and art galleries. From these market segments we target the sale of our papers and other products. Our marketing efforts have three components: direct marketing, trade publications and trade shows. The direct marketing is carried out to attract initial customers through telemarketing mainly from industry lists. These lists are obtained from a variety of sources but the most successful are from trade groups such as the Professional Picture Framing Association. Advertisements and articles in trade publications have been successful in generating brand awareness and establishing our position in the industry. We believe that this type of marketing is very efficient and effective, in addition to being relatively economical compared to major mainstream publications. We also target OEM and wholesale customers via our internal sales force. Retail sales of our consumables are targeted to mass consumers via our website www.photoinkjet.com. Finally, we maintain a presence
                          -------------------
at trade shows in order to generate sales and sales leads.

The BrightCube Solution is distributed by an internal sales force, as well as by Devon Publishing Group's sales team of more than 200 persons. Devon Publishing Group, one of the largest open edition print distributors in the world, has also contracted with BrightCube for electronic distribution of a significant portion of its current artist and masters content via the BrightCube Solution.

ADMINISTRATIVE  OPERATIONS

To provide our customers with the most efficient, flexible, and innovative services possible, our administrative operations are mainly internal. Our strategy is to keep our in-house staff small, with a focus on core competencies in technical and research and development areas. Internal functions currently include account management, finance and accounting, and managerial projects focusing on the development and management of business partnerships with appropriate parties.

SYSTEMS

The equipment that supports our hosting infrastructure is located in secured individual cage space, meaning that the equipment is surrounded by a locked metal cage, at web site hosting facility operated by Qwest Communications. DataPipe provides Internet services for the frameyourart.com dealers and our internal e-mail. We recently contracted with Qwest to administer the unique Internet needs for the BrightCube SolutionTM.

COMPETITION

Our approach to the market is unique in that we are cutting across several vertical markets (software technology, the art industry, and professional photography) and to the best of our knowledge, there are no direct competitors with the same approach. Within each vertical market, however, there are several competitors.

There are several competitors in the digital paper market including Legion Paper, Hahnemuhle and others. These competitors offer good quality products but are not as focused on the digital market as we are. Our team that designs our papers has been in the forefront of developing digital papers for companies such as Legion Paper. We believe that with our expertise and focus on digital papers we will be able to outpace our competitors.

In the art industry there are several players that have attempted to establish similar dealer network offerings, such as Art Affairs and ArtAve.com. These competitors have been focused on e-commerce and providing content over the Internet to the art market, while we have focused on providing solutions to businesses within the art market rather than e-commerce or content. It is possible that these companies could try to offer solutions and services similar to ours in the future, and that one or more of them may have greater financial or other resources. However, we believe that we have achieved a significant advantage through our lead time in this market.

We believe that we are one of the few companies to gather all of the necessary components to provide true print-on-demand to the art and professional photography market via the BrightCube SolutionTM. By obtaining a wide variety of current images by developing relationships with artists and art publishers, providing the technology to deliver and print the images and distributing quality inkjet papers, we are able to provide the entire end to end solution to our customers. Currently, there are certain players offering portions of this system but not the entire solution. Our ability to offer print-on-demand is greatly enhanced by our digital papers, which provide us with a recurring revenue stream from every transaction.

INTELLECTUAL PROPERTY

"Brightcube" and "BrightCube Solution" are trademarks and service marks of Brightcube, Inc. Registration of the mark "Brightcube" are currently pending before, the United States Patent and Trademark Office.

We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our future success and rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in products and services. We have entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with our suppliers and strategic partners in order to limit access to and disclosure of our proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. While we intend to pursue registration of our trademarks and service marks in the U.S. and internationally, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online.

We also rely on certain technologies that we license from third parties, such as the suppliers of key database technology, the operating system and specific hardware components for our products and services. There can be no assurance that these third party technology licenses will continue to be available to us on commercially reasonable terms. The loss of such technology could require us to obtain substitute technology, possibly of lower quality or performance standards, or at greater cost, which could materially adversely affect our business, results of operations and financial condition.

Although we do not believe that we infringe on the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim could have a material adverse effect upon our business, results of operations and financial condition.

GOVERNMENTAL REGULATION

Our company, operations and products and services are all subject to regulations set forth by various federal, state and local regulatory agencies. We take measures to ensure our compliance with all such regulations as promulgated by these agencies from time to time. The Federal Communications Commission sets certain standards and regulations regarding communications and related equipment.

There are currently few laws and regulations directly applicable to the Internet. It is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. The growth of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. Tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes.

Several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace that could reduce demand for our products and services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner have a material adverse effect on our business, results of operations and financial condition. In addition, because our services are accessible worldwide and we facilitate sales of goods to users worldwide, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state or foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations and financial condition.

LEGAL  PROCEEDINGS

From time to time we are a party to various lawsuits that arise in the ordinary course of business. In the opinion of management, these lawsuits, in the aggregate, are not expected to have a material adverse effect on our financial condition.

EMPLOYEES

As of November 15, 2001, we had 30 full time employees, including 9 in marketing, advertising and sales and customer support. We have several key employees that are critical to the success of our business. Loss of any of these employees could severally harm our business. Al Marco, our Chief Executive Officer, is critical to the strategy and ongoing leadership of Brightcube. Ralph Roessler, our President of Consumable Products, develops our digital papers. Elizabeth Wenner, our Vice President of Internet Development, is critical to the development and deployment of our technology. Eric Howard, our Chief Financial Officer, is responsible for the financial, human resources and administrative Functions of the Company. We believe that our future success will depend in part on our continued ability to attract, integrate, retain and motivate highly qualified technical and managerial personnel, and upon the continued service of our senior management and key technical personnel. The competition for qualified personnel in our industry and geographical location is intense, and there can be no assurance that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified personnel to conduct our business in the future. From time to time, we also employ independent contractors to support our research and development, marketing, sales and support and administrative organizations. We have never had a work stoppage, and no employees are represented under collective bargaining agreements. We consider our relations with our employees to be good.


PROPERTIES

Our executive offices, comprising approximately 14,000 square feet, are located at 240 Center Street, El Segundo, California 90245. This facility is leased under a lease expiring in December 2004, and the monthly rent is $11,900. The facility is owned by Al Marco, our Chief Executive Officer. We also leased approximately 1,500 square feet of space in Campbell, California and paid an aggregate monthly rent of $14,500. We vacated this space in September of 2001.

We maintain substantially all of our computer systems at Qwest. See "Item 1. Description of Business--Operations and Systems." Our operations are dependent in part on our ability to protect our operating systems against physical damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins or other similar events. Furthermore, despite our implementation of network security measures, our servers are also vulnerable to computer viruses, break-ins and similar disruptive problems. The occurrence of any of these events could result in interruptions, delays or cessations in service to our users which could have a material adverse effect on our business, results of operations and financial condition.

         MANAGEMENT

The following table sets forth certain information, as of November 1, 2001, concerning our executive officers and directors:

NAME              AGE                 POSITION
----------------  ---  ----------------------------------------
Terren S. Peizer   42  Chairman and Director
Al Marco           42  Chief Executive Officer and Director
Jack Marshall      38  Vice Chairman and Director
Elizabeth Wenner   41  Vice President of Internet Development
Ralph Roessler     42  President of Consumable Products
Bernard Girma      53  Director
Richard Anderson   32  Director
Eric Howard        28  Chief Financial Officer

The following sets forth biographical information concerning our directors and executive officers for at least the past five years:

TERREN S. PEIZER joined our Board and was elected Chairman in June 2000. He is Chairman and CEO of Intellect Capital Group, LLC, a Los Angeles-based firm that provides investment and intellectual capital to developmental and emerging growth technology companies. Currently, Mr. Peizer also serves as member of the Board of Directors for Cray Inc. (NASDAQ: CRAY), the world's largest independent supercomputer company. From February 1997 to February 1999, Mr. Peizer served as President and Vice Chairman of Hollis-Eden Pharmaceuticals. From 1993 to 1997, he served as Chairman and Chief Executive Officer of Beachwood Financial Company, Inc., an investment holding company that specialized in venture capital and developmental phase and small capitalization company investing. From 1990 to 1993, Mr. Peizer served as Chairman and Chief Executive Officer of Financial Group Holdings, Inc., an investment holding company. From 1985 to 1990, Mr. Peizer served as a senior member of the investment banking firm of Drexel Burnham Lambert, Inc.'s High Yield Bond Department. Mr. Peizer received his B.S.E. in Finance from the Wharton School of Finance and Commerce.

AL MARCO has served as our Chief Executive Officer and a member of our Board of Directors since December 20, 2000. He has over 20 years of experience in developing and operating business models. Prior to joining Brightcube, he was the founder and majority shareholder of Extreme Velocity Group which he started in 1999. From 1986 to 1999 he founded and operated Marco Fine Arts, a fine art publisher and atelier. Prior to Marco Fine Arts, Mr. Marco was the founder and operator of several other businesses, including a trial graphics firm and food service company. Mr. Marco has been profiled in many notable publications including the New Yorker magazine, Art on Paper, Art Business News, Southwest Art Magazine, Art Trends, Art World News, Los Angeles Business Journal and Decor Magazine.

JACK MARSHALL, Vice Chairman, co-founded Brightcube in 1993. Mr. Marshall served as Chief Executive Officer and Chairman from 1993 until July 2000. Prior to starting the Company, Mr. Marshall had assignments at Texas Instruments, Honeywell, and Megatest a privately held maker of semiconductor test equipment. In 1988, Mr. Marshall co-founded Softland Systems, a maker of custom database solutions for the oil and gas exploration industry. Mr. Marshall received his bachelor's degree in electrical engineering and computer engineering from Michigan State University and has taught electric circuit analysis at Highland Community College in Illinois. He has also completed several masters level courses in computer engineering at Santa Clara University and is a frequent speaker on digital photography.

ELIZABETH WENNER was an early Internet pioneer and founder of Artlister.com, with over five years of successful online art operations. She sold Artlister.com to EVG in 1999 at which point she became a vice president of EVG. She has more than 15 years of retail management experience, including such positions as multi-state manager for Pier 1 Imports, Scan Design Furniture and Fine Art Gallery Director for Gallery Southwest. Mrs. Wenner is a graduate of Canada College, Redwood City, California and Richmond College in London, England.

RALPH ROESSLER was the founder of Paper Technologies Inc. (PTI), a developer and distributor of fine art papers where he applied his engineering and scientific knowledge toward the digital printing market. He founded PTI in 1985 and operated the company until he sold PTI to Legion Paper in 1997, becoming President of Legion West Paper until joining EVG in September of 2000. Ralph Roessler has a BS Electrical Engineering from Duke University, and an MBA from San Diego State University.

BERNARD F. GIRMA has served as a member of our Board of Directors since July 2000. Mr. Girma is presently the President of DigiTech Strategy in Laguna Hills, California, a digital imaging management consulting firm. Mr. Girma has over 30 years experience with a wide range of digital imaging technologies including electrostatic, inkjet, laser, thermal transfer and dye sublimination. From 1996 to September 1999, he served as the President and Chief Executive Officer of Vivid Image Technology, a leading digital imaging company in large format scan to print applications, including photo enlargement and specialty-printing applications. He served as President and Chief Executive Officer of Newgen Systems Corporation, a privately held manufacturer and marketer of printers for the printing and publishing industries, from February 1996 to October 1996, where he successfully completed a merger of Newgen with a publicly traded company. From March 1991 to December 1995, he served in various executive capacities, including Vice President, Strategic Planning and Vice President and General Manager, Printing Division, with CalComp, Inc., where he established critical corporate alliances with Canon, Kodak and Adobe. Mr. Girma was the cofounder and past chairman of the Digital Printing and Imaging Association, and currently serves on the boards of two large privately held digital imaging service companies in the United States and Europe. He received a bachelor of science degree in mechanical engineering from University of Lyon in Lyon, France.

RICHARD ANDERSON has served as a member of our Board of Directors since October 2000. His career has been concentrated in business development, strategic planning and financial management. He has served as a Managing Director and CFO of Intellect Capital Group, LLC., a Los Angeles-based firm that provides investment and intellectual capital to developmental and emerging growth technology companies, since October 1999. Prior to that, Mr. Anderson was employed by PricewaterhouseCoopers, where he served as a Director and founding member of its Transaction Support Group in Los Angeles. While at PricewaterhouseCoopers, he was also involved in operational and financial due diligence, valuations and transaction structuring primarily for companies in the high technology and media industries.

ERIC HOWARD, Chief Financial Officer, has served in this role since January 2001. Until May 2001, he also served as a Vice President with Intellect Capital Group, LLC., a Los Angeles-based firm that provides investment and intellectual capital to developmental and emerging growth technology companies, which he joined in April 2000. Prior to that, he was employed by Arthur Andersen, LLP as a Manager in their Mergers and Acquisitions Advisory Services. While at Arthur Andersen, in addition to mergers and acquisitions he was also involved in numerous financial audits and other consulting engagements. Mr. Howard has his bachelor's degree in Business Economics and Political Science from the University of California - Santa Barbara.

BOARD  OF  DIRECTORS

All directors hold office until the next annual meeting of shareholders following their election or until their successors have been elected and qualified. Executive officers are appointed by and serve at the pleasure of the Board of Directors. We may adopt provisions in our By-laws and/or Articles of Incorporation to divide the board of directors into more than one class and to elect each class for a certain term. These provisions may have the effect of discouraging takeover attempts or delaying or preventing a change of control of Brightcube.

BOARD  COMMITTEES

The Compensation Committee of the Board of Directors determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The Compensation Committee also administers our stock option plan. This Committee did not have any members during 2000. In January 2001, Terren Peizer, Al Marco, Richard Anderson and Bernard Girma were appointed to this Committee.

The Audit Committee of the Board of Directors reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. This Committee did not have any members during 2000. In January 2001, Terren Peizer, Richard Anderson and Jack Marshall were appointed to this Committee.

The Board of Directors does not have either a Nominating or Finance Committee.

DIRECTORS'  COMPENSATION

Directors who are also employees of Brightcube receive no compensation for serving on the Board of Directors. With respect to directors who are not employees, we intend to reimburse such directors for all travel and other expenses incurred in connection with attending meetings of the Board of Directors and any committees of the Board. Non-employee directors are also eligible to receive and have received grants of non-qualified stock options under our stock option plan, and we intend to establish a non-employee director stock option plan which will provide for initial option grants of a fixed number of shares of our common stock to non-employee directors and successive annual option grants to such non-employee directors covering an additional fixed number of shares to provide us with an effective way to recruit and retain qualified individuals to serve as members of the Board of Directors.

COMPENSATION  COMMITTEE  INTERLOCKS  AND  INSIDER  PARTICIPATION

We did not have a Compensation Committee or other committee of the Board of Directors performing similar functions during the fiscal years ending December 31, 1997 and 1998. In 1999, Jack Marshall and Chris McConn served as members of our Compensation Committee. In 2000, the Compensation Committee did not have any members. In 2001, Terren Peizer, Al Marco, Richard Anderson and Bernard Girma are serving as members of our Compensation Committee. See "Board Committees."

COMPENSATION  SUMMARY

The following table sets forth the compensation awarded or paid to, or earned by, our Chief Executive Officer and all our other executive officers who earned in excess of $100,000 in salary and bonus (collectively the "Named Executives") for services rendered to us during the year ended December 31, 2000:

                         SUMMARY COMPENSATION TABLE (1)(2)

                                                             LONG-TERM COMPENSATION
                                                 ANNUAL      SECURITIES  UNDERLYING
NAME AND PRINCIPAL POSITION                   COMPENSATION      OPTIONS/SARS (#)
                                             --------------  ----------------------
                                             YEAR   SALARY
                                             ----  --------
Al Marco, CEO (6)                            2000     -----               1,500,000
Jack Marshall                                2000  $250,375               1,551,000
Chairman and CEO (3)                         1999   120,000               1,173,000
                                             1998   156,864               1,135,032
Edward MacBeth                               2000   110,760               1,500,000
President and COO (4)
Brian Dowd
Chief Financial Officer (5)                  2000    81,880                 400,000
Ralph Roessler                               2000     -----                 500,000
President of Consumable Products (6)
Elizabeth Wenner                             2000     -----                 500,000
Vice President of Internet Development and
Secretary (6)

(1)  Information set forth herein includes services rendered by the Named
     Executives while employed by BrightCube Inc. prior to and following the reorganization
     With Photoloft, Inc. (formerly Data Growth, Inc.).
(2)  The columns for "Bonus", "Other Annual Compensation", "Restricted Stock
     Awards", "LTP Payouts" and "All other Compensation" have been omitted because there is no compensation required to be reported.
(3)  Mr. Marshall resigned as CEO in June 2000.
(4)  Mr. MacBeth resigned as President and COO in February 2001.
(5)  Mr. Dowd resigned as Chief Financial Officer in January 2001.
(6)  Mr. Marco, Mr. Roessler and Ms. Wenner joined us in December 2000 with the consummation of the EVG acquisition.

OPTION  GRANTS  DURING  YEAR  ENDED  DECEMBER  31,  2000

The following table sets forth information regarding options granted to the Named Executive in the year ended December 31, 2000

                                         Percent of Total
                  Number of Securities    Options Granted
                   Underlying Options     to Employees in       Exercise        Expiration
Name                   Granted (#)          Fiscal Year     Price per Share        Date
----------------  ---------------------  -----------------  ----------------  --------------

Jack Marshall                   416,178                 7%  $           3.44     March 2010
Brian Dowd                      400,000                 6%  $           2.44            (1)
Edward MacBeth                1,500,000                25%  $           1.38            (2)
Al Marco                      1,500,000                25%  $           0.34  December 2010
Ralph Roessler                  500,000                 7%  $           0.34  December 2010
Elizabeth Wenner                500,000                 7%  $           0.34  December 2010

(1) Mr. Dowd resigned in January 2001, at which time approximately 50,000 of these options had vested.
(2) We entered into a Separation Agreement with Mr. MacBeth in February 2001 that allowed 500,000 of these options to vest immediately. These options are subject to a six-month lock-up period that ended July 19, 2001, and the options will expire in January 2003.


OPTION  EXERCISES  AND  YEAR-END  OPTION  VALUES

The following table sets forth certain information with respect to the Named Executives concerning exercisable and unexercisable stock options held by them as of December 31, 2000. None of these executive officers exercised options to purchase common stock in 2000.

          AGGREGATE OPTION EXERCISES IN 2000 AND YEAR END OPTION VALUES

                    Number  of  Unexercised   Value  of  Unexercised
                    Options at Year End (#)   In-the-Money  Options
                                              at  Year  End  (1)
                  --------------------------  --------------------------
NAME              Exercisable  Unexercisable  Exercisable  Unexercisable
                  -----------  -------------  -----------  -------------

Al Marco                   --      1,500,000           --             --
Jack Marshall         764,000        787,000           --             --
Ed MacBeth            208,000      1,292,000           --             --
Brian Dowd             45,000        358,000           --             --
Ralph Roessler             --        500,000           --             --
Elizabeth Wenner           --        500,000           --             --

(1) Based on a per share fair market value of our common stock equal to $.27 per share, the fair market value based on the closing market price as of 12/28/00.

                                OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                         (INDIVIDUAL GRANTS)
                                               Percent Of Total
                     Number of Securities    Options/SARs Granted   Exercise Or
                   Underlying Options/SARs       To Employees        Base Price
      Name               Granted (#)            In Fiscal Year         ($/Sh)      Expiration Date
       (a)                   (b)                     ( c )              (d)              (e)
-----------------  ------------------------  ---------------------  ------------  ------------------
Al Marco                          1,500,000                    25%         .3438  December 20, 2010
Jack Marshall                       416,178                     7%          3.44      March 1, 2010
Ed MacBeth                        1,500,000                    25%          1.38       July 1, 2010
Ralph Roessler                      500,000                     8%         .3438  December 20, 2010
Elizabeth Wenner                    500,000                     8%         .3438  December 20, 2010
Brian Dowd                          400,000                     7%          2.44      July 11, 2010

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

AL MARCO. In December 2000, we entered into an employment agreement with Mr. Marco to serve as Chief Executive Officer, reporting to the Board of Directors, for a period of three years. The employment agreement provides that Mr. Marco will receive an annual base salary of $240,000 and a discretionary bonus based on attaining certain revenue targets in 2001. We do not currently expect such targets to be met in 2001. If such targets are met, Mr. Marco will have the option of receiving either (i) a bonus of 100% of his base salary in cash or
(ii) a stock option grant for the number of shares of our common stock equal to 120% of his base salary divided by the average closing stock price for the ten days prior to the date the bonus is paid. Mr. Marco was also granted an option to purchase 1,500,000 shares of our common stock, at an exercise price equal to $0.34 per share, vesting over three years. During the term of his employment agreement, we may terminate Mr. Marco at any time with or without cause, The term "cause" is defined in the executive employment agreement as: (i) conviction of a felony or misdemeanor which in our opinion involves moral turpitude; (ii) willful misconduct, wanton misconduct or gross negligence; (iii) engage in an activity that constitutes a conflict of interest with us; (iv) fraud, misappropriation of funds or embezzlement; (iv) breach of fiduciary duty to us;
(v) material breach of the employment contract; with or (vi) fail to substantially perform the responsibilities and duties of his position provided that he is given 15 days to cure the failure after receiving written notice. If Mr. Marco is terminated without cause within 18 months of the commencement of his employment contract, he will receive an amount equal to the his base salary for the remaining life of the contract subject to certain limitations. If Mr. Marco is terminated without cause after 18 months he will receive the lesser of
(i) his base salary for twelve (12) months or (ii) the base salary for the remaining life of the contract. Any severance will be paid in 24 equal semi-monthly installments. In addition, upon any such termination without cause, Mr. Marco's options shall immediately vest.

In the event we enter into an agreement with another person or entity, the effect of which is to change the control of Brightcube, Inc., then Mr. Marco shall be exclusively entitled to terminate his executive employment agreement and in such event, we shall pay to him (i) the lesser of (i) his base salary for twelve (12) months or (ii) the base salary for the remaining life of the contract. In addition, upon such termination, the vesting of all options to purchase common stock of Brightcube held by Mr. Marco shall be accelerated so that such options are immediately exercisable.


ELIZABETH WENNER AND RALPH ROESSLER. On December 20, 2000, we entered into employment agreements with each of Elizabeth Wenner and Ralph Roessler to serve as our Vice President of Internet Development and President of Consumables, respectively. Each employment agreement has a term of three years. The employment agreements provide that Ms. Wenner and Mr. Roessler, as the case may be, will receive an annual base salary of $100,000 and a discretionary bonus based on certain revenue level attained by us in 2001. We do not currently expect such targets to be met in 2001. Upon earning the bonus, the respective officer will have the option of receiving either (i) a bonus of 100% of his or her base salary in cash or (ii) a stock option grant for the number of shares of our common stock equal to 120% of such officer's base salary divided by the average closing stock price for the ten days prior to the date the bonus is paid. Each of Ms. Wenner and Mr. Roessler was granted an option to purchase 500,000 shares of our common stock at an exercise price of $0.34 per share, vesting over three years.

If, within 18 months of the date of these employment agreements, we (a) either
(i) terminate Mr. Marco's employment or (ii) demote Mr. Marco from his position as CEO, and (b) terminate either Ms. Wenner or Mr. Roessler without good cause (with good cause defined in the same manner as Mr. Marco's contract), then we will pay Ms. Wenner and Mr. Roessler an amount equal to 12 months of their respective base salary in 24 equal monthly installments. If we terminate either of Ms. Wenner or Mr. Roessler after 18 months from the date of their respective employment agreement, or if Mr. Marco has not been terminated or demoted within 18 months of such date, we will pay Ms. Wenner and Mr. Roessler the lesser of an amount equal to six months of their respective base salary or the amount due under the remainder of their respective contract.

EDWARD C. MACBETH. In July 2000, we entered into an employment agreement with Edward C. MacBeth. Under the executive employment agreement, Mr. MacBeth was to serve as our President and Chief Operating Officer and perform such duties as may be reasonably assigned to him by the Board of Directors. The executive employment agreement provided for an annual base salary of $250,000, which was to be reviewed at least annually and a nomination to serve as a member of the Board of Directors. Mr. MacBeth was also eligible for a discretionary bonus, as determined by the Board of Directors, based upon performance criteria and milestones to be determined within four months of Mr. MacBeth's employment date. The executive employment agreement also provided that Mr. MacBeth was to receive options to purchase 1,500,000 shares of our common stock. In the event of a merger, consolidation, acquisition, separation or reorganization all of his granted options were to vest immediately.

In February 2001, we entered into a Separation and General Agreement under which Mr. MacBeth terminated his employment. The terms of this agreement included immediate vesting of options to purchase 500,000 shares of our common stock at an exercise price of $1.38 per share. These options are subject to a six-month lock-up ending July 19, 2001, and will expire in January 2003.

JACK MARSHALL. On May 10, 2000, we entered into a new employment agreement with Jack Marshall which replaced his preexisting employment agreement. Under the new executive employment agreement, Jack Marshall was to serve as our Chief Executive Officer and Vice Chairman and perform such duties as may be reasonably assigned to him by the Board of Directors. The executive employment agreement provides for an annual base salary of $240,000 which shall be reviewed at least annually. Under the executive employment agreement, Mr. Marshall is also eligible for incentive bonus compensation to be no less than 25% percent of his annual salary if certain milestones are met. We do not currently expect such milestones to be met in 2001. The new executive employment agreement also provides that Mr. Marshall will continue to accrue employment options granted under a 1998 Stock Option Agreement, whereby Mr. Marshall will vest up to 200,000 options when certain additional performance criteria and milestones are met. Mr. Marshall's current Stock Option Agreement (relating to a total of 1,551,209 shares under option) shall remain in effect. He is eligible to receive vacation in accordance with our policies. He is also eligible to participate in the health, life insurance, medical, retirement and other benefit programs that we may offer from time to time. The term of the executive employment agreement lasts until April 30, 2002. We may terminate him at any time with or without cause, The term "cause" is defined in the executive employment agreement as: (i) the willful neglect of duties reasonably assigned by the Board of Directors;
(ii) material breach of the agreement; or (iii) willful gross misconduct. If Mr. Marshall is terminated without cause, he is to receive the lesser of (i) his base salary for twelve (12) months or (ii) the base salary for the remaining life of the contract. In addition, Mr. Marshall's options shall immediately vest and he shall continue, to receive health, medical, life, and disability insurance for twelve (12) months from the date of termination.

In the event we enter into an agreement with another person or entity, the effect of which is to change the control of Brightcube, Inc., then Mr. Marshall shall be exclusively entitled to terminate his executive employment agreement and in such event, we shall pay to him (i) the amount of two years' base salary, and (ii) 50% of his base salary as an incentive bonus. In addition, upon such termination, the vesting of all options to purchase common stock of Brightcube held by Mr. Marshall shall be accelerated so that such options are immediately exercisable.

Mr. Marshall resigned as CEO in June 2000, but remains our Vice Chairman subject to the terms of his employment agreement.


BRIAN DOWD. On June 26, 2000, we entered into an employment agreement with Brian Dowd. Under the executive employment agreement, Mr. Dowd was to serve as our Chief Financial Officer and perform such duties as may be reasonably assigned to him by the Board of Directors. The executive employment agreement provides for an annual base salary of $150,000 which shall be reviewed at least annually. Under the executive employment agreement, Mr. Dowd was also eligible for a discretionary bonus, as determined by the Board of Directors, based upon performance criteria and milestones to be determined within four months of Mr. Dowd's employment date. The executive employment agreement also provides that Mr. Dowd was to receive options to purchase 400,000 shares of our common stock. In the event of a merger, consolidation, acquisition, separation or reorganization all of his granted options shall vest immediately.

In  January  2001,  Mr.  Dowd  resigned  as  Chief  Financial  Officer  and
Secretary.

ERIC HOWARD. In January 2001, we entered into an agreement with Intellect Capital Group ("ICG") that provided for the services of Eric Howard as our interim Chief Financial Officer until March 1, 2001. Under this agreement, we have provided ICG and Eric Howard with an indemnification for all services rendered to us by Mr. Howard. Upon the expiration of this agreement, we extended the agreement until May 2001 in exchange for reimbursing ICG for Mr. Howard's salary and benefits at a rate of approximately $9,000 per month plus out of pocket expenses. As of May 2001, Eric Howard was hired by BrightCube, Inc. as Chief Financial Officer at an annual salary of $100,000. On November 5 2001, we entered into employment agreements with Eric Howard as our Chief Financial Officer. The employment agreement has a term of three years. The employment agreements provide that Mr. Howard will receive an annual base salary of $100,000 and a discretionary bonus based on certain revenue level attained by us in 2001. We do not currently expect such milestones to be met in 2001. Upon earning the bonus, Mr. Howard will have the option of receiving either (i) a bonus of 100% if his base salary in cash or (ii) a stock option grant for the number of shares of our common stock equal to 120% of his base salary divided by the average closing stock price for the ten days prior to the date the bonus is paid. Mr. Howard was granted an option to purchase 500,000 shares of our common stock at an exercise price of $0.34 per share, vesting over three years.

STOCK  OPTION  PLAN

In April 2001, the Board of Directors approved a new option plan for 8,500,000 shares. With the implementation of this plan the Company will not issue any additional shares under the former plans. As such, it is the Company's intention not to issue any additional shares in this new plan that when combined with the former plan will exceed the 13,750,000 shares authorized for the former plan. The Board of Directors approved the granting of options to purchase 1,440,000 shares of common stock to the Company's employees and several consultants on July 3, 2001.

Previously, the 1999 stock option plan was adopted by the Board of Directors, and ratified and approved by our stockholders, as of the closing of the reorganization with Data Growth, Inc. The Board of Directors amended the Plan in June 1999. The purpose of the Plan is to enhance our profitability and stockholder value by enabling us to offer stock based incentives to employees, directors and consultants. The Plan authorizes the grant of options to purchase shares of common stock to employees, directors and consultants of BrightCube, Inc. and its affiliates. Under the Plan, we may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and non-qualified stock options. Incentive stock options may only be granted to our employees.

The number of shares available for options under the Plan was originally 3,800,000. This number was increased in June 2000 to 13,750,000. The Plan is administered by the Compensation Committee of the board. Subject to the provisions of the Plan, the Compensation Committee has authority to determine the employees, directors and consultants of Brightcube, Inc. who are to be awarded options and the terms of such awards, including the number of shares subject to such option, the fair market value of the common stock subject to options, the exercise price per share and other terms.

Incentive stock options must have an exercise price equal to at least 100% of the fair market value of a share on the date of the award unless the grant is to a stockholder holding more than 10% of our voting stock in which case it must be 110% of the fair market value on the date of grant. Generally, they may not have a duration of more than 10 years or five years if the grant is to a stockholder holding more than 5% of our voting stock. Terms and conditions of awards are set forth in written agreements between Brightcube, Inc. and the respective option holders. Awards under the Plan may not be made after the tenth anniversary of the date of its adoption but awards granted before that date may extend beyond that date.

If the employment with BrightCube, Inc. of the holder of an incentive stock option is terminated for any reason other than as a result of the holder's death or disability or for "cause" as defined in the Plan, the holder may exercise the option to the extent exercisable on the date of termination of employment, until the earlier of the option's specified expiration date and 90 days after the date of termination. If an option holder dies or becomes disabled, both incentive and non-qualified stock options may generally be exercised, to the extent exercisable on the date of death or disability, by the option holder or the option holder's survivors until the earlier of the option's specified termination date and one year after the date of death or disability.

As of November 1, 2001, 81,930 shares had been issued as the result of the exercise of options previously granted under the Plan during 2000; 9,402,000 shares were subject to outstanding options and 4,348,000 shares were available for future grants. The exercise prices of the outstanding options ranged from $0.34 to approximately $5.50. The options under the Plan vest over varying lengths of time pursuant to various option agreements that we have entered into with the grantees of such options.

We have not registered the 2001 or 1999 Plan, or the shares subject to issuance thereunder, pursuant to the Securities Act of 1933. Absent registration, such shares, when issued upon exercise of options, would be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933. The Company currently intends to register this plan and intends to file this registration statement during fiscal year 2001. Optionees have no rights as stockholders with respect to shares subject to options prior to the issuance of shares pursuant to the exercise thereof. Options issued to employees under the Plan shall expire no later than ten years after the date of grant. An option becomes exercisable at such time and for such amounts as determined at the discretion of the Board of Directors or the Compensation Committee at the time of the grant of the option. An optionee may exercise a part of the option from the date that part first becomes exercisable until the option expires. The purchase price for shares to be issued to an employee upon his exercise of an option is determined by the Board of Directors or the Compensation Committee on the date the option is granted. The purchase price is payable in full in cash, by promissory note, by net exercise or by delivery of shares of our common stock when the option is exercised.

The Plan provides for adjustment as to the number and kinds of shares covered by the outstanding options and the option price therefore to give effect to any stock dividend, stock split, stock combination or other reorganization of or by Brightcube, Inc.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Our Articles of Incorporation, with certain exceptions, eliminate any personal liability of directors or officers to us or our stockholders for monetary damages for the breach of such person's fiduciary duty, and, therefore, an officer or director cannot be held liable for damages to us or our stockholders for gross negligence or lack of due care in carrying out his or her fiduciary duties as a director or officer except in certain specified instances. We may also adopt by-laws which provide for indemnification to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with us to the maximum extent and under all circumstances permitted by law.

There are presently no material pending legal proceeding to which a director, officer and employee of ours is a party. There is no pending litigation or proceeding involving one of our directors, officers, employees or other agents as to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

We have entered into indemnification agreements with our directors and officers. These agreements will provide, in general, that we shall indemnify and hold harmless such directors and officers to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement, and expenses, including attorneys' fees and disbursements, incurred in connection with, or in any way arising out of, any claim, action or proceeding against, or affecting, such directors and officers resulting from, relating to or in any way arising out of, the service of such persons as our directors and officers.

To the extent provisions of our articles of incorporation provide for indemnification of directors for liabilities arising under the Securities Act of 1933 or the Securities Exchange Act of 1934, those provisions are, in the opinion of the Securities and Exchange Commission, against public policy and therefore are unenforceable.

RELATED  PARTY  TRANSACTIONS

Unless otherwise indicated, information in this section regarding shares of our common stock reflect the 1.5133753 for 1 conversion ratio applied to shares of Photoloft.com, Inc., a California corporation (Photoloft California), common stock at the time of the reorganization referred to below.

ISSUANCES TO FOUNDER. Upon his founding of Photoloft California in November 1993, we issued 756,688 shares of common stock to Jack Marshall in exchange for $500.00. At that time, we also issued him options to purchase up to 1,152,493 shares of common stock which vested over a four year period and had an exercise price of $0.001 per share. He exercised his options and elected to purchase 1,152,493 shares of common stock in February, 1999. During our offering of preferred stock described below, he purchased 125,000 shares in exchange for $25,000. He transferred 50,000 shares of common stock by gift in February 1999. In March, 1999 his shares of PhotoLoft California common stock and his options to purchase shares of PhotoLoft California common stock were converted into shares of Brightcube common stock, and options to purchase Brightcube common stock as a result of the reorganization with Data Growth, Inc.

SERIES A PREFERRED OFFERING. From 1994 to 1998 we conducted a private offering of PhotoLoft California series A preferred stock. As a result, we sold the aggregate amount of 2,275,625 shares of series A preferred stock in exchange for $455,125. Under this offering, Messrs. John Marshall, and Chris McConn, purchased 295,000 and 25,000 shares of stock, respectively. As described above, Mr. Jack Marshall also participated in the offering. Each outstanding share of series A preferred stock was converted into 1.5 shares of common stock of PhotoLoft.com California in February, 1999. Ms. Lisa Marshall purchased 12,500 shares for $2,500.

SERIES B PREFERRED OFFERING. In August 1996, we conducted a private offering of Photoloft California corporation series B preferred stock. As a result, we sold 150,000 shares of our series B preferred stock to Mr. Kris Chellum for $45,000. Each outstanding share of series B preferred stock was converted into 1.5 shares of common stock in February, 1999.

1996 CONSULTING SERVICES. In 1996 we issued 53,472 shares of common stock to Mr. Keith Queeney and Mr. Christopher McConn in exchange for services provided to us.

SERIES C PREFERRED OFFERING. In October, 1997 we entered into an agreement with Kremen, Father & Partners to provide us with financial consulting services and assist us with obtaining financing. One of our former directors, Gary Kremen, was a principal of Kremen, Father & Partners. In exchange for $59,500 worth of services, we issued, from 1997 to 1998, 63,384 shares of series C preferred stock to Mr. Kremen. Each outstanding share of series C preferred stock was converted into 1.5 shares of common stock in February, 1999. Currently, we no longer contract with Kremen, Father & Partners for any services.

1998 CONSULTING SERVICES. In 1998 we issued 176,006 shares of common stock to consultants and employees who provided services to us. Under this offering, Ms. Lisa Marshall received 15,739 shares of common stock.

EXERCISED STOCK OPTIONS. In February, 1999 we issued the aggregate amount of 2,844,112 shares of common stock upon the exercise of options to purchase common stock which were granted to employees, directors and consultants of Brightcube, Inc. between 1993 and 1998. Under this issuance, Messrs. Jack Marshall and Chris McConn exercised options to purchase 1,152,493 and 610,181 shares of common stock, respectively.

STOCK OPTION PLAN. In 1998, we issued options to purchase the aggregate amount of 2,675,572 shares of common stock to employees, directors and consultants of Brightcube, Inc. pursuant to Brightcube, Inc.'s stock option plan. These options have an exercise price of $0.48 per share. Under this offering, Messrs. Jack Marshall and Chris McConn received options to purchase up to 1,135,032 and 454,013 shares of common stock, respectively, with exercise prices of $0.48 per share. These options vest in 48 monthly installments. Additionally, from January to December 1999, we have issued options to purchase the aggregate amount of 970,201 shares of common stock to employees, directors and consultants of Brightcube, Inc. pursuant to Brightcube, Inc.'s stock option plan. These options were issued at their fair market value on the date of grant and have exercise prices ranging from $0.48 to $5.25.

In addition to the above, in March 1999, we issued the aggregate amount of 228,375 shares of common stock upon the exercise of options to purchase common stock which were granted to certain employees, directors, and consultants of Brightcube, Inc. in March 1999 under Brightcube, Inc.'s stock option plan. These options had an exercise price of $0.50 per share. Under this offering, Mr. John Marshall exercised options to purchase 13,500 shares of common stock and Chris McConn exercised options to purchase 10,000 shares of common stock.

REORGANIZATION. On March 1, 1999, PhotoLoft California entered into the reorganization with a non-operating public company, Data Growth, Inc., a Nevada corporation incorporated in January, 1996. Under the Reorganization Agreement, the PhotoLoft California stockholders received 1.5133753 shares of Data Growth common stock in exchange for each of their shares of common stock. Additionally, the holders of options to purchase shares of common stock of PhotoLoft California terminated their options and received options to purchase shares of common stock of Data Growth.

As a result of the reorganization with Data Growth, PhotoLoft California became a wholly-owned subsidiary of Data Growth. Data Growth adopted the PhotoLoft California stock option plan. An aggregate of 9,579,266 shares of common stock and options to purchase an aggregate of 2,795,734 shares of common stock were issued to the former PhotoLoft California stockholders and option holders, respectively, in the reorganization and the PhotoLoft California stockholders owned approximately 77% of Data Growth immediately after the reorganization. As part of the reorganization, all of the executive officers and directors of Data Growth resigned and the executive officers and directors of PhotoLoft California became the executive officers and directors of Data Growth which changed its name to PhotoLoft.com. In December 2000, the company's name was changed from Photoloft, Inc. to Brightcube, Inc.

OTHER RELATED TRANSACTIONS. In December 1999, we issued options to purchase up to 288,000 shares of common stock to Lisa Marshall, our former Secretary as compensation for services rendered. The right to exercise these options vests in 16 equal quarterly installments over 4 years. The exercise price for the options is $1.50 per share, which was not less than the fair market value of the shares underlying the options on the date of grant.

In December 1999, in exchange for $250,000 we issued 163,217 shares of common stock and warrants to purchase up to 33,000 shares of common stock with exercise prices of $1.5317 per share to Lisa Marshall, our former Secretary. In December 1999, we also issued 97,930 shares of common stock to John Marshall, a Member of our board of directors and warrants to purchase up to 20,000 shares of common stock with exercise prices of $1.5317 per share, in exchange for $150,000.

In March 2000 we issued options to purchase up to 378,344 shares of common stock to Jack Marshall, pursuant to his employment agreement.

In March 2000, we obtained loans from George Perlegos, a holder of more than 4% of our common stock at that time, and one other shareholder aggregating $115,000. All amounts have been repaid as of November 30, 2000. In May 2000, we received a loan of $50,000 from Kay Wolf Jones, one of our former officers. The loan rate was 10% per month. In June 2000 we repaid the loan to Kay Wolf Jones.

In March 2000, we sold and issued to an entity related to ICG a warrant to purchase 400,000 shares of our common stock at an exercise price of $0.10 per share. These warrants were transferred to a third party and subsequently exercised in June 2001.

On June 8, 2000, pursuant to a Stock Purchase Agreement dated as of April 18, 2000 (the "Agreement"), we issued and sold 900 shares of our Series B Convertible Preferred Stock (the "Series B Preferred Stock") to Intellect Capital Group, LLC (ICG), a Delaware limited liability company. ICG is a Los Angeles-based firm that provides investment and intellectual capital to developmental and emerging growth stage technology companies and takes an active role to assist them to realize their full potential. The consideration for the Series B Preferred Stock consisted of $9,000 in cash. In conjunction with the Agreement, ICG became an active shareholder, and assisted us with the creation of our strategic plan, building a management team and Board of Directors, identifying and advising on the consummation of strategic relationships, and advising on merger and acquisition activities, our capital formation process and corporate finance and corporate communications. The Series B Preferred Stock was convertible, on or before July 8, 2000, into 50% of our then-outstanding common stock following the conversion (on a fully- diluted basis). As of July 8, 2000, we had 33,825,266 shares of common stock outstanding on a fully-diluted basis. However, on July 8, 2000, we did not have enough shares of authorized common stock to convert all of the Series B Preferred Stock. On that date, we issued 27,914,023 shares of common stock in partial conversion of the Series B Preferred Stock. Pursuant to the terms of May 22, 2000 letter agreement between the holder of the Series B Preferred Stock and us, we incurred penalties of $13,122,959 as a result of the inability to convert the remainder of the Series B Preferred Stock. These penalties have been waived by the holder and the holder has waived its right to receive the additional 5,911,243 shares it was entitled to on July 8, 2000 in exchange for the issuance of warrants to purchase an aggregate of 11,900,000 shares of our common stock at an exercise price of $1.65 per share. The warrants may be exercised, or exchanged on a two-for one basis for shares of our common stock. The conversion has diluted, and the exercise of these warrants will dilute the interests of our other shareholders.

Pursuant to the Agreement, we elected Terren S. Peizer, the ICG Chairman and Chief Executive Officer, as our Chairman and a member of our Board of Directors. In connection with the Agreement, we entered into a Registration Rights Agreement, dated June 8, 2000, which requires us to register, at our expense, the common stock into which the Series B Preferred Stock is convertible upon the demand of ICG; provided, however, that no such demand could be made prior to December 8, 2000. The Registration Rights Agreement also provides unlimited piggyback registration rights. Certain of our shareholders also entered into an Agreement among Shareholders and Company with ICG and us, pursuant to which those shareholders agreed to vote to elect to the Board a candidate to be designated by future investors and a Lock-Up Agreement restricting their transfer of our common stock.

Prior to entering into the Agreement, ICG loaned us $275,000 pursuant to a Loan and Security Agreement dated May 18, 2000. The loan was evidenced by a Promissory Note, and secured by all of our assets. In July, 2000 we repaid this loan. On May 22, 2000, we also entered into a side letter with ICG in which we agreed to (i) file a consent solicitation statement with the Securities Exchange Commission to solicit consents for the purpose of increasing our authorized common stock to 200,000,000 shares and (ii) enter into Shareholder Agreements with certain of our major shareholders in which those shareholders agreed to consent to the increase in our authorized common stock. The side letter provided for financial penalties in the event that we failed to file the consent solicitation statement and obtain approval of the increase by specified dates.

In July 2000, we paid ICG fees of approximately $630,000 in connection with a private placement of our common stock.

In July 2000 we entered into an employment agreement with Brian Dowd to serve as our Chief Financial Officer, under which he was granted an option to purchase 400,000 shares of common stock. Mr. Dowd resigned in January 2001 at which time he had vested options to purchase 50,000 shares.

In July 2000, we entered into an employment agreement with Ed MacBeth to serve as our President and Chief Operating Officer, under which he was granted an option to purchase 1,500,000 shares of common stock vesting over three years. In January 2001, we entered into a separation agreement with Mr. MacBeth providing for the immediate vesting of 500,000 of these options.

In December 2000, we acquired all of EVG's common stock in exchange for 18,192,600 restricted common shares of which 3,208,600 shares were placed in a twelve-month escrow account as security for the indemnification obligations of the former EVG shareholders. Al Marco was the majority shareholder of EVG. In addition, we paid $800,000 to an entity owned by Al Marco, now our Chief Executive Officer and a member of our Board of Directors, in settlement of EVG's liabilities to this entity. At the same time we entered into an employment contract with Mr. Marco as our CEO under which he was granted an option to purchase 1,500,000 shares of common stock, vesting over a three-year period. We also entered into employment agreements with Elizabeth Wenner and Ralph Roessler, two minority shareholders and executives of EVG, and granted each of them options to purchase 500,000 shares of common stock, vesting over a three-year period. We currently lease our El Segundo facility from Mr. Marco, for a monthly rent of $11,900 plus certain maintenance and operating expenses.

In February 2001, we entered into a separation agreement and general release with Joe Harris, Vice President of Marketing, terminating his employment effective February 28, 2001. Under this agreement we paid his normal salary through the end of January and his fourth quarter bonus of $12,500 and forgave his obligation to pay back any of his signing bonus. The signing bonus was $25,000 and required that he work for us for a minimum period of time, which he did not complete. Mr. Harris has not been replaced to date.

As of September 30, 2001, the Company owed $33,700 to Intellect Capital Group, LLC (ICG), a minority shareholder, for expenses paid by ICG on the Company's behalf. This amount is included in the payable to shareholders.

Al Marco, the Company's CEO, owns the building occupied by the Company in El Segundo, California. The Company paid or owed approximately $107,100 in rent to Al Marco during the nine months ended September 30, 2001. The Company owed Al Marco $10,600 as of September 30, 2001 for business expense reimbursements.

During the nine months ended September 30, 2001 the Company paid $96,100 to Marco Fine Arts, a company owned by Al Marco, the Company's CEO. These expenses related to various operating expenses paid on the Company's behalf by Marco Fine
Arts.   As of September 30, 2001, the Company owed Marco Fine Arts $14,200.

During July 2001, the Company received a Bridge Loan from ICG for a total of $500,000 with an 8% interest rate. The Company entered into a forbearance agreement with ICG in which they agreed to not call the loan for a 30 day period commencing July 16, 2001. In exchange for this the Company issued 1,875,000 warrants to purchase shares of the company's common stock at a purchase price of $0.30 and includes a provision for cashless exercise.

We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and be on terms no less favorable to us than could be obtained from unaffiliated third parties.

SELLING  STOCKHOLDERS

This prospectus relates to the offering by the selling stockholders for resale of shares of our common stock acquired by them in private placements and other transactions. All of the shares of common stock offered by this prospectus are being offered by the selling stockholders for their own accounts.

The following table sets forth information with respect to the common stock beneficially owned by the selling stockholders as of September 30, 2001 including shares obtainable upon the exercise of certain options and warrants. The selling stockholders provided us the information included in the table below. To our knowledge, each of the selling stockholders has sole voting and investment power over the shares of common stock listed in the table below. Other than as set forth in this prospectus, no selling stockholder, to our knowledge, has had a material relationship with us during the last three years, other than as an owner of our common stock or other securities. Additionally, the following table assumes the sale of all shares of common stock offered by this prospectus; however, as the selling stockholders can offer all, some or none of their shares of common stock, no definitive estimate can be given as to the number of shares that the selling stockholders will hold after the offering.

                                  BENEFICIAL  OWNERSHIP     BENEFICIAL  OWNERSHIP
                                    OF  COMMON  STOCK         OF  COMMON  STOCK
                                 PRIOR  TO  THE  OFFERING   AFTER  THIS  OFFERING
                                --------------------------  ---------------------
                                           NUMBER OF
SELLING                         NUMBER OF  SHARES TO BE     NUMBER OF
STOCKHOLDER                     SHARES     SOLD UNDER       SHARES     PERCENT OF
                                           THIS PROSPECTUS             CLASS
------------------------------  ---------  ---------------  ---------  ----------
Harpel Family Partnership         250,000          250,000          0           0
Harpel Venture Partners           250,000          250,000          0           0
Strong River Investments, Inc.  1,250,000        1,250,000          0           0
Montrose Investments            1,250,000        1,250,000          0           0
Banca Del Gottardo              3,750,000        3,750,000          0           0
Seville Media, Inc.               700,000          700,000          0           0
Madison & Wall Worldwide, Inc.    373,333          373,333          0           0
vFinance Investments, Inc.         60,000           60,000          0           0
Lakeforest LLC                     45,000           45,000          0           0
Corbran LLC                        45,000           45,000          0           0
Vincent Calicchia                  40,000           40,000          0           0
Henoch Cohn                        10,000           10,000          0           0

We will pay the offering expenses of the selling stockholders in this offering, other than brokers' commissions. We currently estimate these expenses to be $50,000.

To date, we have had a very limited trading volume in our common stock. Sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, under Securities and Exchange Commission Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth, as of September 30, 2001, certain information with respect to the ownership of our common stock by each of our directors and named executive officers, all of our executive officers and directors as a group, and all persons known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated in the footnotes to the table, the following individuals have sole vesting and sole investment control with respect to the shares they beneficially own and the address of each beneficial owner listed below is c/o 240 Center Street, El Segundo, California 90245.

The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and also any shares that the individual has the right to acquire within 60 days after September 30, 2001. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. The total number of outstanding shares of common stock (which excludes unexercised warrants and options and excludes 3,208,600 shares held in a twelve-month escrow account pursuant to the acquisition of EVG on December 20,
2000) at September 30, 2001 was 74,243,930.

NAME AND ADDRESS OF                          NUMBER OF SHARES    PERCENT OF
BENEFICIAL OWNER                            BENEFICIALLY OWNED      CLASS
------------------------------------------  -------------------  -----------
Terren Peizer                                 41,689,023 (1)             54%
Al Marco                                      17,556,687 (2)             24%
Jack Marshall                                 3,173,488 (3)               5%
Elizabeth Wenner                              699,925 (4)                 1%
Ralph Roessler                                699,925 (5)                 2%
Bernard Girma                                 31,250                      *
Eric Howard                                   97,200(6)                   *


All directors and executive officers as a     64,947,485 (7)             69%
group (nine persons)

*     Less  than  one  percent.

Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock options or warrants held by that person that are currently exercisable or exercisable within 60 days of September 30, 2001 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person.

(1) Includes 13,775,000 warrants beneficially owned by Intellect Capital Group, LLC and shares and warrants beneficially owned by OPUS X Capital, LLC. Mr. Peizer is the Chairman and CEO of Intellect Capital Group, LLC. and the beneficial owner of DSRR Capital LLC which owns 100% of OPUS X Capital, LLC. The warrants are exercisable within 60 days of September 30, 2001.

(2) Includes 375,000 shares of common stock subject to options that are exercisable within 60 days of September 30, 2001.
(3) Includes 1,056,210 shares of common stock subject to options that are exercisable within 60 days of September 30, 2001.
(4) Includes 152,778 shares of common stock subject to options that are exercisable within 60 days of September 30, 2001.
(5) Includes 152,778 shares of common stock subject to options that are exercisable within 60 days of September 30, 2001.
(6) Includes 97,200 shares of common stock subject to options that are exercisable within 60 days of September 30, 2001.
(7) Includes 1,335,000 shares of common stock subject to warrants that are exercisable within 60 days of September 30, 2001.


                          DESCRIPTION OF CAPITAL STOCK

The descriptions in this section and in other sections of this prospectus by our securities and various provisions of our articles of incorporation and our bylaws are descriptions of the material terms of our securities. Our articles of incorporation and bylaws have been filed with the SEC as exhibits to this registration statement of which this prospectus forms a part.

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.001 per share, and 500,000 shares of preferred stock, par value $.001. As of September 30, 2001, 74,243,930 shares of our common stock were issued and outstanding. This excludes an aggregate of 30,113,990 shares reserved for issuance upon exercise of stock options and warrants and the stock options and warrants and excludes 3,208,600 shares held in a twelve-month escrow account pursuant to the acquisition of EVG on December 20, 2000.

                                  COMMON STOCK

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, and if declared by the board of directors from funds legally available therefore. No holder of any shares of our common stock has a pre-emptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other of our securities. Upon liquidation, dissolution or winding up of Brightcube, Inc., and after payment of creditors and preferred stockholders the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable.

Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of the common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the board of directors.


                                 PREFERRED STOCK

Our Board of Directors is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 500,000 shares of preferred stock. The preferred stock may be issued in one or more series and the Board of Directors may fix its rights, preferences, and designations.

Series  A  Preferred  Stock

We are authorized to issue up to 125 shares of Series A Preferred Stock. These shares are convertible into our common stock at a conversion price that is lower of a floating or fixed conversion price formula. The shares of Series A Preferred Stock have no voting rights, except as required by law and as expressly provided in the certificate of designation. The foregoing is a summary of some of the terms of our Series A Preferred Stock. The certificate of designation for this series has been filed as an exhibit to the registration statement of which this prospectus is a part. No shares of Series A Preferred Stock are currently outstanding.

Series  B  Preferred  Stock

On June 8, 2000, pursuant to a Stock Purchase Agreement dated as of April 18, 2000 (the "Agreement"), we issued and sold 900 shares of our Series B Convertible Preferred Stock (the "Series B Preferred Stock") to Intellect Capital Group, LLC, a Delaware limited liability company. The Series B Preferred Stock was convertible, on or before July 8, 2000, into 50% of our then-outstanding common stock following the conversion (on a fully- diluted basis). As of July 8, 2000, we had 33,825,266 shares of common stock outstanding on a fully-diluted basis. However, on July 8, 2000, we did not have enough shares of authorized common stock to convert all of the Series B Preferred Stock. On that date, we issued 27,914,023 shares of common stock in partial conversion of the Series B Preferred Stock. Pursuant to the terms of May 22, 2000 letter agreement between the holder of the Series B Preferred Stock and us, we incurred penalties of $13,122,959 as a result of the inability to convert the remainder of the Series B Preferred Stock. These penalties have been waived by the holder and the holder has waived its right to receive the additional

5,911,243 shares it was entitled to on July 8, 2000, in exchange for the issuance of warrants to purchase an aggregate of 11,900,000 shares of our common stock at an exercise price of $1.65 per share. The warrants may be exercised, or exchanged on a two-for one basis for shares of our common stock. The conversion has diluted, and the exercise of these warrants will dilute, the interests of our other shareholders.

The shares of Series B Preferred Stock have no voting rights, except as required by law and as expressly provided for in the certificate of designation for such shares.

The foregoing has been a brief description of some of the terms of our Series B Preferred Stock. For a more detailed description of the rights of the holders of the Series B Preferred Stock, prospective investors are directed to the actual certificate of designation that has been filed as an exhibit to the registration statement of which this prospectus is a part.

No shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. This difficulty could adversely affect prevailing market prices for our common stock.

WARRANTS

In September 1999, the Company issued warrants to purchase 350,000 shares of common stock at an exercise price of $2.31 in connection with a services agreement. 175,000 of these warrants vested immediately, resulting in deferred compensation cost of $218,800, which was amortized over the one year term of the agreement. The remaining 175,000 warrants vested during 2000 resulting in $309,800 in compensation expense, of which $139,500 related to those warrants vesting during the first quarter of 2000 and originally recorded as deferred compensation cost.

In November 1999, the Company issued warrants to purchase 500,000 shares of common stock at an exercise price of $1.01 in connection with a service agreement with a consultant. These warrants vested immediately, resulting in deferred compensation cost of $585,000, which was being amortized over the six month term of the agreement. In April 2000, the Company repriced these warrants to $0.10 and recorded $85,000 in compensation expense. In December 2000, 220,000 of these warrants were exercised. In January 2001, an additional 100,000 of these warrants were exercised.

In March 2000, the Company sold and issued 400,000 warrants with an exercise price of $0.10 to an investor for proceeds of $10,000. The warrants were transferred to a third party and subsequently exercised in June 2001.

In April 2000, the Company granted warrants to purchase 200,000 shares of common stock to a consultant at an exercise price of $0.10, and granted warrants to purchase 100,000 shares of common stock to the same consultant at an exercise price of $1.00. The warrants expire April 2005 and vested during the second quarter of 2000 resulting in $682,000 in compensation expense.

In July 2000, the Company issued three year warrants to purchase 300,000 shares of common stock at an exercise price of $1.65 in settlement of a dispute relating to a binding letter of intent for an equity financing. The $378,000 fair value of the warrants has been recorded as stock based compensation.

In consideration for services in connection with the sale of our Series A Preferred Stock in March 2000 (which we redeemed in June 2000), we also issued 185,500 warrants to purchase shares of our common stock. These warrants may be exercised at any time during the five-year period following their issuance at an exercise price of $3.30 per share. The number of shares issuable upon exercise of the warrants is subject to adjustment upon the occurrence of stock splits, dividends or reclassifications. The warrants do not carry registration rights however, they have been included in this registration statement of which this prospectus forms a part. In connection with the June 2000 redemption of our Series A Preferred Stock, we issued warrants to purchase an additional 80,140 shares of common stock with the same terms and conditions; provided that we are obligated to register the shares of common stock underlying the June 2000 warrants.

In conjunction for with the sale of our common stock in the private placement in July 2000, we also issued 5,323,300 warrants to purchase an aggregate of 5,323,300 shares of our common stock. Additionally, warrants to purchase 1,221,000 shares of common stock and 28,000 shares of common stock were issued as investor referral fees. The warrants may be exercised at any time during the three-year period following their issuance at an exercise price of $1.65 per share. The number of shares issuable upon exercise of the warrants is subject to adjustment upon the occurrence of stock splits, dividends or reclassifications.

During July 2001, the Company obtained a Bridge Loan from one of the stockholders, Intellect Capital Group (ICG) in the amount of $500,000 at an 8% interest rate. The funds were used for general working capital purposes and have a 15 day demand notice call provision. On August 14, 2001 we negotiated a forbearance agreement with ICG that provided the Company with a 30 day period during which ICG will not call the loan. In return, the Company agreed to provide ICG with a warrant to purchase 1,875,000 shares of common stock at a purchase price of $0.30 and includes a provision for cashless exercise.

During July 2001, the Company entered into a six month contract with an investor relations firm, Madison and Wall Worldwide. The contract with Madison and Wall requires the Company to issue 173,333 shares of common stock and a warrant to purchase up to 200,000 shares of common stock at an exercise price of $.50 for 100,000 shares and $.75 for 100,000 shares. The warrants and stock are non-forfeitable and vest immediately. The common stock warrants have piggyback registration rights. The 100,000 warrants at $0.50 are entitled to demand registration rights should the Company's stock exceed $1.00 per share. The Company may have to issue up to 60,000 additional shares for not filing the SB-2 in a timely manner.

In August 2001, the Company entered into an investment banking agreement with vFinance to help raise money for the Company for a one year period ending August 2002. The contract with vFinance for financial advisory services requires the Company to issue a warrant for the purchase of 200,000 shares of common stock at an exercise per of $0.27 per share, non-forfeitable, vesting immediately, with a term of five years, piggyback registration rights and a provision for cashless exercise. Additionally, if vFinance raises funds in excess of $1 million, the Company will provide them with 130,000 warrants at an exercise price of $0.27 per share for every $100,000 raised above $1 million.

This has been a brief description of some of the terms of our outstanding warrants. For a more detailed description of the rights of the holders of the warrants, prospective investors are directed to the actual forms of warrants that have been filed as exhibits to the registration statement of which this prospectus is a part.

                               REGISTRATION RIGHTS

The holder of the common stock issued in exchange for our previously issued Series B Preferred Stock has registration rights with respect to the shares they hold. Pursuant to a registration rights agreement, the common stock underlying the Series B Preferred Stock issued to investors are to be registered within a specified period of time. We must also keep the registration statement effective until all of the common stock offered has been sold. We are responsible for the payment of all fees and costs associated with the registration of the common stock. We are required to indemnify and hold harmless each investor and its officers, directors, agents and brokers against any untrue statement of a material fact in a registration statement, prospectus or amendment or supplement to a registration statement or prospectus. Specific procedures for carrying out the indemnification are set forth in the registration rights agreement.

The purchasers in our August 2001 private placement have registration rights with respect to the shares and shares underlying the options they hold. Pursuant to a registration rights agreement, the shares and common stock underlying the options issued to these investors are to be registered as part of the registration statement of which this prospectus forms a part. The registration rights agreement requires us to file a registration statement with respect to the common stock within a specified period of time, and to have the registration statement declared effective within a specific period of time. We must also keep the registration statement effective until all of the common stock offered has been sold. We are responsible for the payment of all fees and costs associated with the registration of the common stock, except that we are not responsible for fees generated by the investors' counsel. We are required to indemnify and hold harmless each investor and its officers, directors, agents and brokers against any untrue statement of a material fact in a registration statement, prospectus or amendment or supplement to a registration statement or prospectus. Specific procedures for carrying out the indemnification are set forth in the registration rights agreement. This prospectus is part of the registration statement filed under our obligations to the above mentioned holders. We are currently late in filing the registration statement within 30 days.


ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF NEVADA LAW AND OUR ARTICLES OF INCORPORATION AND BYLAWS

We are incorporated under the laws of the State of Nevada and are therefore subject to various provisions of the Nevada corporation laws which may have the effect of delaying or deterring a change in the control or management of Brightcube, Inc. Nevada's "Combination with Interested Stockholders Statute," Nevada Revised Statutes 78.411-78.444, which applies to Nevada corporations like us having at least 200 stockholders, prohibits an "interested stockholder" from entering into a "combination" with the corporation, unless certain conditions are met. A "combination" includes:

     - any merger with an "interested stockholder," or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder;

     - any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to an "interested stockholder," having:
     - an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets,
     - an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or
     - representing 10% or more of the earning power or net income of the corporation,
     - any issuance or transfer of shares of the corporation or its subsidiaries, to the "interested stockholder," having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation;
     - the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the "interested stockholder,"
     - certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the "interested stockholder,"
     - receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an "interested stockholder."

An  "interested  stockholder"  is  a  person  who:

     - directly or indirectly owns 10% or more of the voting power of the outstanding voting shares of the corporation or
     - an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the statute applies may not engage in a "combination" within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of shares was approved by the Board of Directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the Articles of Incorporation are met and either:

     - the Board of Directors of the corporation approves, prior to such person becoming an "interested stockholder," the combination or the purchase of shares by the "interested stockholder" or the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested stockholder" at a meeting called no earlier than three years after the date the "interested stockholder" became such or
     - the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through 78.443, inclusive, and prior to the consummation of the combination, except in limited circumstances, the "interested stockholder" will not have become the beneficial owner of additional voting shares of the corporation.

Nevada's "Control Share Acquisition Statute," Nevada Revised Statute Section 78.378-78.379, prohibits an acquirer, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquirer obtains the approval of the target corporation's stockholders. The Control Share Acquisition Statute only applies to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, and which do business directly or indirectly in Nevada. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquirer crosses one of the above thresholds, shares which it acquired in the transaction taking it over the threshold or within ninety days become "Control Shares" which are deprived of the right to vote until a majority of the disinterested stockholders restore that right. A special stockholders' meeting may be called at the request of the acquirer to consider the voting rights of the acquirer's shares no more than 50 days, unless the acquirer agrees to a later date, after the delivery by the acquirer to the corporation of an information statement which sets forth the range of voting power that the acquirer has acquired or proposes to acquire and certain other information concerning the acquirer and the proposed control share acquisition. If no such request for a stockholders' meeting is made, consideration of the voting rights of the acquirer's shares must be taken at the next special or annual stockholders' meeting. If the stockholders fail to restore voting rights to the acquirer or if the acquirer fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call certain of the acquirer's shares for redemption. Our Articles of Incorporation and Bylaws do not currently permit us to call an acquirer's shares for redemption under these circumstances. The Control Share Acquisition Statute also provides that the stockholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the "fair value" of their shares, which is generally equal to the highest price paid in the transaction subjecting the stockholder to the statute.

The Bylaws provide that stockholder action may be taken at a meeting of stockholders and may be effected by a consent in writing if such consent is signed all of the holders of common stock.

We are not aware of any proposed takeover attempt or any proposed attempt to acquire a large block of our common stock.

The provisions described above may have the effect of delaying or deterring a change in our control or management.


APPLICATION  OF CALIFORNIA  GENERAL  CORPORATION  LAW

Although we are incorporated in Nevada, our headquarters is in the State of California. Section 2115 of the California General Corporation Law provides that certain provisions of the California General Corporation Law shall be applicable to a corporation organized under the laws of another state to the exclusion of the law of the state in which it is incorporated, if the corporation meets certain tests regarding the business done in California and the number of its California stockholders.

An entity such as us can be subject to Section 2115 if the average of the property factor, payroll factor and sales factor deemed to be in California during its latest full income year is more than 50 percent and more than one-half of its outstanding voting securities are held of record by persons having addresses in California. Section 2115 does not apply to corporations with outstanding securities listed on the New York or American Stock Exchange, or with outstanding securities designated as qualified for trading as a national market security on the Nasdaq stock market, if such corporation has at least 800 beneficial holders of its equity securities. Since the average of our property factor, payroll factor and sales factor deemed to be in California during our latest fiscal year was almost 100%, and over 60% of our outstanding voting securities are held of record by persons having addresses in California, and our securities do not currently qualify as a national market security on the Nasdaq stock market, we are subject to Section 2115.

During the period that we are subject to Section 2115, the provisions of the California General Corporation Law regarding the following matters are made applicable to the exclusion of the law of the State of Nevada:

     --   general  provisions  and  definitions;
     --   annual  election  of  directors;
     --   removal of directors without  cause;
     --   removal of directors by court proceedings;
     -- filling of director vacancies where less than a majority in office were elected by the stockholders;
     --   directors'  standard  of  care;
     --   liability  of  directors  for  unlawful  distributions;
     --   indemnification  of  directors,  officers  and  others;
     --   limitations  on  corporate  distributions  of  cash  or  property;
     --   liability of a stockholder who receives an unlawful distribution;
     --   requirements  for  annual  stockholders  meetings;
     --   stockholders' right to cumulate votes at any election of directors;
     --   supermajority  vote  requirements;
     --   limitations  on  sales  of  assets;
     --   limitations  on  mergers;
     --   reorganizations;
     --   dissenters'  rights  in  connection  with  reorganizations;
     --   required  records  and  papers;
     --   actions by the California Attorney General; and rights of inspection.

TRANSFER  AGENT  AND  REGISTRAR

The transfer agent and registrar for our common stock is Interwest Transfer, and its telephone number is (801) 272-9294.

SHARES  ELIGIBLE  FOR  FUTURE  SALE

On November 12, 2001, 74,243,930 shares (excluding 3,208,600 shares held in escrow for twelve months as part of the acquisition of EVG on December 20, 2000) of our common stock were outstanding. This does not include the options and warrants being registered in this Registration Statement and does not include an aggregate of 30,113,990 shares reserved for issuance upon exercise of other stock options and warrants outstanding as of August 22, 2001. Of the outstanding shares, 16,152,686 shares of common stock are immediately eligible for sale in the public market without restriction or further registration under the Securities Act of 1933. All other outstanding shares of our common stock are "restricted securities" as such term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rules 144, 144(k) or 701 promulgated under the Securities Act of 1933 or another exemption from registration. In general, under Rule 144 as currently in effect, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to various restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate. As of August 31, 2001, approximately 9,000,000 of our outstanding restricted shares were eligible for sale under Rule 144.

There has been very limited trading volume in our common stock to date. Sales of substantial amounts of our common stock under Rule 144, this prospectus or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities.

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     - an exchange distribution in accordance with the rules of the applicable exchange;
     -    privately negotiated transactions;
     -    short sales;
     - broker-dealer may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
     -    combination of any such methods of sale; and
     -    any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in puts and calls and other transactions in securities of Brightcube, Inc. or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders, or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                                USE OF PROCEEDS

The Company is offering the shares of common stock for the benefit of the selling security holders. The Company will receive none of the proceeds from any sales by the selling stockholders. The selling stockholders are listed under the heading SELLING STOCKHOLDERS. However, for shares of common stock that are sold following the exercise of underlying warrants, we will receive the exercise price of the warrants. We expect to use the exercise of warrants for general working capital purposes.

                                  LEGAL MATTERS

The validity of the issuance of the common stock offered hereby has been passed upon for us by Manatt, Phelps, & Phillips, LLP, Los Angeles, California.

                                     EXPERTS

The financial statements included in the registration statement on Form SB-2 have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, which contains an explanatory paragraph regarding our ability to continue as a going concern, appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted, and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of Brightcube, Inc., such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or 233 Broadway, New York, New York 10279 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.


The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. You should rely only on the information provided in this prospectus or any prospectus supplement. Neither we nor the selling stockholders have authorized anyone else to provide you with different information. Neither we nor the selling stockholders are making an offer to sell, nor soliciting an offer to buy, these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

REPORT  OF INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS               F-2

CONSOLIDATED  FINANCIAL  STATEMENTS

    Consolidated Balance sheets                                      F-3
    Consolidated Statements of operations                            F-4
    Consolidated Statements of shareholders' equity (deficiency)     F-5 to F-6
    Consolidated Statements of cash flows                            F-7 to F-8
    Notes to consolidated financial statements                       F-9 to F-25

REPORT  OF  INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS

The Board of Directors and Shareholders of BrightCube, Inc. (formerly Photoloft, Inc.)

We have audited the accompanying consolidated balance sheet of BrightCube, Inc. (formerly Photoloft, Inc. or the Company) as of December 31, 2000, and the related consolidated statements of operations, shareholders' equity (deficiency), and cash flows for the years ended December 31, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing principles generally accepted in the United States of America. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BrightCube, Inc. (formerly Photoloft, Inc.) as of December 31, 2000 and the results of its operations and cash flows for the years ended December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has an accumulated deficit of $15,725,900 as of December 31, 2000 and incurred a net loss of $11,074,300 for the year ended December 31, 2000. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

/s/  BDO  Seidman,  LLP

San Francisco, California
February 16, 2001

                      BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                              CONSOLIDATED BALANCE SHEETS

---------------------------------------------------------------------------------------
                                                         September 30,      DECEMBER 31,
                                                              2001            2000
ASSETS                                                     (UNAUDITED)
CURRENT  ASSETS:
   Cash and  cash equivalents (Notes 11 and 12)           $    213,200   $   3,787,300
   Restricted Cash, current portion (Note 8)                   345,000              --
   Accounts receivable, net of allowance for
    doubtful accounts $59,100 and $62,700, respectively        161,800         153,800
   Inventory                                                   374,400         179,700
   Prepaid expenses and other current assets (Note 13)         215,300         229,000
                                                          -------------  --------------

TOTAL CURRENT ASSETS                                         1,309,700       4,349,800

 PROPERTY AND EQUIPMENT, net (Note 4)                          293,500         802,400
Property and Equipment available for sale, net (Note 14)       300,000              --
Excess of cost over net assets acquired, net (Note 2)        8,470,000       9,495,000
OTHER ASSETS                                                    72,500          74,500
Restricted Cash, Less current portion (Note 8)                  86,300              --
                                                          -------------  --------------
TOTAL ASSETS                                              $ 10,532,000   $  14,721,700
                                                          =============  ==============

LIABILITIES AND SHAREHOLDERS'  EQUITY
CURRENT LIABILITIES:
   Current portion of note payable to bank (Note 8)       $    345,000   $     345,000
   Accounts payable                                            789,200         658,200
   Accrued expenses (Notes 5 and 7)                            307,200         945,700
   Deferred Revenues                                               ---          73,800
   Payable to shareholders (Note 13)                           553,800          31,600
                                                          -------------  --------------

TOTAL CURRENT LIABILITIES                                    1,995,200       2,054,300

   Note payable to bank, less current portion (Note 8)          86,300         345,000
                                                          -------------  --------------

TOTAL LIABILITIES                                            2,081,500       2,399,300
                                                          -------------  --------------

COMMITMENTS AND CONTINGENCIES (Notes 2, 6,
7, and 11)

SHAREHOLDERS' EQUITY
Preferred stock, $0.001 par value; 500,000 shares
authorized; no shares issued and outstanding                       ---              --
Common stock, $0.001 par value; 200,000,000 shares
authorized, 74,243,900 and 66,993,400 shares issued and
outstanding, respectively                                      136,700          67,000
 Additional Paid in Capital                                  30,469,600      28,292,900
 Deferred Compensation                                               -        (311,600)
 Accumulated deficit                                       (22,155,800)    (15,725,900)
                                                          -------------  --------------
TOTAL SHAREHOLDERS' EQUITY                                   8,450,500      12,322,400
                                                          -------------  --------------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                  $ 10,532,000   $  14,721,700
                                                          =============  ==============
---------------------------------------------------------------------------------------

          See  accompanying notes to consolidated financial statements.

                      BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT,INC.)
                         CONSOLIDATED STATEMENTS OF OPERATIONS

======================================================================================
                             NINE MONTHS ENDED SEPTEMBER 30,  YEARS ENDED DECEMBER 31,
======================================================================================
                                   2001          2000          2000           1999
======================================================================================
                                (Unaudited)   (Unaudited)

Revenues                       $  1,056,100   $       --   $         --   $        --
Cost of Revenues                   675,500            --             --            --
======================================================================================
GROSS PROFIT                       380,600            --             --            --
======================================================================================
OPERATING EXPENSES:
Sales and marketing                473,000            --             --            --
General and administrative       4,610,600            --             --            --
======================================================================================
TOTAL OPERATING
EXPENSES                         5,083,600            --             --            --
======================================================================================
LOSS FROM
OPERATIONS                      (4,703,000)           --             --            --
======================================================================================
OTHER INCOME
(EXPENSE):
    Interest income                 19,500            --             --            --
    Interest & other expense      (533,900)           --             --            --
    Other income                     7,200            --             --            --
======================================================================================
TOTAL OTHER INCOME
(EXPENSE)                         (507,200)           --             --            --
======================================================================================
LOSS BEFORE INCOME
TAXES                           (5,210,200)           --             --            --
INCOME TAX EXPENSE                   1,700            --             --            --
======================================================================================
LOSS FROM
CONTINUING
OPERATIONS                      (5,211,900)           --             --            --
LOSS FROM
DISCONTINUED
OPERATIONS                      (1,218,000)   (8,005,600)   (11,074,300)   (4,752,100)
======================================================================================
NET LOSS                        (6,429,900)   (8,005,600)   (11,074,300)   (4,752,100)
Deemed dividend on
Redemption of Series A
Preferred Stock Including
Value ascribed to warrants
of $145,000                             --      (357,000)      (357,000)
Deemed dividend on
issuants of warrants                    --            --             --       (80,000)
Deemed dividend on
conversion of preferred
stock into common stock                 --            --             --      (934,000)
--------------------------------------------------------------------------------------
Net Loss Allocable to
Common Shareholders            $(6,429,900)  $(8,362,600)  $(11,431,300)  $(5,766,100)
======================================================================================
Loss per Common Share
Basic and diluted for
continuing operations          $     (0.08)  $         -   $         --   $        --
Basic and diluted for
discontinuing operations             (0.02)        (0.32)         (0.35)        (0.49)
                               -----------------------------------------  ------------
Basic Net (Loss) per
common share                   $     (0.10)  $     (0.32)  $      (0.35)  $     (0.49)
                               -----------------------------------------  ------------
Basic and diluted weighted-
average common shares
outstanding                     63,318,700    25,808,000     32,788,300    11,658,200
======================================================================================

          See  accompanying notes to consolidated financial statements.

                                      BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC)
                             CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
=====================================================================================================================
                                              Preferred Stock         Common Stock        Additional
                                                                                           Paid-In        Deferred
                                            Shares      Amount       Shares     Amount     Capital      Compensation

BALANCES, December 31, 1988                     --   $        --     6,650,143  $ 6,700  $   648,200   $         ---
Exercise of Stock Options                       --            --     3,131,187    3,100      142,100              --
Issuance of common stock for
services                                        --            --       124,111      100      156,500              --
Deemed dividend on beneficial
conversion of preferred stock into
common stock                                    --            --            --       --      934,000              --
Issuance of common stock in
connection with reverse merger                  --            --       625,000      600        4,900              --
Sale of common stock, net of stock
issuance costs of approximately
$56,500                                         --            --     2,351,434    2,400    1,453,600              --
Deemed dividend on issuance of
warrants in connection with sale of
common stock                                    --            --            --       --       80,000              --
Deferred Stock Compensation                     --            --            --       --      803,800        (803,800)
Amortization of Deferred Stock
Compensation                                    --            --            --       --           --         322,600
Compensation associated with stock
option grants                                   --            --            --       --      681,400              --
Net Loss                                        --            --            --       --           --              --
=====================================================================================================================

BALANCES, December 31, 1999                     --            --   12,881,875,   12,900    4,904,500        (481,200)

Sale of Series A Preferred stock,
Net of issuance costs of $79,500               106     1,060,000            --       --      (79,500)             --
Sale of Common Stock Warrants                   --            --            --       --       10,000              --
Redemption of Series A preferred
stock                                         (106)   (1,060,000)           --       --     (212,000)             --
Sale of Series B convertible
Preferred Stock                                900         9,000            --       --           --              --
Private placement of common stock,
net of issuance cost of $1,089,200              --            --    10,646,600   10,700   12,208,100              --
Conversion of Series B convertible
preferred stock                               (900)       (9,000)   27,914,023   27,900      (18,900)             --
Shares and warrants issued for
services relating to the private
placement of common stock                       --            --        28,000       --    1,263,000              --
Offering costs relating to shares and
warrants issued for services relating to
private placement of common stock               --            --            --       --   (1,263,000)             --
Exercise of stock options                       --            --       301,432      300       65,000              --
Deferred Stock Compensation                     --            --            --       --      273,000        (273,000)
Amortization of deferred stock
compensation                                    --            --            --       --           --         596,000
Compensation associated with stock
option grants                                   --            --            --       --    3,053,700          24,700
Shares issued for services                      --            --       237,500      200      312,300        (178,100)
Shares issued for EVG acquisition               --            --    14,984,000   15,000    7,776,700              --
Net Loss                                        --            --            --       --           --              --
=====================================================================================================================
BALANCES, December 31, 2000                     --            --    66,993,430   67,000   28,292,900        (311,600)
Compensation associated with stock options
and warrant grants (unaudited)                                                              381,500
Amortization of Deferred Stock
Compensation (Unaudited)                        --            --            --       --           --         311,600
Exercise of Stock options and warrants (Unaudited)            --       500,500      500       49,700              --
Sale of Common Stock (Unaudited)                                     6,750,000   67,500    1,222,000              --
Issuance of common stock for services (unaudited)                      173,333    1,700       48,500              --
Bridge Loan Interest associated with
Warrant grant (unaudited)                                                                    475,000              --
Net Loss (Unaudited)                                                                          ------              --

---------------------------------------------------------------------------------------------------------------------
Balances, September 30, 2001 (unaudited)                           74,417,263 $136,700  $30,469,600             --
---------------------------------------------------------------------------------------------------------------------


                                      F-5

=========================================================================
                                              Retained
                                               Earnings
                                             (Accumulated       Total
                                               Deficit)

BALANCES, December 31, 1988                 $   1,114,500   $  1,769,400
Exercise of Stock Options                              --        145,200
Issuance of common stock for
services                                               --        156,600
Deemed dividend on beneficial
conversion of preferred stock into
common stock                                     (934,000)            --
Issuance of common stock in
connection with reverse merger                         --          5,500
Sale of common stock, net of stock
issuance costs of approximately
56,500                                                 --      1,456,000
Deemed dividend on issuance of
warrants in connection with sale of
common stock                                      (80,000)            --
Deferred Stock Compensation                            --             --
Amortization of Deferred Stock
Compensation                                           --        322,600
Compensation associated with stock
option grants                                          --        681,400
Net Loss                                       (4,752,100)    (4,752,100)
=========================================================================

BALANCES, December 31, 1999                    (4,651,600)      (215,400)

Sale of Series A Preferred stock,
Net of issuance costs of $79,500                       --        980,500
Sale of Common Stock Warrants                          --         10,000
Redemption of Series A preferred
stock                                                  --     (1,272,000)
Sale of Series B convertible
Preferred Stock                                        --          9,000
Private placement of common stock,
net of issuance cost of $1,089,200                     --     12,218,800
Conversion of Series B convertible
preferred stock                                        --             --
Shares and warrants issued for
services relating to the private
placement of common stock                              --      1,263,000
Offering costs relating to shares and
warrants issued for services relating to
private placement of common stock                      --     (1,263,000)
Exercise of stock options                              --         65,300
Deferred Stock Compensation                            --             --
Amortization of deferred stock
compensation                                           --        596,000
Compensation associated with stock
option grants                                          --      3,078,400
Shares issued for services                             --        134,400
Shares issued for EVG acquisition                      --      7,791,700
Net Loss                                      (11,074,300)   (11,074,300)
=========================================================================
BALANCES, December 31, 2000                   (15,725,900)    12,322,400
Compensation associated with stock
Option and warrant grants (Unaudited)                  --        381,500
Amortization of Deferred Stock
Compensation (Unaudited)                               --        311,600
Exercise of stock options and
Warrants (Unaudited)                                   --         50,200
Sale of Common Stock (Unaudited)                               1,289,500
Issuance of common stock for services (unaudited)                 50,200
Bridge Loan Interest associated with
Warrant grant (unaudited)                                        475,000
Net Loss (unaudited)                           (6,429,900)    (6,429,900)
-------------------------------------------------------------------------
BALANCES, SEPTEMBER 30, 2001 (unaudited)     $(22,155,800)     8,450,500

BRIGHTCUBE INC. (FORMERLY PHOTOLOFT, INC.)
        CONSOLIDATED STATEMENTS OF CASH FLOWS
==========================================================================================================
                                                   NINE MONTHS ENDED SEPTEMBER30,   YEARS ENDED DECEMBER 31,
                                                   -------------------------------------------------------
                                                       2001          2000          2000           1999
                                                    (Unaudited)   (Unaudited)
CASH FLOWS FROM OPERATING
ACTIVITIES:
     Net Loss From Continuing Operations         $(5,211,900)    $        --   $          --  $         --
     Adjustments to reconcile net loss to net
     cash used in operating activities:
          Depreciation and amortization                232,200            --
          Compensation relating to
          stock options and warrants issued            692,900            --              --            --
          Amortization of excess of cost over
          net assets acquired                        1,025,000            --              --            --
        Allowance for Doubtful Accounts                 (3,600)           --              --            --
        Interest Expense related to stock
          warrants issued                              475,000            --              --            --
        Loss on disposal of fixed assets                 7,700            --              --            --
        Loss from Discontinued Operations           (1,218,000)   (8,005,600)    (11,074,300)   (4,752,100)
          Changes in operating assets and
          liabilities, net of business acquired:
               Accounts receivable                       8,000            --              --            --
               Inventory                              (194,700)           --              --            --
               Prepaid expenses and other
               current assets                           13,700            --              --            --
               Accounts payable                         79,700            --              --            --
               Accrued expenses                       (424,600)           --              --            --
==========================================================================================================
Net cash used in Continuing Operations              (4,518,600)   (8,005,600)    (11,074,300)   (4,752,100)
Change in assets and liabilities of Discontinued
   Operations                                         (209,500)    3,547,200       3,754,100     1,407,300
----------------------------------------------------------------------------------------------------------

==========================================================================================================
NET CASH USED IN OPERATING
ACTIVITIES                                          (4,728,100)   (4,458,400)    (7,320,200)   (3,344,800)
==========================================================================================================
CASH FLOWS USED IN INVESTING
ACTIVITIES:
     Principal received under note receivable              ---       250,000        250,000     2,239,500
     Purchase of property and equipment                (23,300)     (184,900)      (306,500)     (434,400)
     Other Assets                                        2,000        (8,900)        (3,700)      (11,700)
     Proceeds from disposal of fixed assets              4,000           ---            ---           ---
==========================================================================================================
NET CASH (USED IN) PROVIDED BY
INVESTING ACTIVITIES                                   (17,300)       56,200        (60,200)    1,793,400
==========================================================================================================


                                      F-7

CASH FLOWS FROM FINANCING
ACTIVITIES:
     Proceeds from shareholder note
     receivable                                            ---       440,000            ---           ---
     Repayment of notes payable to bank               (258,800)     (345,000)           ---           ---
     Advances on line of credit                            ---           ---            ---       409,700
     Repayments on line of credit                          ---           ---            ---      (409,700)
     Bank Overdraft                                        ---           ---       (219,200)          ---
     Proceeds from minority shareholder loans          522,200           ---            ---           ---
     Proceeds from issuances of stock                1,399,700    14,420,200     14,442,300     1,400,700
     Payment of Note Payable to Related Party              ---            --       (800,000)          ---
     Payment for redemption of preferred
     stock                                                 ---    (1,272,000)    (1,272,000)          ---
     Proceeds from issuance of warrants                    ---        10,000         10,000           ---
     Restricted Cash                                  (431,300)          ---            ---           ---
     Payment of Stock Issuance Costs                   (60,500)   (1,168,700)    (1,168,700)      (44,000)
===========================================================================================================
NET CASH PROVIDED BY
FINANCING ACTIVITIES                                  1,171,300   12,084,500     10,992,400     1,356,700
==========================================================================================================
NET (DECREASE) INCREASE IN CASH
AND CASH EQUIVALENTS                                (3,574,100)    7,320,500      3,612,000      (194,700)
CASH AND CASH EQUIVALENTS,
beginning of period                                  3,787,300       175,300        175,300       370,000
==========================================================================================================
CASH AND CASH EQUIVALENTS, end of
period                                             $   213,200   $ 7,495,800   $  3,787,300   $   175,300
==========================================================================================================

          See accompanying notes to consolidated financial statements.

                  BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

1.   SUMMARY  OF  ACCOUNTING  POLICIES

The  Company

BrightCube, Inc. (formerly Photoloft, Inc., formerly Photoloft.com. Inc, formerly Data Growth, Inc.), a publicly traded shell corporation) (the Company), a Nevada corporation, was incorporated on January 23, 1986.

On March 1, 1999, the Company completed the acquisition of 100% of the outstanding common stock of Photoloft, Inc. (formerly Alta Vista Technology, Inc.), a California corporation incorporated in 1993 (Photoloft), in exchange for 9,579,268 shares of the Company's $.001 par value common stock. For accounting purposes, the acquisition has been treated as the acquisition of the Company by Photoloft, with Photoloft as the acquirer (reverse acquisition). The shares held by the shareholders of the Company prior to the acquisition (625,000 shares after reflecting a 2.46 to 1 reverse stock split effected by the Company immediately prior to the acquisition) have been recognized as if they were issued in connection with the acquisition of the Company by Photoloft. Since the Company prior to the reverse acquisition was a public shell corporation with no significant operations, pro forma information giving effect to the acquisition, is not presented. All shares and per share data prior to the acquisition have been restated to reflect the stock issuance as a recapitalization of Photoloft. The historical information prior to March 1, 1999 is that of Photoloft.

The Company is a developer and provider of digital imaging infrastructure, technology, products, services and papers for the professional art and photography markets.

On December 20, 2000, the Company closed its acquisition of Extreme Velocity Group, Inc. (EVG), a California corporation. EVG designs and distributes a proprietary line of digital papers for use on high quality ink-jet printers. In addition, EVG has a paying subscription based network of independent art frame shops nationwide (the "Dealer Network"), which receives e-commerce and marketing support from EVG.

Basis of Presentation and Going Concern Uncertainty

The accompanying balance sheet as of September 30, 2001 and the statements of operations and cash flows for each of the nine month periods ended September 30, 2001 and 2000 have not been audited. However, in the opinion of management, they include all adjustments necessary for a fair presentation of the financial position and the results of operations for the periods presented. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of results to be expected for any future period.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company had an accumulated deficit of $15,725,900 as of December 31, 2000 and incurred a net loss of $11,074,300 for the year ended December 31, 2000. As of September 30, 2001, the Company had an accumulated deficit of $22,155,800 and incurred a net loss of $6,429,900 for the nine months ended September 30, 2001 (unaudited).

These conditions give rise to substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The
--------------------------------------------------------------------------------

                  BRIGHTCUBE, INC.  (FORMERLY PHOTOLOFT, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Company's continuation as a going concern is dependent upon its ability to obtain additional financing or refinancing as may be required and ultimately to attain profitability. The Company is actively marketing its existing and new products, which it believes will ultimately lead to profitable operations. The Company currently anticipates that its available funds will be sufficient to meet its anticipated needs for working capital, capital expenditures and business operations through December 31, 2001. After December 31, 2001, the Company will need to seek additional funding or reduce operating expenses. However, no assurance can be given that these available funds will meet the Company's cash requirements in the future.

Use  of  Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash  and  Cash  Equivalents

The Company considers all highly liquid investments having original maturities of three months or less to be cash equivalents.

Accounts  Receivable  and  Allowance  for  Doubtful  Accounts

The Company grants credit to its customers after undertaking an investigation of credit risk for all significant amounts. An allowance for doubtful accounts is provided for estimated credit losses at a level deemed appropriate to adequately provide for known and inherent risks related to such amounts. The allowance is based on reviews of loss, adjustments history, current economic conditions and other factors that deserve recognition in estimating potential losses. While management uses the best information available in making its determination, the ultimate recovery of recorded accounts receivable is also dependent upon future economic and other conditions that may be beyond management's control.

Inventory

Inventory, consisting primarily of finished goods, is stated at the lower of cost (first-in, first-out) or market.

Property  and  Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated economic useful lives of the assets, generally ranging from three to five years.
--------------------------------------------------------------------------------

                   BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Excess  of  Cost  Over  Net  Assets  Acquired

The excess of cost over net assets acquired (Goodwill), which relates to he Company's acquisition of EVG, is being amortized using the straight-line method over an estimated life of seven years. Should a change in circumstances suggest a possible impairment, the recoverability of goodwill is evaluated by comparing undiscounted estimated future net cash flows to the current carrying value.

Long-Lived  Assets

The Company periodically reviews its long-lived assets and certain identifiable intangibles for impairment. When events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company writes the asset down to its estimated fair value.

Fair  Values  of  Financial  Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash  and  cash  equivalents:

     The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value.

     Accounts  receivable  and  accounts  payable

     The carrying amount of accounts receivable and accounts payable approximates fair value because of the short period of time to maturity.

     Note  payable  to  bank

     The fair value of note payable to bank approximates cost because of the relatively short period of time to maturity and comparability to interest rates that are available to the Company for loans with similar terms and remaining maturities.

As of September 30, 2001, the fair values of the Company's financial instruments approximate their historical carrying amounts.
--------------------------------------------------------------------------------

                   BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   -------------------------------------------

Revenue  Recognition

Prior to the acquisition of EVG, the Company's revenues were derived principally from subscriptions for web hosting services, professional engineering and creative services relating to customer web site development and the sale of banner advertisements. Revenues relating to professional and engineering services are recognized on a time and material basis as earned. During May 2001, the Company's Board of Directors decided to discontinue the web hosting (ASP) business segment, which will effectively eliminate these revenue sources by December 31, 2001 (unaudited).

With the acquisition of EVG, the Company's revenues will include sale of subscriptions to a dealer network and the sale of digital paper and ink. These subscription revenues are derived from numerous customers located principally in metropolitan areas throughout the United States and billed to credit cards on a monthly basis. Generally the credit cards are billed at the end of a month of service. Therefore, the revenue is considered fully earned and no deferred revenue is recognized. EVG originally offered two plans for subscriptions; monthly billings and a year prepaid. The number of prepaid yearly subscriptions was very small with the vast majority of subscribers electing the monthly billings. Product revenue from the sale of digital paper and ink are recognized when title to the goods has passed to the customer (generally upon shipment) provided no significant obligations remain and collectibility is likely.

Advertising

The cost of advertising is expensed as incurred except for certain promotional art prints, which are capitalized and expensed as delivered to customers. Included in prepaid expenses and other current assets at December 31, 2000 are promotional art prints totaling $100,000. Advertising costs for the years ended December 31, 2000 and 1999 aggregated $300,500 and $989,300, respectively. Advertising costs for the nine months ended September 30, 2001 and 2000 aggregated $ 256,400 and $74,500, respectively (unaudited).

Income  Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires an asset and liability approach. This approach results in the recognition of deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Future tax benefits are subject to a valuation allowance when management believes it is more likely than not that the deferred tax assets will not be realized.

--------------------------------------------------------------------------------

                   BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   -------------------------------------------

New  Accounting  Pronouncements

In June 1998, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged assets or liability that ate attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain and loss is recognized in income in the period of change. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal years beginning after June 15, 2000.

Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard on January 1, 2001 to materially affect its financial statements.

In December 1999, the SEC staff released Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, which provides interpretive guidance on the recognition, presentation, and disclosure of revenue in financial statements. SAB 101 must be applied to financial statements no later than the quarter ended September 30, 2000. There was no material impact from the application of SAB 101 on the Company's financial position, results of operations, or cash flows.

In March 2000, the FASB issued Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25. FIN 44 clarifies the application of Opinion No. 25 for (a) the definition of an employee for purposes of applying Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a non-compensatory plan,
(c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 became effective July 2, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. FIN 44 did not have a material impact on the Company's financial position, results of operations, or cash flows.

In July 2000, the Emerging Issues Task Force ("EITF") reached a consensus on Issue 00-10, "Accounting for Shipping and Handling Fees and Costs." This issue addresses the income statement classification for shipping and handling fees and costs by companies. The Company believes that its current accounting policies are in conformity with this issue and does not believe that Issue 00-10 will have a material effect on the Company's financial statements.

In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142. As part of that assessment, the Company may, among other things, obtain an independent valuation of its purchased business segment.

The Company's previous business combination (the merger of PHOTOLOFT and EVG to form the Company) was accounted for using the purchase method. As of September 30, 2001, the net carrying of amount of goodwill remaining is $ 8,470,000. Amortization expense during the nine-month period ended September 30, 2001 was $1,025,000. At present, the Company is currently assessing but has not yet determined the impact the adoption of SFAS 141 and SFAS 142 will have on its financial position and results of operations.

In May 2000, the EITF reached a consensus on Issue 00-14, "Accounting for Certain Sales Incentives." This issue addresses the recognition, measurement, and income statement classification for sales incentives offered voluntarily by a vendor without charge to customers that can be used in, or are exercisable by a customer as a result of, a single exchange transaction. The Company is currently analyzing Issue 00-14. However, based on management's current understanding and interpretation, Issue 00-14 is not expected to have a material impact on the Company's financial position or results of operations, except that certain reclassifications may occur.

In April 2001, the EITF reached a consensus on Issue 00-25, "Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor's Products or Services." This issue addresses the recognition, measurement and income statement classification of consideration, other than that directly addressed by Issue 00-14, from a vendor to a retailer or wholesaler. The Company is currently analyzing Issue 00-25. However, based on management's current understanding and interpretation, Issue 00-25 is not expected to have a material impact on the Company's financial position or results of operations, except that certain reclassifications may occur. The consensus's reached in Issue 00-25 and Issue 00-14 (amended by Issue 00-25) are effective for fiscal quarters beginning after December 15, 2001.

Earnings  Per  Common  Share

During 1998, the Company adopted the provisions of SFAS No. 128, Earnings Per Share. SFAS No. 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity. For the nine months ended September 30, 2001 and 2000, options and warrants to purchase 26,598,990 and 19,415,218 shares of common stock, respectively, were excluded from the computation of diluted earnings per share since their effect would be anti-dilutive (unaudited). For the years ended December 31, 2000 and 1999, options and warrants to purchase 30,008,629 and 4,525,001 shares of common stock, respectively, were excluded from the computation of diluted earnings per share since their effect would be anti-dilutive.

--------------------------------------------------------------------------------

                   BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

2.   BUSINESS  ACQUISITION

On December 20, 2000, the Company closed its acquisition of EVG. Based on negotiations between the parties to and as set forth in the merger agreement, the Company issued an aggregate of 14,984,000 shares of common stock (the "Merger Shares") to the former shareholders of EVG in exchange for all of the outstanding stock of EVG. Also, 3,208,600 additional common shares of the Company were placed in a twelve-month escrow account as security for the indemnification obligations of the former EVG shareholders to the Company and others as set forth in the merger agreement. EVG had no options or other rights to purchase its stock outstanding at the time of the acquisition. In addition, the Company agreed to assume and pay an $800,000 liability of EVG to Marco Fine Arts (a corporation owned by Al Marco, the principal shareholder of EVG) and assume certain lines of credit with a balance of approximately $690,000 in the aggregate. The Company paid the $800,000 from its working capital on December 21, 2000. In general, pursuant to the merger agreement and the related escrow agreement, the Company may recover from the escrow for any losses, expenses, liabilities or other damages due to a breach of any representation, warranty, covenant or agreement of EVG in the merger agreement and for certain other enumerated items. Upon the acquisition of EVG, the former shareholders of EVG held approximately 25% of the Company's common stock. However, Intellect Capital Group LLC continued to maintain a majority control of the Company's Board of Directors.

The acquisition was accounted for as a purchase, with the assets acquired and liabilities assumed recorded at fair values, and the results of EVG's operations included in the Company's financial statements from the date of acquisition. The results of operations of EVG for the period from December 20, 2000 through December 31, 2000 were insignificant.

The components of purchase price and its allocation of assets and liabilities of EVG are as follows:

Components  of  Purchase  Price:

BrightCube  common  stock(a)                          14,984,000  shares
Value  of  common  stock(b)                   $             0.52  per share
                                              ------------------
                                              $        7,791,700
Estimated  acquisition  costs                            160,000
                                              ------------------
Total  purchase  price                                 7,951,700

EVG  shareholders'  deficiency(c)                      1,584,400
                                              ------------------
Excess of cost over net assets acquired       $        9,536,100
                                              ==================

A summary of excess of cost over net assets acquired follows:

                                              September 30, 2001  December 31, 2000
                                                (Unaudited)
Excess of cost over net assets acquired       $        9,536,100  $    9,536,100
Less:  Accumulated Amortization                        1,066,100          41,100
                                              ------------------  --------------
                                              $        8,470,000  $    9,495,000
                                              ==================  ==============

--------------------------------------------------------------------------------

                   BRIGHTCUBE,  INC.  (FORMERLY  PHOTOLOFT,  INC.)
                   NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
--------------------------------------------------------------------------------

(a) Excludes 3,208,600 shares of stock that were placed in a twelve-month escrow account as security for the indemnification obligations of the former EVG shareholders to the Company. These shares will be valued and included in the purchase price if and when the shares are released from escrow.

(b) This represents the average stock price of the Company surrounding a few days before and after the terms of the EVG acquisition were agreed to and announced (December 8, 2000).

(c) The fair value of assets acquired and liabilities assumed approximates their book value. These assets and liabilities are summarized as follows:

         Current  assets                               $   317,900
         Property  and  equipment,  net                    165,200
         Other  assets                                      53,600
                                                       ------------
         Total  assets                                     536,700
                                                       ------------

         Lines  of  credit due bank and related party      690,000
         Due  to  related  party                           800,000
         Other  current  liabilities                       631,100
                                                       ------------
         Total  liabilities                              2,121,100
                                                       ------------

         Shareholders'  deficiency                     $(1,584,400)
                                                       ------------

The following unaudited proforma summary combines the consolidated results of the Company and EVG as if the acquisition took place on July 1, 1999 (commencement of EVG's operations) and on January 1, 2000. The proforma information gives effect to certain adjustments, including the amortization of excess of cost over net assets acquired and salary for an EVG employee covered by an employment agreement. This proforma summary does not necessarily reflect the results of operations as they would have been if the Company and EVG had constituted a single entity during such periods and is not necessarily indicative of results which may be obtained in the future.
--------------------------------------------------------------------------------

                   BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                     Years Ended December 31,
                                                    ---------------------------
                                                        2000           1999
                                                    -------------  ------------
        Net Sales                                   $  1,847,300   $   254,500

        Loss before Income Taxes  (Continuing
        and Discontinued Operations)                $(15,758,800)  $(6,633,100)
        Net loss allocable to common shareholders   $(16,116,600)  $(6,901,700)

        Basic and diluted loss per share            $      (0.34)  $     (0.36)

The reconciliation of the common shares used in the calculation of proforma basic and diluted loss per share is as follows:

        BrightCube Inc. basic and diluted weighted      2000           1999

          Average shares outstanding                  32,788,300    11,658,200
          Weighted average non-escrow shares
          issued in EVG acquisition                   14,984,000     7,492,000
                                                    -------------  ------------
          Proforma basic and diluted weighted
          average common shares outstanding           47,772,300  19,150,200
                                                    =============  ============

3.   SALE  OF  TRADE  NAME  AND  LOSS  ON  SETTLEMENT  OF  NOTES  RECEIVABLE

On July 31, 1998, the Company sold all its rights in and to the AltaVista mark and the internet domain name "altavista.com" to Digital Equipment Corporation for a total of $3,100,000, payable $350,000 in cash and $2,750,000 in a promissory note. The note, payable in 12 quarterly installments commencing October 1, 1998, bore interest at 7% annually. In October 1999, Digital Equipment Corporation paid the Company $1,804,700 in full settlement of the note, at which time the Company recorded a loss of $108,100.

4.   PROPERTY  AND  EQUIPMENT

A  summary  of  property  and  equipment  follows:

                                           September 30, 2001 December  31, 2000
                                              (Unaudited)
                                            ---------------  -------------------
          Computer  and  office  equipment  $       378,900  $           961,500
          Furniture  and  fixtures                   43,400               45,900
          Leasehold  Improvement                    103,400              103,400
          --------------------------------  ---------------  -------------------
                                                    525,700           1 ,110,800
          Less  accumulated  depreciation           232,200              308,400
                                            ---------------  -------------------
                                            $       293,500  $           802,400
                                            ===============  ===================


--------------------------------------------------------------------------------

                   BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

5.     ACCRUED  EXPENSES

      A  summary  of  accrued  expenses  follows:

                                         September 30,   December  31,
                                         2001            2000
                                         (unaudited)
                                         --------------  --------------

Legal  and  other  accrual              $         7,900  $      257,600
Salaries  and  wages                             82,600         218,800
Professional  and  consulting  fees              50,600         211,900
Vacation                                         98,300         115,500
Lease  termination                                  ---          74,500
Software  purchase                                  ---          56,300
Marketing  expenses                                 ---          11,100
ASP Discontinued Operations                      55,000             ---
Other                                            12,800             ---
--------------------------------------  ---------------  --------------
                                        $       307,200  $      945,700
                                        ===============  ==============

6.   COMMITMENTS  AND  CONTINGENCIES

Leases

The Company leases its facilities and certain equipment under operating leases expiring on various years through December 2004. With the acquisition of EVG, the facility in El Segundo, CA is leased from one of the Company's minority shareholders, Al Marco for $11,900 per month (Note 13). The facility leases require the Company to pay certain maintenance and operating expenses, such as utilities, property taxes and insurance costs. Rent expense related to operating leases for the years ended December 31, 2000 and 1999 was $258,200 and $98,100, respectively. Rent expense related to operating leases for the nine months ended September 30, 2001 and 2000 was $194,000 and $121,400, respectively (unaudited).

A summary of the future minimum lease payments required under non-cancelable operating leases with terms in excess of one year, follows:

          Years  ending  December  31,        Amount
          -----------------------------  ------------
          2001                           $    320,100
          2002                                270,400
          2003                                195,400
          2004                                173,600
          -----------------------------  ------------
          Future minimum lease payments  $    959,500
          =============================  ============


--------------------------------------------------------------------------------

Employment  Agreements

In March 2000, the Company entered into an employment agreement with an officer for one year that provides for a base salary of $140,000.

In May 2000, the Company entered into an employment agreement with an officer to serve as Vice Chairman and Chairman of the Executive Committee. The agreement term is until April 2002 and provides for a base salary of $240,000 and a bonus of at least 25% of Based Salary based on meeting certain financial goals.

In July 2000, the Company entered into an employment agreement with an officer, expiring July 2003, to serve as President and Chief Operating Officer. The agreement provides for his nomination to our Board of Directors, an annual base salary of $250,000 and the granting of an option to purchase 1,500,000 shares of common stock. In February 2001,the Company entered into a Separation and General Agreement under which this executive terminated his employment. The terms of this agreement included immediate vesting of options to purchase 500,000 shares of the Company's common stock at an exercise price of $1.38 per share. These options are subject to a six-month lock-up ending July 19, 2001, and will expire in January 2003. The original option grant, based on his July 2000 employment contract, was for 1,500,000 shares vesting over three years. As of February 2001, he had vested in approximately 250,000 shares of his option grant, and therefore, the Separation and General Agreement resulted in the accelerated vesting of 250,000 additional shares. For accounting purposes, the Company treated the accelerated shares as a new grant to a non-employee resulting in additional expense of $63,400 under Statement of Financial Accounting Standards No. 123. The Company estimated the fair value of these options at this new measurement date using the Black Scholes option pricing model with the following assumptions: No dividend yield, expected volatility of 224%, risk free interest rate of 6.5% and expected life of two years (unaudited).

In December 2000, the Company entered into an employment agreement with an officer to serve as Chief Executive Officer, reporting to the Board of Directors for a period of three years. The employment agreement provides that the officer receives an annual base salary of $240,000 and discretionary bonus based on certain revenue levels attained by the Company in 2001. If such targets are met, the officer will have the option of either (i) a bonus of 100% of Base Salary in cash or (ii) a stock option grant for the number of shares of the Company's common stock equal to 120% of Base Salary divided by the average closing stock price. The officer was granted an option to purchase 1,500,000 shares of the Common Stock, at an exercise price equal to $0.34, vesting over three years.

In December 2000, the Company entered into two employment agreements with substantially the same terms with two officers. The employment agreements are for three years. The employment agreement provides that the officers will receive annual base salary of $100,000 and discretionary bonus based on certain revenue level attained by the Company in 2001. The officer will have the option of either (i) a bonus of 100% of Base Salary in cash or (ii) a stock option grant for the number of shares of the Company's Common Stock equal to 120% of Base Salary divided by the average closing stock price. The officers are granted an option to purchase 500,000 shares of the Common Stock at an exercise price of $0.34, vesting over three years.

In November 2001, we entered into employment agreements with Eric Howard as our Chief Financial Officer. The employment agreement has a term of three years. The employment agreements provide that Mr. Howard will receive an annual base salary of $100,000 and a discretionary bonus based on certain revenue level attained by us in 2001. Upon earning the bonus, Mr. Howard will have the option of receiving either (i) a bonus of 100% if his base salary in cash or (ii) a stock option grant for the number of shares of our common stock equal to 120% of his base salary divided by the average closing stock price for the ten days prior to the date the bonus is paid. Mr. Howard was granted an option to purchase 500,000 shares of our common stock at an exercise price of $0.34 per share, vesting over three years (unaudited).

7.   LEGAL  MATTERS

In January 2000, a plaintiff filed an action against the Company alleging breach of contract arising out of a lease agreement for office space. In January 2001, the plaintiff was awarded a non-binding judicial arbitration award of $206,000, which the Company rejected. The plaintiff subsequently filed for a pre-judgment writ of attachment in the sum of $336,000, which was rejected in February 2001. During May 2001, the Company settled with Gail Drive for $174,000, of which $20,000 was paid in May 2001 and $154,000 was paid in July 2001 (unaudited).

In September 2001 we entered into a settlement agreement and general release relating to claims by a stockholder about his purchase of our stock in a non-public transaction. We agreed to register for resale the shares held by that stockholder and we paid the stockholder $100,000 to settle the claim. This agreement involved our restricted common stock but also provided a benefit to our directors including Terren S. Peizer, who was named as the chairman of Brightcube. Our agreement requires the stockholder, and his counsel, to provide us with additional information about the claims and requires their cooperation in response to our questions about such information (unaudited).


--------------------------------------------------------------------------------

8.   DEBT  AGREEMENTS

In connection with the acquisition of EVG on December 20, 2000 (Note 2), the Company refinanced a $690,000 bank loan assumed from EVG. Under the refinanced terms, the $690,000 loan is due in twenty-four monthly principal payments of $28,800 plus interest at the prime rate (9.5% at December 31, 2000) plus 1.25% through December 2002. The refinanced terms also require that the Company maintain minimum cash balances of at least 1.75 times the current principal balance of the loan. Should the cash balance fall below the minimum cash requirements, an amount equal to the principal balance will become restricted. At December 31, 2000, the Company was in compliance with this loan covenant. As of September 30, 2001, the Company was in violation of this loan covenant, which has resulted in $431,300 being held as restricted cash by the bank (unaudited).

In September 1999, the Company entered into a line of credit agreement with a financial institution, which provides for borrowing of $750,000, bearing interest at 28%. In September 1999, the Company borrowed $409,700 under this line of credit and repaid the entire balance in October 1999. The line of credit expired in September 2000.

During July 2001, the Company received a Bridge Loan from Intellect Capital Group for a total of $500,000 with an 8% interest rate. The Company entered into a forbearance agreement with ICG in which they agreed to not call the loan for a 30 day period commencing July 16, 2001. In exchange for this the Company issued 1,875,000 warrants to purchase shares of the company's common stock at a purchase price of $0.30 and includes a provision for cashless exercise. The company has determined the fair market value of these warrants to be $475,000 based on the Black Scholes model and recorded this amount in the statement of operations as interest expense. The assumptions used in the Black Scholes model were as follows: no dividend yield, expected volatility of 132%, risk free interest rate of 5% and expected life of five years (unaudited).

9.   SHAREHOLDERS'  EQUITY

Preferred  Stock

Upon the reverse acquisition and reorganization, the Company authorized 500,000 shares of Preferred Stock, which may be issued in one or more series. The Preferred Stock can be issued with such rights, preferences, and designations as determined by the Board of Directors.

Prior to the reverse acquisition and reorganization, the Company had authorized 5,000,000 shares of Preferred Stock to be issued in one or more series. As of December 31, 1998, the Company had 2,489,009 Preferred shares issued and outstanding, which were Series A, B and C.

Each series of Preferred Stock was identical in respect to rights and preferences, as follows:

Each share of Preferred Stock was entitled to receive cash dividends equal to $.20 per share per annum, payable prior and in preference to any distribution to the holders of Common Stock. The rights to such dividends were not cumulative.

Each share of Preferred Stock was convertible into such number of Common Stock as determined by dividing $.20 by the applicable conversion price in effect at the time of the conversion. Due to the conversion of the Company's preferred stock into common stock and a 1.513 stock split in February 1999, as well as the recapitalization of the Company in connection with the reverse acquisition in March 1999, the statements of shareholders' equity and per share data have been restated for all periods presented.

--------------------------------------------------------------------------------

In March 2000, the Company obtained additional financing of $980,500, net of issuance costs of $79,500, through the issuance of 106 shares of Series A convertible preferred stock to investors. The Company also issued warrants to purchase an aggregate of 185,500 shares of common stock with an exercise price of $3.30, expiring March 2005. The preferred stock is convertible into shares of the Company's common stock, based on the number of days from the issuance date through the conversion date, and the conversion price, which is the lower of $2.65 or 80% of the average market price for the Company's common stock for the last five trading days immediately preceding the date of conversion. In June 2000, the Company redeemed all 106 shares of Series A convertible preferred stock by paying an aggregate of $1,272,000 and issuing warrants to purchase an aggregate of 80,140 shares of common stock at an exercise price of $3.30 per share. The Company recorded a deemed dividend of $357,000 for the $212,000 cash premium paid by the Company to redeem the stock and the $145,000 fair value of the warrants.

In June 2000, the Company issued 900 shares of Series B convertible preferred stock to an investor for proceeds of $9,000. The Series B convertible preferred stock was convertible, on or before July 8, 2000, into 50% of the Company's shares of common stock on a fully-diluted basis, following such conversion. In July 2000, the Series B convertible preferred stock was exchanged for 27,914,023 shares of common stock and warrants to purchase 11,900,000 shares of common stock at an exercise price of $1.65 per share. The warrants can be exchanged for 5,950,000 shares of common stock (a two-for-one basis) after December 8, 2000. This transaction has been recorded as a stock issuance cost for the subsequent private placement of common stock.

Common  Stock

In February 1999, 2,844,112 stock options were exercised for common stock, and 85,011 shares of common stock were issued for services. Also in February 1999, the Company converted its preferred stock into common stock on a 1 to 1.5 basis.

Immediately following these issuances of common stock and the conversion of preferred stock into common stock, the Company did a 1 to 1.513 stock split in anticipation of the Company entering into a reverse acquisition. On a retroactive basis, the conversion and stock split resulted in the Company having 6,650,143 shares of common stock issued and outstanding as of December 31, 1998.

Immediately following the closing of the reverse acquisition, the Company completed a private placement of 2,000,000 shares of common stock aggregating $1,000,000. Additionally, the Company issued 25,000 shares of restricted common stock as payment for a portion of the underwriter's commission and adopted the 1999 Stock Option Plan (the Plan). The Company then granted 25,000 options under the Plan, which vested immediately and were exercised in March 1999.

--------------------------------------------------------------------------------

In December 1999, the Company issued an aggregate of 326,434 shares of common stock to three shareholders for proceeds of $500,000. Of this amount, $250,000 was not paid until January 2000. In connection with this issuance of stock, the Company issued warrants to purchase an aggregate of 66,000 shares of common stock at an exercise price of $1.53 per share. The Company recorded a deemed dividend of $80,000 for the fair value of these warrants.

In July 2000, the Company's Board of Directors increased the number of authorized shares of common stock to 200,000,000.

From May 2000 through July 2000, the Company issued 10,646,600 shares in a private placement of common stock and three-year warrants to purchase 5,323,300 shares of common stock at an exercise price of $1.65 for proceeds of $12,218,800, net of stock issuance costs of $1,089,200. In connection with the private placement, 28,000 shares of common stock and three-year warrants to purchase 1,221,000 shares of common stock at an exercise price of $1.65 per share were issued as investor referral fees. The 28,000 shares of common stock and the 1,221,000 three-year warrants issued as fees have an aggregate value of $1,263,000 and are considered a stock issuance cost. In May 2000, the Company entered into a service agreement with a company to provide investor relation services over a six-month period. Based on the fair market value of the Company's common stock, 37,500 shares of common stock were issued to the consultant in lieu of $75,000 in fees, which has been recorded as compensation cost. In addition, warrants to purchase 100,000 shares of common stock at exercise prices ranging from $2.75 to $4.50 were issued. The warrants vested immediately, and their $157,800 value was recorded as compensation cost. In November 2000, the Company entered into a new investor relation's service agreement. The new agreement provided for the issuance of 200,000 shares of common stock, payment of $100,000 and the issuance of warrants to purchase 200,000 shares of common stock at exercise prices ranging from $2.75 to $4.50 in exchange for investor relations services to be provided over a six month period. The shares and warrants are vested immediately and are non-refundable, resulting in a measurement date upon the execution of the agreement and valuation of $237,500 and $178,000, respectively. The values of these shares and warrants are being amortized over the six month term of the agreement, resulting in deferred compensation cost of $178,100 and $133,500 and compensation expense of $59,400 and $44,500 relating to the shares and warrants, respectively.

In December 2000, the Company acquired all of EVG's common stock in exchange for 18,192,600 restricted common shares of which 3,208,600 shares were placed in a twelve-month escrow account as security for the indemnification obligations of the former EVG shareholders (Note 2).

In January and June 2001, the Company issued 500,000 shares of common stock upon the exercise of warrants issued to a former consultant. The exercise price was $0.10 per share, and the Company received $50,000 upon exercise (unaudited).

In August 2001, the Company accepted $1,350,000 in new equity investment from several accredited investors and issued 6,750,000 shares of common stock to these investors. The Company was required to file this registration statement with the Securities and Exchange Commission within 30 days after accepting these funds. The Company is currently late in filing this requirement. However, no penalty is expected for not filing the SB-2 on a timely manner (unaudited).

During July 2001, the Company entered into a six month contract with an investor relations firm, which required the Company to issue 173,333 shares of common stock and a warrant to purchase up to 200,000 shares of common stock at an exercise price of $0.50 for 100,000 shares and $0.75 for 100,000 shares. The common stock warrants have piggyback registration rights are non-forfeitable and vest immediately. The 100,000 warrants at $0.50 are entitled to demand registration rights should the Company's stock price exceed $1.00 per share. The fair value of the shares and warrants totaled $80,900 which is being expensed in the statement of operations over the six month term of the contract. The company may issue up to 60,000 additional shares for not filing the SB-2 on a timely basis.

Stock  Purchase  Warrants

In September 1999, the Company issued warrants to purchase 350,000 shares of common stock at an exercise price of $2.31 in connection with a services agreement. 175,000 of these warrants vested immediately, resulting in deferred compensation cost of $218,800, which was amortized over the one year term of the agreement. The remaining 175,000 warrants vested during 2000 resulting in $309,800 in compensation expense, of which $139,500 related to those warrants vesting during the first quarter of 2000 and originally recorded as deferred compensation cost.

--------------------------------------------------------------------------------

In November 1999, the Company issued warrants to purchase 500,000 shares of common stock at an exercise price of $1.01 in connection with a service agreement with a consultant. These warrants vested immediately, resulting in deferred compensation cost of $585,000, which was being amortized over the six month term of the agreement. In April 2000, the Company repriced these warrants to $0.10 and recorded $85,000 in compensation expense. In December 2000, 220,000 of these warrants were exercised. In January 2001, an additional 100,000 of these warrants were exercised.

In March 2000, the Company sold 400,000 warrants with an exercise price of $0.10 to an investor for proceeds of $10,000. The warrants expire March 2005, and are exercisable as soon as the investor provides a term sheet to assist the Company in locating financing of at least $15 million, regardless of whether the financing is successfully completed. In May 2000, the investor provided a term sheet for assisting the Company in locating financing. The warrants were issued and are subsequently exercisable.

In April 2000, the Company granted warrants to purchase 200,000 shares of common stock to a consultant at an exercise price of $0.10, and granted warrants to purchase 100,000 shares of common stock to the same consultant at an exercise price of $1.00. The warrants expire April 2005 and vested during the second quarter of 2000 resulting in $682,000 in compensation expense.

In July 2000, the Company issued three year warrants to purchase 300,000 shares of common stock at an exercise price of $1.65 in settlement of a dispute relating to a binding letter of intent for an equity financing. The $378,000 fair value of the warrant has been recorded as stock based compensation expense.

As further discussed in Note 8, on August 14, 2001, the Company issued a warrant to ICG to purchase 1,875,000 shares of common stock at an exercise price of $0.30 per share (unaudited).

During August 2001, the Company entered into a one year Investment Banking Agreement with vFinance Capital L.C. ("vFinance"). The contract with vFinance for financial advisory services requires the Company to issue a warrant for the purchase of 200,000 shares of common stock at an exercise price of $0.27 with a term of five years, non-forfeitable and vesting immediately, piggy-back registration rights and a provision for cashless exercise. The fair value of the warrant was $56,700 which is being expensed in the statement of operations over the one year period of the agreement to provide financial advisory services. Additionally, if vFinance raises funds in excess of $1 million, the Company will provide them with 130,000 warrants for every $100,000 raised above $1 million (unaudited).

                              Warrants  outstanding
                       December 31, 2000     December 31, 1999
                     ---------------------  --------------------
                             Wtd.-Avg.          Wtd.-Avg.
                     Shares Exer.   Price   Shares   Exer.Price
                     -------------  ------  -------  -----------

          Beginning       916,000   $ 1.05       --           --
          Granted      19,909,940   $ 1.64  916,000  $      1.05
          Exercised      (220,000)  $ 0.10       --           --

          Ending       20,605,940   $ 1.63  916,000  $      1.05
                     =============  ======  =======  ===========




--------------------------------------------------------------------------------

The weighted average fair value of warrants granted in 2000 and 1999 was $1.23 and $1.82, respectively.

As of December 31, 2000, the following common stock warrants were issued, outstanding and exercisable:

                             Shares
                             subject    Exercise  Fair     Expiration
                             to warrant  price   Value        Date
---------------------------  ----------  ------  ------  --------------
Issued  with  respect  to:
Services  agreement             350,000  $ 2.31  $ 1.52  September 2004

Services  agreement             280,000    0.10    1.17  November 2004

Issuance  of  common  stock      66,000    1.53    1.21  December 2004

Sales  Agreement                400,000    0.10    2.56  March 2005
Issuance of preferred stock
and redemption of previous
warrants                        265,640    3.30    1.81  May  2005

Services  Agreement             200,000    0.10    2.33  April  2005

Services  Agreement             100,000    1.00    2.16  April  2005

Conversion  of  preferred
stock                        11,900,000    1.65    1.26  December 2005

Settlement  Agreement           300,000    1.65    1.26  June  2003

Issuance of common stock      6,544,300    1.65    1.01  May-July  2003

Services  Agreement              50,000    2.75    0.92  December  2002

Services  Agreement              50,000    3.25    0.90  December  2002

Services  Agreement              50,000    4.00    0.88  December  2002

Services  Agreement              50,000    4.50    0.86  December  2005
                             ----------
        Total                20,605,940
===========================  ==========  ======  ======  ==============

The Company estimates the fair value of warrants at the grant date by using the Black-Scholes option pricing-model with the following weighted-average assumptions used for the grants in 2000 and 1999, respectively: dividend yield of 0; expected volatility of 199% and 153%; risk-free interest rate of 6.5% and 5.5%; and an expected life of two and half years and five years for all plan options.

Stock  Options

In March 1999, the Company adopted a stock option plan (the Plan), for its employees, directors, and consultants. The Plan was amended in June 1999 and subsequently in December 2000. The number of shares authorized for options under the Plan is 13,750,000. As of December 31, 2000 there were 4,348,000 options available for grant. Options are exercisable as determined by the Board of Directors on the date of grant and expire not more than ten years after the date of grant. The Company applies Accounting Principles Board (APB) No. 25, Accounting

--------------------------------------------------------------------------------
for Stock Issued to Employees, and Related Interpretations in Accounting for Stock Options Issued to Employees. Under APB Opinion No. 25, employee compensation cost is recognized when the estimated fair value of the underlying stock on date of grant exceeds the exercise price of the stock option. For stock options and warrants issued to non-employees, the Company applies SFAS No. 123, Accounting for Stock-Based Compensation, which requires the recognition of compensation cost based upon the fair value of stock options at the grant date using the Black-Scholes option pricing model.

A summary of the status of the Company's stock option plan as of December 31, 2000 and 1999 and changes during the years then ended (restated to reflect the 1.513 stock split in February 1999), is presented in the following table:

                                                        OPTIONS OUTSTANDING
                                 -------------------------------------------------------------------
                                          December 31, 2000                 December 31, 1999
                                 -----------------------------------  ------------------------------
                                      Shares           Wtd.-Avg.           Shares        Wtd.-Avg.
                                                      Exer. Price                       Exer. Price
                                 -----------------  ----------------  ----------------  ------------
Beginning                               3,641,501   $           0.75        5,557,518   $       0.24
Granted                                 7,237,018               1.28        1,486,576           0.36
Exercised                                 (81,432)              0.53       (3,131,187)          0.05
Canceled                               (1,394,398)              1.50         (271,406)          0.05
                                 -----------------  ----------------  ----------------  ------------
Ending                                  9,402,689   $           1.04        3,641,501   $       0.75
                                 =================  ================  ================  ============
Exercisable at year-end                 2,488,404                           1,685,534
                                 =================                    ================
Wtd.-avg. fair value of options
granted during the year          $           1.40                     $          1.87
                                 =================                    ================

Due to the 1.513 stock split, the effective exercise price of the stock options originally granted at $0.75 is now $0.48.

In December 1999, the Company repriced 210,800 options granted to non-employees in 1999 to $1.50, the market value of the Company's common stock on the date of the repricing. During the year ended December 31, 1999, the Company granted 605,295 options to non-employees, resulting in compensation expense of $631,800.

--------------------------------------------------------------------------------

During the year ended December 31, 2000, the Company granted 140,000 options to non-employees, resulting in compensation expense of $29,100. The Company estimates the fair value of non-employee stock options at the grant date by using the Black-Scholes option pricing-model with the following weighted average assumptions used for grants in 2000 and 1999, respectively: no dividend yield, expected volatility of 215% and 79%; risk free interest rate of 6.5% and 5%; and expected life of two and a half years and five years. Additionally, the Company granted 475,000 below-market price options to employees, resulting in compensation expense of $115,700.

The following table summarizes information about stock options outstanding as of December 31, 2000:

               Options  Outstanding                 Options  Exercisable
             ------------------------              -----------------------
                          Wtd.-Avg.
Range  of                 Remaining     Wtd.-Avg.                Wtd.-Avg.
Exercise     Number       Contractual   Exercise   Number        Exercise
Prices       Outstanding  Life          Price      Outstanding   Price
----------   -----------  -----------  ---------   -----------  ----------

$     0.34     2,500,000  10.00 years  $     0.34          ---  $      0.00
 .44  - .50     2,472,481   7.65 years        0.48    1,628,674         0.48
 .84 -1.375     2,253,104   9.63 years        1.29      328,542         1.29
1.50- 2.00     1,151,692   9.09 years        1.59      376,104         1.59
2.125-2.80       545,468   9.57 years        2.47       63,363         2.47
   3.40          479,012   9.24 years        3.44       91,391         3.44
   5.50              932   8.58 years        5.50          330         5.50
----------   -----------  -----------   ---------  -----------   ----------
               9,402,689                             2,488,404
             ===========                           ===========

While the Company continues to apply APB Opinion No. 25, SFAS No. 123, Accounting for Stock-Based Compensation, requires the Company to provide pro forma information regarding net income (loss) as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed by SFAS No. 123. The Company estimates the fair value of employee stock options at the grant date by using the Black-Scholes option pricing-model with the following weighted-average assumptions used for the grants in 2000 and 1999, respectively: no dividend yield, expected volatility of 215% and 79%; risk-free interest rate of 6.5% and 5.0%; and an expected life of two and half years and five years.

Under the accounting provisions of SFAS No. 123, the Company's net loss available to common shareholders and net loss per share would have been increased to the pro forma amounts indicated below:

--------------------------------------------------------------------------------

                                                   Years  ended
                                           December 31,     December 31,
                                               2000            1999
                                         --------------  ---------------
     Net  loss  allocable  to
     common  shareholders:
     As  reported                        $  (11,431,300)  $ (5,766,100)
     ==================================  ===============  =============
     Pro  forma                          $  (12,367,500)  $ (6,012,500)
     ==================================  ===============  =============
     Basic and diluted loss per share:
     As  reported                        $       (0.35)  $       (0.49)
     ==================================  ===============  =============
     Pro  forma                          $       (0.38)  $       (0.52)
     ==================================  ===============  =============

In April 2001, the Board of Directors approved a new option plan for 8,500,000 shares, which will be submitted to the shareholders for approval at the next annual meeting. With the implementation of this new plan, the Company will not issue any additional shares under its former stock option plan. The former stock option plan authorized 13,750,000 shares of common stock. It is the Company's intention not to issue any additional options in this new plan that, when combined with options granted under the former plan, will exceed this 13,750,000 share limit. During May 2001, the Company granted 1,440,000 options to employees at a $0.50 exercise price. These options were granted under the new Stock Option plan subject to shareholder approval. Management expects shareholder approval as the Company's Board of Directors approved the plan and, as a group, the Directors control a majority of the common shares outstanding (unaudited).

During November 2001, the Company granted 130,000 options to employees at a $.50 exercise price and 500,000 shares at a $0.34 exercise price. These options were granted under the Stock Option Plan approved by the Board of Directors in April, 2001 and still subject to approval by the shareholders. Management expects shareholder approval as the Company's Board of Directors approved the plan and as a group the Directors control a majority of the common shares outstanding (unaudited).

10.  INCOME  TAXES

For the years ended December 31, 2000 and 1999, income tax (benefit) expense comprises:

     2000:                       CURRENT  DEFERRED    TOTAL
     ----                        -------  ----------  ----------
     FEDERAL                     $    --  $      --   $      --
     STATE                           800         --         800
                                 -------  ----------  ----------
                                 $   800  $      --   $     800
                                 =======  ==========  ==========

     1999:                       CURRENT  DEFERRED       TOTAL
     ----                        -------  ----------  ----------
     FEDERAL                     $    --  $(628,600)  $(628,600)
     STATE                         1,800   (118,600)   (116,800)
                                 -------  ----------  ----------
                                 $ 1,800  $(747,200)  $(745,400)
                                 =======  ==========  ==========


The following summarizes the differences between the income tax expense (benefit) and the amount computed by applying the Federal income tax rate of 34% in 2000 and 1999 to loss before income taxes:

--------------------------------------------------------------------------------

     Years  ended  December  31,               2000          1999
     --------------------------            ------------  ------------

     Federal income tax at statutory rate $(3,718,200) $(1,869,200) State income taxes, net of federal
       benefit                                (635,200)     (319,300)
     Compensation  associated  with
       warrant/stock  option  grants         1,435,500       402,600
     Increase  in  valuation
       allowance                             2,634,700       974,100
     Non-deductible  expense  and
       other,  net                             284,000        66,400
     --------------------------            ------------  ------------
                                           $       800   $  (745,400)
     ==========================            ============  ============

     Deferred  tax  assets  (liabilities)  comprise  the  following:

                                         September 30, 2001  December 31, 2000
                                             (Unaudited)
     ------------------------------------  ---------------  -------------------

     Loss  carryforwards                   $    5,812,200   $        3,626,000
     Reserves  not  currently  deductible          50,700               50,700
     Depreciation                                 (67,900)             (67,900)
     Compensation  and  benefits                      ---                   --
     Valuation  allowance                      (5,795,000)          (3,608,800)
     ------------------------------------  ---------------  -------------------
     Net  deferred  tax  asset             $         ----   $               --
     ====================================  ===============  ===================

The Company has placed a valuation allowance against its gross deferred tax assets due to the uncertainty surrounding the realization of such assets.

As of December 31, 2000, the Company has net operating loss carry forwards available to reduce future taxable income, if any, of approximately $9,800,000 and $5,075,000 for Federal and California state tax purposes, respectively. The benefits from these carryforwards expire in various years through 2019.

Pursuant to the "change in ownership" provisions of the Tax Reform Act of 1986, utilization of the Company's net operating loss carryover may be limited, if a cumulative change of ownership of more than 50% occurs within any three-year period. The Company has not determined if such a change in ownership has occurred. An ownership change may have occurred as a result of the transactions as described in Notes 2 and 9. However, the Company has not determined the amount of the loss carryover limitation, if any, resulting from these transactions or any prior transaction.

--------------------------------------------------------------------------------

11.  CONCENTRATIONS

Major  Customers

During the year ended December 31, 2000, three customers accounted for 19%, 18% and 14% of net revenues, respectively. As of December 31, 2000, these customers accounted for 52% of total accounts receivable.

For the year ended December 31, 1999, three customers accounted for 24%, 14% and 14% of net revenues, respectively.

With the acquisition of EVG, the Company will purchase a majority of its digital paper and ink from two suppliers. Management believes other vendors could supply similar products, but on terms that may not be as favorable as currently being offered. A change in suppliers could cause a delay in available products and possible loss of sales, which could adversely affect operating results.

Credit  Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents. The Company places its cash and cash equivalents with high quality financial institutions. As of December 31, 2000, the Company had deposits at two financial institutions that aggregated $3,056,200 and $694,700 , respectively, of which $100,000 each is insured by the Federal Deposit Insurance Corporation (FDIC). As of September 30, 2001, the Company had deposits at one financial institution that aggregated $213,200, of which $100,000 is insured by the FDIC (unaudited).

12.  STATEMENTS  OF  CASH  FLOWS

During the year ended December 31, 2000 the Company paid $9,500 for interest and $800 for income taxes. During the year ended December 31, 1999, the Company paid $7,200 for interest and $1,800 for income taxes. During the year ended December 31, 2000, non-cash financing activities consisted of the following: the issuance of 32,500 shares of common stock in exchange for accrued expenses totaling $15,600; the issuance of warrants to purchase an aggregate of 11,900,000 shares of common stock exchangeable on a two for one basis for common stock; the issuance of 28,000 shares of common stock and warrants to purchase 1,221,000 shares of common stock for fees relating to the private placement of common stock; a deemed dividend of $357,000 on the redemption of Series A Preferred Stock; the issuance of 237,500 shares of common stock in exchange for services; and the issuance of 14,984,000 shares of common stock in exchange for EVG's common stock

During the year ended December 31, 1999, non-cash financing activities included the issuance of 113,611 shares of common stock for services aggregating approximately $156,600, the issuance of 25,000 shares of common stock for the payment of stock issuance costs totaling $12,500, the issuance of 163,217 shares of common stock for notes receivable of $250,000 and deemed dividends of $1,014,000.

During the nine months ended September 30, 2001 and 2000, the Company paid $1,720 and $800 for income taxes, respectively. During the nine months ended September 30, 2001 and 2000, the Company paid interest of $37,800 and $0 respectively. During the nine months ended September 30, 2001, the Company issued 173,333 shares and warrants to purchase 400,000 shares of common stock in connection with entering into contracts for financial advisory and investor relations services (unaudited).

--------------------------------------------------------------------------------

13.     RELATED  PARTY  TRANSACTIONS

As part of the July 2000 private placement, the Company received gross proceeds of $13,308,000 from which it paid commissions and fees of $1,089,200. Approximately $630,000 of these fees were paid to Intellect Capital Group, LLC
(ICG), a minority shareholder. These fees were based on the Stock Purchase Agreement entered into the Company with ICG on June 8, 2000 under which ICG was issued 900 shares of Series B Convertible Preferred Stock (Note 9) and negotiated before ICG owned any Common Stock of the Company. During 2000, the Company owed expenses paid on its behalf by this minority shareholder totaling $19,600. This amount is included in the payable to minority shareholders at December 31, 2000.

Al Marco, the former majority owner of EVG and current minority shareholder of the Company, is a majority owner of Marco Fine Arts ("MFA"). Pursuant to the acquisition of EVG on December 20, 2000, the Company has assumed a non-interest bearing loan of $800,000 owed by EVG to MFA and a $12,000 loan from one of its minority shareholders. The entire balance of both loans were repaid on December 21, 2000 and January 10, 2001, respectively. In connection with the acquisition of EVG, the Company acquired $100,000 of promotional art prints previously contributed to EVG by MFA for use in future promotions. This amount is included in prepaid expenses and other current assets at December 31, 2000.

Al Marco, the Company's CEO, owns the building occupied by the Company in El Segundo, California. The Company paid or owed approximately $107,100 in rent to Al Marco during the nine months ended September 30, 2001. The Company owed Al Marco $10,600 as of September 30, 2001 for business expense reimbursements (unaudited).

During the nine months ended September 30, 2001 the Company paid $96,100 to Marco Fine Arts, a company owned by Al Marco, the Company's CEO. These expenses related to various operating expenses paid on the Company's behalf by Marco Fine Arts. As of September 30, 2001, the Company owed Marco Fine Arts $14,200 (unaudited).

During July 2001, the Company received a Bridge Loan from Intellect Capital Group for a total of $500,000 with an 8% interest rate. The funds were used for general working capital purposes and have a 15 day demand notice call provision. On August 14, 2001 the Company negotiated a forbearance agreement with Intellect Capital Group (ICG) that provides the Company with a 30 day period during which ICG will not call the loan. In return, the Company agreed to provide ICG with a warrant to purchase 1,875,000 shares of common stock at a purchase price of $0.30 (unaudited).

14. ASSETS HELD FOR SALE AND OPERATING RESULTS FROM DISCONTINUED OPERATIONS (UNAUDITED)

During May 2001 the Company's Board of Director's decided to discontinue its ASP Services ("ASP") operations. The Company sold the majority of these assets in November 2001. The assets sold for a total consideration of $1,200,000 less any purchase price adjustments. $180,000 of the total consideration was deposited in an escrow account to be held for fourteen months. As this transaction closed after September 30, 2001, the Company has still segregated all identifiable fixed assets expected to be sold with the ASP Services and is separately disclosing these items as Assets Available for Sale. At September 30, 2001, these assets had a net book value of $300,000 and consist principally of computer equipment.

The operating results of this discontinued operation for the three and nine month periods ended September 30, 2001:


                          THREE MONTHS ENDED    NINE MONTHS ENDED
                            SEPTEMBER 30,         SEPTEMBER 30,
-----------------------  --------------------  -------------------
                                 2001                 2001
-----------------------  --------------------  -------------------

Net Sales                $           128,700   $          423,000
-----------------------  --------------------  -------------------
Gross profit                          12,500              303,600
-----------------------  --------------------  -------------------
(Loss) from Operations              (143,900)          (1,218,000)
-----------------------  --------------------  -------------------
NET (LOSS)               $          (143,900)  $       (1,218,000)
-----------------------  --------------------  -------------------


15.    SEGMENT  INFORMATION  (UNAUDITED)

The Company has two reportable segments: Dealer Networks and Consumables. See
Note 14: Assets Held for Sale and Operating Results from Discontinued Operations above. Dealer Networks provides marketing and Internet solutions to a network of independent frame shops and art galleries around the country. The Consumables unit develops and distributes a line of proprietary digital inkjet papers. Since the Company's Board of Directors decided to discontinue its ASP service operations in May 2001, this division is no longer a reportable segment.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates segment performance based on income or loss before income taxes, not including nonrecurring gains or losses. Inter-segment transfers between reportable segments have been insignificant. Expenses that are incurred for the benefit of all of the business segments and that are not directly attributable to one business line, such as administrative overhead, are allocated to each segment based on that segment's share of the consolidated revenues. During the three months ended June 30, 2001 the Company reduced the allocation of general and administrative expenses to the ASP Services division as this division will be discontinued. As the majority of this general and administrative expenses will not be reduced with this discontinuation the expenses are being allocated to the remaining operating divisions. The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technologies or products and marketing strategies.

The following table presents information about reported segment loss for the nine months ended September 30, 2001:


                                DEALER       CONSUMABLES      TOTAL
                               NETWORKS
----------------------------  ------------  -------------  ------------

Revenues from external
customers                     $   385,800   $    670,300   $ 1,056,100
----------------------------  ------------  -------------  ------------
Segment loss from continuing
operations                    $(1,667,700)  $ (3,544,200)  $(5,211,900)
----------------------------  ------------  -------------  ------------

The following table presents information about reported segment assets as of September 30, 2001:

                                 DEALER     CONSUMABLES     TOTAL
                                NETWORKS
----------------------------  ------------  -----------  ------------

Segment Assets                $ 3,444,200   $6,787,800   $10,232,000
                              ============  ===========  ============


The following is a reconciliation of reportable segment total assets to the Company's consolidated totals as of September 30, 2001:

Total assets for reportable segments             $10,232,000
Assets held for sale                                 300,000
                                                 -----------
Consolidated Total Assets                        $10,532,000

The total of reportable segment revenues and loss from continuing operations equals the Company's consolidated totals during the nine months ended September 30, 2001.

Prior to the nine months ended September 30, 2001, the Company did not have any reportable segments.

                                BRIGHTCUBE, INC.

                               8,023,333 Shares of
                                  Common Stock
                                   PROSPECTUS

                                 November 27, 2001


PART  II     -     INFORMATION  NOT  REQUIRED  IN  PROSPECTUS

ITEM  24     INDEMNIFICATION   OF   DIRECTORS   AND   OFFICERS

Although our Articles of Incorporation provide that the liability of our directors and officers for monetary damages shall be eliminated to the fullest extent permissible under Nevada law, we are limited, pursuant to Section 2115 of the California General Corporation Law, to indemnify agents (as defined in Section 317 of the California General Corporation Law) of the corporation to the extent permitted by Section 317 for breach of duty to the corporation and its shareholders.

Section 317 sets forth the provisions pertaining to the indemnification of corporate "agents." For purposes of this law, an agent is any person who is or was a director, officer, employee, or other agent of a corporation, or is or was serving at the request of the corporation such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Indemnification for expenses, including amounts paid on settling or otherwise disposing of a threatened or pending action or defending against the same can be made in certain circumstances by actions of BrightCube through:

     a majority vote of a quorum of BrightCube's Board of Directors consisting of directors who are not party to the proceedings;
     approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or
     a court in which the proceeding is or was pending upon application by designated parties.

Under certain circumstances, an agent can be indemnified, even when found liable. Indemnification is mandatory where the agent's defense is successful on the merits. The law allows us to make advances of expenses for certain actions upon the receipt of an undertaking that the agent will reimburse the corporation if the agent is found liable.

We  also  maintain  directors'  and  officers'  liability  insurance.

There are presently no material pending legal proceedings to which a director, officer and employee of ours is a party. There is no pending litigation or proceeding involving one of our directors, officers, employees or other agents as to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

We have entered into indemnification agreements with our directors and officers. These agreements will provide, in general, that we shall indemnify and hold harmless such directors and officers to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement, and expenses, including attorneys' fees and disbursements, incurred in connection with, or in any way arising out of, any claim, action or proceeding against, or affecting, such directors and officers resulting from, relating to or in any way arising out of, the service of such persons as our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM  25     OTHER   EXPENSES   OF   ISSUANCE   AND   DISTRIBUTION


The following table sets forth an itemization of various expenses, all of which we will pay, in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.


     Securities  and  Exchange  Commission  Registration  Fee

          $  20,000     Accounting  Fees  and  Expenses
          $  20,000     Legal  Fees  and  Expenses
          $  10,000     Miscellaneous
                254     SEC Registration Fee
          ---------
          $  50,254     Total

ITEM  26     RECENT   SALES   OF   UNREGISTERED   SECURITIES

Set forth in chronological order is information regarding shares of common stock issued and options and warrants and other convertible securities granted by us during the past three years. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rule of the SEC under which exemption from registration was claimed.

Transactions described in Items (1) through (4) below refer to the securities of PhotoLoft.com, a California corporation which was the predecessor entity of the filer of this form, and transactions described in Items (5) through (15) below refer to the securities of BrightCube, Inc. a Nevada corporation which is the filer of this form. Unless otherwise indicated, information set forth below regarding shares of our common stock reflect the 1.5133753 for 1 conversion ratio applied to shares of PhotoLoft.com. common stock at the time of the reorganization referred to in Item (5) below. In July 2000, we changed our name to Photoloft, Inc. to reflect our new business model. In December 2000, we changed our name to Brightcube, Inc.

     (1) From January 1999 to December 1999 PhotoLoft.com. issued options to purchase the aggregate amount of 970,201 shares of common stock to 22 employees, 6 consultants and 5 directors pursuant to PhotoLoft.com's stock option plan with exercise prices from $0.48 per share to $5.25 per share. These issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and/or Rule 701 promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to PhotoLoft.com that the shares were being acquired for investment.

     (2) In February, 1999 we issued the aggregate amount of 2,844,112 shares of common stock upon the exercise of options to purchase common stock which were granted to 3 employees, 3 directors and 2 consultants of PhotoLoft.com between 1993 and 1998. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to PhotoLoft.com that the shares were being acquired for investment.

     (3) In February 1999, we issued 5,650,207 shares of common stock in exchange and upon the conversion of shares of issued and outstanding series A, B and C preferred stock of PhotoLoft.com. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to PhotoLoft.com that the shares were being acquired for investment.

     (4) From February 1999 to June 1999, PhotoLoft.com issued 124,111 shares of common stock to 7 consultants of PhotoLoft.com in exchange for services valued at $156,600. The issuances were made in reliance on
          Section 4(2) of the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to PhotoLoft.com that the shares were being acquired for investment.

     (5) In March 1999, under the terms of the reorganization with Data Growth, Inc., PhotoLoft.com issued the aggregate amount of 9,579,266 shares of common stock to the shareholders of PhotoLoft.com in exchange for their shares of common stock of PhotoLoft.com, Inc. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to PhotoLoft.com that the shares were being acquired for investment.

     (6) In March 1999, under the terms of the reorganization with Data Growth, Inc., the holders of options to purchase common stock of PhotoLoft, Inc., exchanged their options for options to purchase the aggregate amount of 2,795,734 shares of common stock of PhotoLoft, Inc. These issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and/or Rule 701 promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to PhotoLoft, Inc. that the shares were being acquired for investment.

     (7) In March 1999, pursuant to the terms of the reorganization with Data Growth, Inc. PhotoLoft.com conducted a private offering of its common stock. Pursuant to that offering, a total of 2,000,000 shares of common stock were sold for total cash consideration of $1,000,000. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933 under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to PhotoLoft.com that the shares were being acquired for investment.

     (8) In March 1999, PhotoLoft.com issued 228,375 shares of common stock upon the exercise of options to purchase common stock held by employees, directors and consultants of PhotoLoft, Inc. These options were issued in 1999 and had exercise prices of $0.50 per share. These issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and/or Rule 701 promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to PhotoLoft, Inc. that the shares were being acquired for investment.

     (9) In March 1999, PhotoLoft.com issued 25,000 shares of common stock to Baytree Capital Associates pursuant to the terms of a Letter Agreement with Baytree Capital Associates for financial business consulting services. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and was made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented to PhotoLoft.com that the shares were being acquired for investment.

     (10) In September 1999, we issued warrants to purchase up to 350,000 shares of common stock to Xoom.com in consideration for services performed for PhotoLoft, Inc. by Xoom.com pursuant to a services agreement. The exercise price for the warrants is $2.31 per share. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and was made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented to PhotoLoft, Inc. that the shares were being acquired for investment.

     (11) In November 1999, we issued warrants to purchase up to 500,000 shares of common stock at an exercise price of $1.01 to a financial consultant in partial consideration for services to be performed for us pursuant to a financial management services agreement. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and was made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment. In April 2000, the exercise price was reduced to $0.10.

     (12) In November, 1999 we issued 58,700 shares of common stock to one of our option holders upon the exercise of options to purchase common stock. The issuance were made in reliance on Section 4(2) of the Securities Act of 1933 and/or Rule 701 promulgated under the Securities Act of 1933 and was made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented to PhotoLoft.com that the shares were being acquired for investment.

     (13) In December 1999, we issued options to purchase up to 288,000 shares of common stock to 1 officer with an exercise price of $1.50 per share. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Rule 701 promulgated under the Securities Act of 1933 and was made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented that the shares were being acquired for investment.

     (14) In December 1999, we issued 326,434 shares of common stock in exchange for $500,000 and warrants to purchase up to 66,000 shares of common stock with exercise prices of $1.5317 per share to three investors. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated under the Securities Act of 1933 and was made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investments, and who represented that the shares were being acquired for investment.

     (15) In March 2000, we issued options to purchase up to 378,344 shares of our common stock to one of our officers pursuant to the terms of our employment agreement with the officer. The exercise price for the options was $3.44 per share, which was not less than the fair market value of the shares on the date of grant. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and/or Rule 701 promulgated under the Securities Act of 1933 and was made without general solicitation or advertising. he purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

     (16) In March 2000, we issued 106 shares of preferred stock, designated series A preferred stock, in exchange for $1,060,000 to investors in a private placement. We subsequently redeemed the series A preferred stock in June, 2000. In consideration for services in connection with the sale of our Series A Preferred Stock in March 2000 we issued 185,500 warrants to purchase shares of our common stock. These warrants may be exercised at any time during the five-year period following their issuance at an exercise price of $3.30 per share. The number of shares issuable upon exercise of the warrants is subject to adjustment upon the occurrence of stock splits, dividends or reclassifications. The warrants do not carry registration rights. In connection with the June 2000 redemption of our Series A Preferred Stock, we issued warrants to purchase an additional 80,140 shares of common stock with the same terms and conditions; provided that we are obligated to register the shares of common stock underlying the June 2000 warrants.

     (17) In March 2000 we entered into a new employment agreement with Jack Marshall in which he will receive 250,000 bonus options, granted under the Employee Stock Option Plan, upon acceptance by the Board of a term sheet for a sale of PhotoLoft, Inc. or a major financing. Employee will receive 500,000 bonus options, granted under the Employee Stock Option Plan, on the Effective Date of a sale of PhotoLoft, Inc. or major financing. In June, 2000 Jack Marshall entered into a new employment agreement which replaced the March 15, 2000 agreement. The new employment agreement did not include the 750,000 bonus options provision for the boards acceptance of a term sheet or major financing.

     (18) In March 2000, we sold 400,000 warrants with an exercise price of $0.10 to an investor. The warrants were issued and have been exercised

     (19) In April 2000, we granted warrants to purchase 200,000 shares of common stock to an investor at an exercise price of $0.10, and granted warrants to purchase 100,000 shares of common stock to the investor at an exercise price of $1.00. The warrants expire in April 2005 The warrants were issued and are currently exercisable.

     (20) In May 2000, we entered into an agreement in which we issued warrants to purchase 200,000 shares of common stock at exercise prices ranging from $2.75 to $4.50 in exchange for investor relation services. Fifty percent of the warrants vested upon execution of the agreement, and the remaining fifty percent will vest if the agreement is renewed after 6 months.

     (21) In June 2000, we issued 900 shares of Series B convertible preferred stock to an investor for proceeds of $9,000. The Series B convertible preferred stock was convertible, on or before July 8, 2000, into 50% of our shares of common stock on a fully-diluted basis, following such conversion. In July, 2000, the Series B convertible preferred stock was exchanged for 27,914,023 shares of common stock and warrants to purchase 11,900,000 shares of common stock at an exercise price of $1.65 per share. The warrants are not exercisable before December 8, 2000; after that date, they may be exercised, or exchanged on a two-for one basis for shares of our common stock. This transaction recorded as a stock issuance cost for the subsequent private placement of common stock.

     (22) From May 2000 through July 2000, we issued 10,646,600 shares of common stock and warrants to purchase 5,323,300 shares of common stock at an exercise price of $1.65 for proceeds of $12,218,800, net of stock issuance costs of $1,089,200. We also issued 28,000 shares of common stock and 1,221,000 warrants at an exercise price of $1.65 per share as a stock issuance fee.

     (23) In July 2000, we issued warrants to purchase 300,000 shares of common stock at an exercise price of $1.65 in settlement of a dispute relating to a binding letter of intent for an equity financing.

     (24) In November 2000, we revised and superceded our May 2000 investor relations service agreement. The new agreement provides for the issuance of 200,000 shares of common stock, payment of $100,000 and the issuance of warrants to purchase 200,000 shares of common stock at exercise prices ranging from $2.75 to $4.50 in exchange for investor relations services.

     (25) In January 2001, we issued 100,000 shares of common stock upon the exercise of warrants issued to a former consultant. The exercise price was $0.10 per share and we received $10,000 upon exercise.

     (26) In February 2001, we entered into a Separation and General Agreement under which Edward MacBeth, President and Chief Operating Officer, terminated his employment. The terms of this agreement included immediate vesting of options to purchase 500,000 shares of our common stock at an exercise price of $1.38 per share. These options are subject to a six-month lock-up ending July 19, 2001, and will expire in January 2003. Mr. MacBeth's original option grant, based on his July 2000 employment contract, was for 1,500,000 shares vesting over three years. As of February 2001, he had vested in approximately 250,000 shares of his option grant, and therefore, his Separation and General Agreement resulted in the accelerated vesting of 250,000 additional shares.

     (27) In April 2001, the Board of Directors approved a new option plan for 8,500,000 shares, which will be submitted to the shareholders for approval at the next annual meeting. With the implementation of this new plan, we will not issue any additional shares under our former stock option plan. The former stock option plan authorized 13,750,000 shares of common stock. It is our intention not to issue any additional options in this new plan that, when combined with options granted under the former plan, will exceed this 13,750,000 share limit. During July 2001, we granted 1,440,000 options to employees at a $0.50 exercise price. These options were granted under the new Stock Option plan subject to shareholder approval. Management expects shareholder approval as our Board of Directors approved the plan, and as a group the Directors control a majority of the common shares outstanding.

     (28) In June 2001, we issued 400,000 shares of common stock upon the exercise of a warrant. The exercise price was $0.10 per share and we received $40,000 upon exercise.

     (29) During July 2001, we obtained a Bridge Loan from a shareholder in the amount of $500,000 at an 8% interest rate. The funds were used for general working capital purposes and have a 15 day demand notice call provision. On August 14, 2001 we negotiated a forbearance agreement with the shareholder that provides us with a 30 day period during which the shareholder will not call the loan. A demand can be issued earlier if we receive additional financing. In return, we agreed to provide ICG with a warrant to purchase 1,875,000 shares of common stock at a purchase price of $0.30.

     (30) We closed escrow on $1.3 million in new financing from several investors during August 2001. The current investors with funds formerly held in escrow have agreed to purchase 6,750,000 shares of common stock at $0.20 per share. We are obligated to file a registration statement within 30 days after accepting these funds to register all of the shares purchased. However, we do not anticipate any penalties for not registering these shares on a timely basis.

     (31) In September 2001, we issued a warrant to a registered broker-dealer pursuant to an investment banking agreement to further provide financial advisory and investment banking and management consulting services that we executed in August 2001. The warrant covers the issuance of up to 200,000 shares of common stock at an exercise price of $0.27 per share. The warrant was issued in reliance upon Section 4(2) of the Securities Act of 1933 based upon an issuance to a single entity for partial compensation.

     (32) During July 2001, the Company entered into a six month contract with an investor relations firm. The contract with requires the Company to issue 173,333 shares of common stock at $0.30 per share and a warrant to purchase up to 200,000 shares of common stock at an exercise price of $.50 for 100,000 shares and $.75 for 100,000 shares. The Company may issue up to 60,000 additional shares to the investor relations firm for not filing the SB-2 in a timely manner.

ITEM     27.     EXHIBITS

The following exhibits are filed with this Registration Statement; documents incorporated by reference from filings made prior to December 2000 were filed by Photoloft.com, the predecessor of BrightCube, Inc.:

2.1 Agreement and Plan of Reorganization dated as of February 16, 1999 by and among Data Growth, Inc. Gary B. Peterson and the Registrant (Incorporated By Reference to Exhibit 2.1 of the Registrant's Registration Statement on Form 10-SB first filed on July 13, 1999 (File No. 000-26693), subsequently amended (the "Form 10-SB)).

2.2 Asset Purchase Agreement dated as of November 9, 2001 by and among BrightCube, Inc. and Canon U.S.A., Inc. (Incorporated by reference to
          Exhibit 2.2 of the Form 8-K).

3(i).1 Articles of Incorporation of the Registrant, (Incorporated by reference to Exhibit 3.1 of the Form 10 SB).


3(i).2 Certificate of Amendment to the Articles of Incorporation of the Registrant (Incorporated by Reference to Exhibit 3.2 of the Form 10-SB).

3(i).3    Additional amendments to Articles of Incorporation.

3(ii)     By-Laws of Registrant.

3(i).4 Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Registrant (Incorporated by Reference to Exhibit 3.4 of the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1999.

3(i).5 Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Registrant (Incorporated by Reference to Exhibit 3.5 of the Form 8-K filed June 23, 2000).

4.1 Form of Voting Agreement, dated as of June 8, 2000, by and between the Registrant and certain shareholders (Incorporated by Reference to Exhibit 4.3 of the Form 8-K filed on June 23, 2000).

5         Opinion of Manatt, Phelps, & Phillip, LLP

10.1 Engagement letter dated October 24, 1997 between Gary Kremen and the Registrant (Incorporated by Reference to Exhibit 10.9 of the Form 10-SB).

10.2 Distribution Agreement dated March, 1998 by and between Kuni Research International Corporation and the Registrant (Incorporated by Reference to Exhibit 10.11 of the Form 10-SB).

10.3 Lease Agreement dated July 8, 1998 by and between The Manufacturer's Life Insurance Company, (U.S.A.) Company, Ltd., and the Registrant (Incorporated by Reference to Exhibit 10.12 of the Form 10-SB).

10.4 Sublease Agreement dated September 1, 1998 by and between Surefire Verification, Inc. and the Registrant (Incorporated by Reference to
          Exhibit 10.14 of the Form  10-SB).

10.5 Amendment to an Agreement with Infomedia, dated January 15, 1999 (Incorporated by Reference to Exhibit 10.16 of the Form 10-SB).

10.6 Sublease Agreement dated February 1, 1999 by and between Summit Microelectronics and the Registrant (Incorporated by Reference to Exhibit 10.17 of the Form 10-SB).

10.7 Amendment No. 1 to Consulting Services Agreement, dated February 9, 1999 by and between Hewlett-Packard Company and the Registrant (Incorporated by Reference to Exhibit 10.18 of the Form 10-SB).

10.8 Letter Agreement, dated February 10, 1999 by and between Bay Tree Capital Associates, LLC and the Registrant (Incorporated by Reference to Exhibit 10.19 of the Form 10-SB).

10.9 Employment Agreement dated March 15, 2000 by and between Mr. Jack Marshall, Chris McConn, Kay Wolf Jones and Brian Dowd the Registrant.

10.10 1999 Stock Option Plan of the Registrant (Incorporated by Reference to Exhibit 10.21 of the Form 10-SB).

10.11 Form of Stock Option Agreement issued under the 1999 Stock Option Plan of the Registrant (Incorporated by Reference to Exhibit 10.22 of the Form 10-SB).

10.12 Stock Option Agreement dated July 1, 1999 by and between Chris McConn and the Registrant (Incorporated by Reference to Exhibit 10.23 of the Form 10-SB).

10.13 Stock Option Agreement dated July 1, 1999 by and between Jack Marshall and the Registrant (Incorporated by Reference to Exhibit
          10.24 of the Form 10-SB).

10.14 Internet Services and Co-Location Agreement, dated March 15, 1999 by and between AboveNet Communications, Inc. and the Registrant (Incorporated by Reference to Exhibit 10.27 of the Form 10-SB).

10.15 Representation Agreement, dated April 26, 1999, by and between ADSmart Network and the Registrant (Incorporated by Reference to
          Exhibit 10.29 of the Form 10-SB).

10.16 Agreement, dated July 31, 1998, by and between Digital Equipment Corporation and the Registrant (Incorporated by Reference to Exhibit
          10.32 of the Form 10-SB).

10.17 Consulting Services Agreement, dated October 22, 1998 by and between Hewlett-Packard Company and the Registrant (Incorporated by Reference to Exhibit 10.33 of the Form 10-SB).

10.18 Loan and Security Agreement, dated September 27, 1999 by and between Aerofund Financial, Inc. and the Registrant (Incorporated by Reference to Exhibit 10.34 of the Form 10-SB).

10.19 Subscription Agreement, dated December 1999, by and between John C. Marshall, Martha Ann Marshall and the Registrant (Incorporated by
          Reference  to  Exhibit  10.35  of  the  Form  10-SB).

10.20 Warrant Agreement dated December 1999, by and between John C. Marshall, Martha Ann Marshall and the Registrant (Incorporated by Reference to Exhibit 10.36 of the Form 10-SB).

10.21 Subscription Agreement, dated December 1999, by and between Barbara Marshall and the Registrant (Incorporated by Reference to Exhibit
          10.37 of the Form 10-SB).

10.22 Warrant Agreement dated December 1999, by and between Barbara Marshall and the Registrant (Incorporated by Reference to Exhibit
          10.38 of the Form 10-SB).

10.23 Subscription Agreement, dated December 1999, by and between Lisa Marshall, Don Welsh and the Registrant (Incorporated by Reference to
          Exhibit 10.39 of the Form 10-SB).

10.24 Warrant Agreement dated December 1999, by and between Lisa Marshall, Don Welsh and the Registrant (Incorporated by Reference to Exhibit
          10.40 of the Form 10-SB).

10.25 Stock Option Agreement dated December 1999, by and between Lisa Marshall, Don Welsh and the Registrant (Incorporated by Reference to
          Exhibit 10.41 of the Form 10-SB).

10.26 Securities Purchase Agreement dated March 3, 2000 by and between the purchasers of the Registrant's Series A Convertible Preferred Stock and the Registrant (Incorporated by Reference to Exhibit 10.26 of the Form 10-KSB for the year ended December 31, 1999).

10.27 Registration Rights Agreement dated March 3, 2000 by and between the purchasers of the Registrant's Series A Convertible Preferred Stock and the Registrant (Incorporated by Reference to Exhibit 10.27 of the Form 10-KSB for the year ended December 31, 1999).

10.28 Placement Agency Agreement dated March 3, 2000 by and between May Davis Group, Inc. and the Registrant (Incorporated by Reference to
          Exhibit 10.28 of the Form 10-KSB for the year ended December 31,
          1999).

10.29 Form of Warrant Agreement to Purchase Common Stock issued to May Davis Group, Inc. as of March 3, 2000 (Incorporated by Reference to
          Exhibit 10.29 of the Form 10-KSB for the year ended December 31,
          1999).

10.30 Financial Management Support Services Agreement dated November 29, 1999 by and between Asher Investment Group, Inc. and the Registrant 2000 (Incorporated by Reference to Exhibit 10.30 of the Form 10-KSB for the year ended December 31, 1999).

10.31 Stock Purchase Agreement, dated as of April 18, 2000, by and between the Registrant and Intellect Capital Group, LLC shareholders (Incorporated by Reference to Exhibit 10.31 of the Form 8-K filed June 23, 2000).

10.32 Registration Rights Agreement, dated June 8, 2000, by and between the Registrant and Intellect Capital Group, LLC shareholders (Incorporated by Reference to Exhibit 10.32 of the Form 8-K filed June 23, 2000).

10.33 Loan and Security Agreement, dated May 18, 2000, by and between the Registrant and Intellect Capital Group, LLC shareholders (Incorporated by Reference to Exhibit 10.33 of the Form 8-K filed June 23, 2000).

10.34 Promissory Note, dated May 18, 2000, by the Registrant in favor of Intellect Capital Group, LLC shareholders (Incorporated by Reference to Exhibit 10.34 of the Form 8-K filed June 23, 2000).

10.35 Side Letter, dated May 22, 2000, by and between the Registrant and Intellect Capital Group, LLC shareholders (Incorporated by Reference to Exhibit 10.35 of the Form 8-K filed June 23, 2000).

10.36 Form of Shareholder Agreement, dated June 8, 2000, by and among Registrant and certain shareholders (Incorporated by Reference to Exhibit 10.36 of the Form 8-K filed June 23, 2000).

10.37     2001 Equity Incentive Plan

10.38     July 2001 Bridge Loan

10.39     August 2001 Forbearance Agreement

10.40 Employment Agreement dated December 20, 2000 by and between Al Marco and the Registrant. (Incorporated by Reference to Exhibit 99.3 of the Registrant's Form 8-K/A filed March 5, 2001)

10.41 Employment Agreement dated December 20, 2000 by and between Ralph Roessler and the Registrant. (Incorporated by Reference to Exhibit
          99.4 of the Registrant's Form 8-K/A filed March 5, 2001)

10.42 Employment Agreement dated December 20, 2000 by and between Elizabeth Wenner and the Registrant. (Incorporated by Reference to Exhibit 99.5 of the Registrant's Form 8-K/A filed March 5, 2001).

10.43     Form 8-K filed with the SEC for assets sold to Canon, U.S.A., INC.

21 Subsidiaries of the Company (Incorporated by Reference to Exhibit 21.1 of the Form 10-SB)

22 Certificate of Amendment of Articles of Incorporation of Brightcube California, Inc.

23.1      Consent of Independent Certified Public Accountants, BDO Seidman, LLP.

23.2      Consent of Manatt, Phelps, & Phillips, LLP (included in exhibit 5).

24        Power of Attorney (included on signature page)

99.1      Financial Statements of EVG. (Incorporated by Reference to Exhibit
          99.1 of the Registrant's Form 8-K/A filed March 5, 2001)

99.2 Unaudited Pro Forma Condensed Consolidated Financial Information. (Incorporated by Reference to Exhibit 99.2 of the Registrant's Form 8-K/A filed March 5, 2001)

99.3 Separation Agreement and General Release by and between Edward MacBeth and the Registrant. (Incorporated by Reference to Exhibit 99.12 of the Registrant's Form 10-KSB filed April 17, 2001.

99.16 Market Access Program Marketing Agreement, dated July 27, 2001 by and between Madison Wall Worldwide, Inc. and Registrant

99.17 Forbearance Agreement, dated August 14, 2001 by and between Intellect Capital Group, LLC and the Registrant (as filed with the 10QSB dated September 30, 2001)

99.18 Investment Banking Agreement, dated August 17, 2001 by and between vFinance Investments, Inc. and vFinance Capital L.C. and the Registrant (as filed with the 10QSB dated September 30, 2001).

99.19 Employment Agreement, dated November 5, 2001 by and between Eric Howard and Registrant (as filed with the 10QSB dated September 30,
          2001).

          (b)  Reports  on  Form  8-K.

           A Report on Form 8-K was filed on January 4, 2001, and subsequently amended on March 5, 2001 pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 related to the December 20, 2000 acquisition of Extreme Velocity Group

99.4 Separation Agreement and General Release by and between Joe Harris and the Registrant. (Incorporated by Reference to Exhibit 99.12 of the Registrant's Form 10-KSB filed April 17, 2001.

99.5 Loan and Security Agreement, dated July 16, 2001, by and between Intellect Capital Group, LLC and the Registrant (Incorporated by Reference to Exhibit 99.14 of the Registrant's Form 10Q-SB filed August 14, 2001).

99.6 Promissory Note, dated July 16, 2001, by and between Intellect Capital Group, LLC and Registrant (Incorporated by Reference to Exhibit 99.15 of the Registrant's Form 10Q-SB filed August 14, 2001).



ITEM     28.     UNDERTAKINGS

The  undersigned  registrant  hereby  undertakes  to:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
     (i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
     (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.
[Provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange of 1934 that are incorporated by reference in the registration statement].

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of El Segundo, State of California, on November 27, 2001.

BRIGHTCUBE,  INC.

By: /s/ Al Marco
------------------------------------
Al  Marco
CEO


                                POWER OF ATTORNEY


We, the undersigned directors and officers of BrightCube, Inc. do hereby severally constitute and appoint Al Marco and Eric Howard our true and lawful attorneys-in-fact and agents, each acting alone with full power of substitution and resubstitution, to do any and all things and acts in our names in the capacities indicated below and to execute any all instruments for us and in our names in the capacities indicated below which said person may deem necessary or advisable to enable BrightCube Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the offering contemplated by this registration statement on Form SB-2, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below and any and all amendments, including post-effective amendments to this Registration Statement and any Rule 462(b) registration statement or amendments thereto; and we hereby ratify and confirm all that said person shall do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and on the dates stated.

SIGNATURE                    TITLE                           DATE
---------                    -----                           ----

 /s/ Al Marco                Chief  Executive               November 27, 2001
-------------------------    Officer,  Director
Al  Marco

 /s/ Eric Howard             Chief Financial Officer        November 27, 2001
-------------------------    (Principal  Financial  and
Eric  Howard                 Accounting  Officer)


 /s/ Terren S. Peizer        Chairman  and  Director        November 27, 2001
-------------------------
Terren  S.  Peizer

/s/ Jack Marshall            Vice Chairman and Director     November 27, 2001
-------------------------
Jack  Marshall


/s/ Bernard Girma            Director                       November 27, 2001
------------------------
Bernard  Girma

 /s/ Richard Anderson        Director                       November 27, 2001
-------------------------
Richard  Anderson